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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


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                             Digital Logo Here

                      Special Meeting of Stockholders

                          A MERGER PROPOSAL--YOUR
                          VOTE IS VERY IMPORTANT

The Board of Directors of Digital Equipment Corporation has unanimously approved a merger combining Digital and Compaq Computer Corporation. The merger will combine Digital's strengths as a world leader in implementing and supporting networked business solutions in multivendor environments with Compaq's leadership as the largest global supplier of personal computers and related products.

Your Board of Directors has determined that the merger is fair to stockholders and is in their best interests. The Board of Directors therefore unanimously recommends that common stockholders vote to approve and adopt the merger agreement. Neither a vote of the holders of Digital preferred stock nor a vote of the Compaq stockholders is required to approve and adopt the merger agreement.

At the Special Meeting, holders of Digital common stock will be asked to approve and adopt the merger agreement. The affirmative vote of the holders of two-thirds of the outstanding shares of Digital common stock, voting as a class, is required to approve and adopt the merger agreement. The merger cannot be completed unless holders of Digital common stock approve it.

If the merger is completed, holders of Digital common stock will receive $30 in cash plus 0.945 shares of Compaq common stock for each share of Digital common stock. The value of Compaq common stock to be received in the merger will be determined on the date the merger is consummated.

We estimate that the shares of Compaq common stock to be issued to holders of Digital common stock will represent approximately 9% of the outstanding Compaq common stock after the merger (assuming all Digital and Compaq stock options are exercised).

If you hold Digital preferred stock, you are entitled to notice of the Special Meeting but are not entitled to vote upon the merger agreement.

The date, time and place of the Special Meeting:

June 11, 1998
11:00 a.m.
The Westford Regency Inn
219 Littleton Road
Westford, MA 01886

This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain other information about Digital and Compaq from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Whether or not you plan to attend the Special Meeting, if you are a holder of Digital common stock please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement. If you fail to return your card, the effect will be a vote against approval and adoption of the merger agreement. YOUR VOTE IS VERY IMPORTANT.

On behalf of the Board of Directors of Digital, we urge you to vote "FOR" approval and adoption of the merger agreement.


   ROBERT B. PALMER
   Chairman of the Board,
   President and
   Chief Executive Officer



Neither the Securities and Exchange Commission nor any state securities regulators have approved the Compaq common stock to be issued in the merger or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Proxy Statement/Prospectus dated May 6, 1998, and first mailed to stockholders on May 7, 1998.


                       DIGITAL EQUIPMENT CORPORATION
                            111 POWDERMILL ROAD
                       MAYNARD, MASSACHUSETTS 01754

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD JUNE 11, 1998

To the Stockholders of DIGITAL EQUIPMENT CORPORATION:

      A Special Meeting of Stockholders (the "Special Meeting") of Digital Equipment Corporation, a Massachusetts corporation ("Digital") will be held on Thursday, June 11, 1998, at 11:00 A.M., at The Westford Regency Inn, 219 Littleton Road, Westford, MA 01886, for the following purposes:

      1. To approve and adopt the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of January 25, 1998, among Digital, Compaq Computer Corporation ("Compaq") and Compaq Merger, Inc., a wholly owned subsidiary of Compaq ("Merger Subsidiary"), pursuant to which Merger Subsidiary will be merged with and into Digital and each share of common stock, $1.00 par value, of Digital ("Digital Common Stock") will be converted into the right to receive $30.00 in cash plus 0.945 shares of common stock, $0.01 par value, of Compaq ("Compaq Common Stock").

      2. To transact such other business as the President or the Directors of Digital may bring before the Special Meeting.

      Holders of Digital Common Stock entitled to notice of and to vote at the Special Meeting shall be determined as of the close of business on May 4, 1998 (the "Record Date"), the record date fixed by the Board of Directors for such purpose. Holders of Digital Common Stock as of the Record Date will be entitled to vote on Item 1 and any matters under Item 2 at the Special Meeting or any adjournment or postponement thereof.

      Although holders of Digital Preferred Stock are not entitled to vote upon the Merger Agreement, they are entitled to notice of the Special Meeting under Massachusetts law. The holders of Digital Preferred Stock entitled to such notice shall be determined as of the close of business on the Record Date.

      Approval and adoption of the Merger Agreement (Item 1) requires the affirmative vote of the holders of two-thirds of the outstanding shares of Digital Common Stock, voting as a class. As of the Record Date, there were 147,516,344 shares of Digital Common Stock outstanding, each of which is entitled to one vote in person or by proxy with respect to each matter to be voted on by holders of Digital Common Stock at the Special Meeting.

      For approval and adoption of the Merger Agreement, the representation in person or by proxy of at least a majority of the issued and outstanding shares of Digital Common Stock entitled to vote on the approval and adoption of the Merger Agreement is necessary to constitute a quorum of holders of Digital Common Stock at the Special Meeting.

      ALL COMMON STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IF NO INSTRUCTIONS ARE INDICATED ON YOUR PROXY, YOUR SHARES OF DIGITAL COMMON STOCK
WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.   EXECUTION
OF A PROXY WILL NOT IN ANY WAY AFFECT A STOCKHOLDER'S RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON. ANY STOCKHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY WRITTEN NOTICE TO THE CLERK OF DIGITAL. IN ADDITION, STOCKHOLDERS ATTENDING THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AT ANY TIME BEFORE THEY ARE EXERCISED.

                                     By Order of the Board of Directors



                                     Gail S. Mann
                                     Clerk

Dated: May 6, 1998


                             TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE
   MERGER....................................................................1

SUMMARY......................................................................2

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL
   DATA......................................................................6

COMPARATIVE PER COMMON SHARE
   DATA.....................................................................13

RISK FACTORS................................................................15
Fixed Merger Consideration Despite Potential Changes in Stock
   Prices...................................................................15
Integration of Operations...................................................15
Stock Ownership in Compaq...................................................15
Need for Government Approvals; Possible Operating
   Restrictions.............................................................16

THE MERGER..................................................................16
General.....................................................................16
Background of the Business Relationship and the
   Merger...................................................................17
Digital's Reasons for the Merger; Recommendation of the Digital
   Board....................................................................18
Compaq's Reasons for the Merger.............................................20
Opinion of Digital's Financial Advisor......................................20
Forward-Looking Statements May Prove
   Inaccurate...............................................................26
Accounting Treatment........................................................28
Certain U.S. Federal Income Tax Considerations..............................28
Regulatory Matters..........................................................29
Appraisal Rights............................................................30
Federal Securities Laws Consequences; Resale
   Restrictions.............................................................31
Conduct of the Business If the Merger Is Not
   Consummated..............................................................31

COMPARATIVE PER COMMON SHARE MARKET PRICE AND DIVIDEND
   INFORMATION..............................................................32

UNAUDITED PRO FORMA COMBINED FINANCIAL
   STATEMENTS...............................................................33

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED
   MATTERS..................................................................41
Board of Directors..........................................................41
Indemnification and Insurance...............................................41
Certain Compensation Arrangements...........................................41
Ownership of Digital Common Stock...........................................43

THE MERGER AGREEMENT........................................................45
Structure; Effective Time; Stockholder Approvals............................46
Merger Consideration........................................................46
Appraisal Rights............................................................46
Employee Stock Options......................................................46
Employee Stock Purchase Plans...............................................47
Deferred Compensation Plans.................................................47
Conversion of Shares; Fractional Shares.....................................47
Certain Covenants...........................................................48
Certain Representations and Warranties......................................50
Conditions to the Merger....................................................51
Termination of the Merger Agreement.........................................51
Expenses....................................................................52
Amendments; No Waivers......................................................53

SPECIAL MEETING.............................................................53
Time and Place; Purpose.....................................................53
Recommendation..............................................................53
Record Date; Voting Rights and Proxies......................................53
Share Ownership of Management and Certain
   Stockholders.............................................................54
Solicitation of Proxies.....................................................54
Quorums.....................................................................55
Required Vote...............................................................55

COMPARISON OF STOCKHOLDER RIGHTS............................................55
General.....................................................................55
Comparison of Current Digital Stockholder Rights and Rights of Compaq
   Stockholders Following the Merger........................................55

DESCRIPTION OF COMPAQ CAPITAL
   STOCK....................................................................62
Authorized Capital Stock....................................................62
Compaq Common Stock.........................................................62
Compaq Preferred Stock......................................................62
Transfer Agent and Registrar................................................63
Stock Exchange Listing; Delisting and Deregistration of Digital Common
   Stock....................................................................63

LEGAL MATTERS...............................................................63

EXPERTS.....................................................................63

FUTURE STOCKHOLDER PROPOSALS................................................63

WHERE YOU CAN FIND MORE
  INFORMATION...............................................................63

INDEX OF DEFINED TERMS......................................................66

LIST OF ANNEXES
  ANNEX A - Amended and Restated Agreement
      and Plan of Merger
  ANNEX B - Opinion of Lehman Brothers
  ANNEX C - Appraisal Rights Statute


                  QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Please describe the merger.

A:    Pursuant to the proposed merger, Digital will merge with and become a wholly owned subsidiary of Compaq. The merger requires the approval of the holders of two-thirds of the Digital common stock.

Q:    Please explain what I will receive in the merger.

A:    If the merger is completed, you will receive $30.00 in cash and 0.945 shares of Compaq common stock in exchange for each share of Digital common stock you own. Compaq will not issue fractional shares of common stock in the merger. Instead, you will receive cash for any fractional share.

For example, if you hold 100 shares of Digital common stock, you will receive $3,000 in cash and 94 shares of Compaq common stock, with the remaining .50 of a share to be paid in cash.

On January 23, 1998 (the last full trading day prior to the public announcement of the merger) and on May 1, 1998 (the most recent practicable date prior to the printing of this Proxy Statement/Prospectus), the closing price per share of Compaq common stock on the NYSE Composite Transaction Tape was $31 3/4 and $29 1/2, respectively. The value of Compaq common stock to be received in the merger will be determined on the date the merger is consummated.

Q:    Will I recognize gain or loss on the transaction?

A:    Yes.  If the merger is completed, you will recognize gain or loss for federal income tax purposes. You are urged to consult your own tax advisor to determine your particular tax consequences.

Q:    When is the Special Meeting?

A:    The Special Meeting will take place on June 11, 1998.  At the meeting, holders of Digital common stock will be asked to approve the merger agreement between Digital and Compaq.

Compaq stockholders do not need to vote on the merger.

Q:    What do I need to do now?

A:    Please sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting. In addition, you may attend the Special Meeting in person and vote, whether or not you have signed and mailed your proxy card.

Q:    What do I do if I want to change my vote?

A:    Just send in a later-dated, signed proxy card before the Special Meeting or attend the meeting in person and vote. You may revoke any proxy by written notice to the Clerk of Digital prior to the Special Meeting.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:    Should I send in my stock certificates now?

A:    No.  If the merger is completed, we will send holders of Digital common stock written instructions for exchanging their stock certificates.

Q:    When do you expect the merger to be completed?

A:    We are working toward completing the merger as quickly as possible. We hope to complete the merger during the second calendar quarter of 1998. The merger agreement generally permits each of Digital and Compaq to terminate the merger agreement if the merger is not completed by November 1, 1998.

Q:    What if I also own shares of Digital preferred stock or Compaq common stock?

Digital preferred stock and Compaq common stock will not be affected by the merger. If you currently own any such shares, you will continue to own those shares after the merger.

Q:    Whom should I call with questions?

A. If you have any questions about the merger, please call Digital Investor Relations, at (800) 427-0241. For information relating to the current trading price per share of Compaq common stock, please call Compaq Investor Relations, at (800) 433-2391.

                                  SUMMARY

               This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 63. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies

Digital Equipment Corporation
111 Powdermill Road
Maynard, MA 01754
(978) 493-5111

Digital Equipment Corporation, a Massachusetts corporation founded in 1957, is a world leader in implementing and supporting networked business solutions in multivendor environments based on high performance platforms and global service and support. Digital and its subsidiaries do business in more than 100 countries, deriving more than 65% of their revenue from outside of the United States.

Compaq Computer Corporation
20555 SH 249
Houston, TX 77070
(281) 370-0670

Founded in 1982, Compaq Computer Corporation is a worldwide information technology company and is the largest global supplier of personal computers in the world. Compaq develops and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking and communication products, commercial desktop and portable products and consumer PCs.
Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Compaq markets its products primarily to business, home, government, and education customers.

The Special Meeting

The Special Meeting will be held at 11:00 a.m. on June 11, 1998 at The Westford Regency Inn, 219 Littleton Road, Westford, MA 01886. At the Special Meeting, holders of Digital common stock will be asked to approve and adopt the merger agreement.

Summary of the Transaction

The merger agreement (Annex A) is attached at the back of this Proxy Statement/Prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Pursuant to the proposed merger, Digital will be merged with and become a wholly owned subsidiary of Compaq. The merger requires the approval of the holders of two-thirds of the Digital common stock.

What Holders of Digital Common Stock Will Receive in the Merger (See page 46)

If the merger is completed, holders of Digital common stock will receive
$30.00 in cash and 0.945 shares of Compaq common stock for each share of Digital common stock they own. Compaq will not issue any fractional shares. Instead, holders of Digital common stock will receive cash for any fractional share of Compaq common stock owed to them. Because the value of Compaq common stock to be received in the merger will be determined on the date the merger is consummated, at the time of the Special Meeting Digital common stockholders will not know the exact value of the stock portion of the merger consideration.

Following the merger, holders of Digital common stock will own approximately 9% of the outstanding Compaq common stock (assuming the exercise of all stock options).

Certain Federal Income Tax Consequences (See page 28)

If the merger is completed, a holder of Digital common stock will recognize gain or loss for federal income tax purposes equal to the difference between
(a) the sum of the cash and the value of the Compaq common stock received and
(b) the holder's tax basis in the Digital common stock surrendered.

Tax matters are complicated, and tax results may vary among stockholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

Required Vote

The affirmative vote of the holders of two-thirds of the outstanding shares of Digital common stock is required to approve and adopt the merger agreement. Your failure to vote will have the effect of a vote against approval and adoption of the merger agreement. Brokers who hold shares of Digital common stock as nominees will not have discretionary authority to vote such shares unless you provide voting instructions. The merger does not require the approval of the holders of Digital preferred stock or Compaq common stock.

Record Date; Voting Rights

If you owned shares of Digital common stock as of the close of business on May 4, 1998, the Record Date, you are entitled to vote on approval and adoption of the merger agreement.

On the Record Date, there were 147,516,344 shares of Digital common stock outstanding. Holders of Digital common stock will have one vote at the Special Meeting for each share of Digital common stock they own on the Record Date.

Recommendation to Digital Common Stockholders

The Digital Board of Directors believes that the merger is in the best interests of Digital stockholders and unanimously recommends that holders of Digital common stock vote "for" approval and adoption of the merger agreement. To review the reasons for the merger in detail, please see page 18.

Fairness Opinion of Financial Advisor (See page 20)

In deciding to approve the merger, the Digital Board of Directors considered an opinion from its financial advisor, Lehman Brothers, from a financial point of view, as to the fairness of the merger consideration to the Digital common stockholders. This opinion is attached as Annex B to this Proxy Statement/ Prospectus. We encourage you to read this opinion.

Interests of Officers and Directors in the Merger

When considering the recommendation of the Digital Board of Directors, you should be aware that Digital directors and officers may have interests in the merger that differ from the interests of Digital stockholders generally.

If Robert B. Palmer, Bruce L. Claflin, Harold D. Copperman, John J. Rando or William D. Strecker are terminated following a change in control under circumstances which give rise to severance payments, the approximate cash severance payment to each, excluding the "gross-up payment" described on page 42 hereof, would be $6,450,000 to Mr. Palmer; $1,700,000 to Mr. Claflin; $1,700,000 to Mr. Copperman; $1,700,000 to Mr. Rando; and $1,450,000 to Mr.
Strecker.

The Board of Directors of Digital was aware of these and other interests and considered them in approving and adopting the merger agreement. See page 41 for more information concerning these arrangements.

Conditions to the Merger (See page 51)

The merger will be completed if certain conditions, including the following, are met:

      (1) the approval and adoption of the merger agreement by the holders of Digital common stock;

      (2) the absence of legal restraints or prohibitions that prevent the completion of the merger;

      (3)  receipt of required regulatory approvals; and

      (4) the absence of a material adverse change (as discussed on page 50) with respect to Digital or Compaq.

Termination of the Merger Agreement (See page 51)

The Boards of Directors of Digital and Compaq may jointly agree in writing to terminate the merger agreement without completing the merger. The merger agreement may also be terminated in certain other circumstances, as follows:

(1) Either company may terminate the merger agreement if:

      (a) the merger is not completed by November 1, 1998. However, neither Digital nor Compaq may terminate the merger agreement if its breach is the reason the merger has not been completed;

      (b) a law or final court order prohibits the merger; or

      (c) holders of Digital common stock do not approve and adopt the merger agreement at the Special Meeting.

(2) Only Compaq may terminate the merger agreement if:

      (a) the Digital Board of Directors withdraws or modifies its recommendation in favor of the merger in a manner adverse to Compaq; or

      (b) Digital does not call the Special Meeting promptly, or solicits alternative acquisition proposals from, negotiates with, or discloses confidential information to, certain persons, in each case, in violation of the merger agreement (see page 48).

Termination Fees and Expenses (See page 52)

Digital must pay Compaq a termination fee of $240 million in cash if the merger agreement is terminated in any of the following circumstances:

      o holders of Digital common stock do not approve and adopt the merger agreement at the Special Meeting, or Digital terminates the merger agreement because the merger fails to occur before November 1, 1998 (but, in each case, only if an unsolicited bona fide acquisition proposal (other than the merger) for Digital has been publicly disclosed prior to the termination);

      o Compaq terminates the merger agreement because the merger does not occur by November 1, 1998, but only if Digital has delayed holding the Special Meeting in order to allow its Board of Directors to consider an unsolicited bona fide acquisition proposal for Digital and the Special Meeting has not occurred prior to the termination;

      o the Digital Board of Directors withdraws or modifies its recommendation in favor of the merger in a manner adverse to Compaq; or

      o Digital does not call the Special Meeting promptly, or solicits alternative acquisition proposals from, negotiates with, or discloses confidential information to, certain persons, in each case in violation of the merger agreement.

If Compaq terminates the merger agreement in the situations described in the first two bullet points, Digital must pay 50% of the termination fee immediately and 50% upon consummation of another acquisition proposal with a third party within one year of the termination. Otherwise, Digital must pay the entire termination fee promptly after the termination.

If the merger agreement is terminated because the merger has not been completed by November 1, 1998 and the representations and warranties of one of the companies were not true on the date the merger agreement was signed, then (subject to certain other limitations) that company must pay to the other company an amount equal to such other company's reasonable expenses relating to the transaction, but not in excess of $25 million. Digital will not be required to pay Compaq's expenses if it is required to pay the $240 million termination fee.

Regulatory Approvals (See page 29)

Digital and Compaq are both required to make filings with or obtain approvals from certain domestic and international regulatory authorities in connection with the merger, including United States antitrust authorities. Digital and Compaq are seeking to obtain all required regulatory approvals prior to the Special Meeting.

Accounting Treatment (See page 28)

Compaq will account for the merger as a purchase of a business, which means that the assets and liabilities of Digital, including intangible assets, will be recorded at their fair value.

Appraisal Rights (See page 30)

Under Massachusetts law, both common and preferred stockholders of Digital have rights to an appraisal of their shares in connection with the merger.

Comparative Per Common Share Market Price Information (See page 32)

Digital and Compaq common stock are both listed on the New York Stock Exchange. On January 23, 1998, the last full trading day prior to the public announcement of the proposed merger, Digital common stock closed at $45(7)/(16) and Compaq common stock closed at $31(3)/(4). On May 1, 1998, Digital common stock closed at $56 7/8 and Compaq common stock closed at $29 1/2.

Compaq Dividend Policy Following the Merger

During the fourth quarter of 1997, Compaq began payment of quarterly dividends of $0.015 per share of common stock. Compaq currently anticipates continuing to pay this quarterly dividend. However, the Compaq Board of Directors may change that policy based on business conditions, Compaq's financial condition and earnings and other factors.

Listing of Compaq Stock

Compaq will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

Forward-Looking Statements (See page 26)

This document (and documents that are incorporated by reference) includes various forward-looking statements about Digital, Compaq and the combined company that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of operations of Digital, Compaq and the combined company. Also, statements including the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions are forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which Digital and Compaq incorporate by reference, could affect the future financial results of Digital, Compaq and the combined company and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. For further information on these factors, please see page 26.

    SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

Sources of Information

Digital and Compaq are providing the following unaudited information to aid you in your analysis of the financial aspects of the merger. This information was derived from the audited financial statements of Digital and Compaq for their fiscal years 1993 through 1997 and, with respect to Digital, unaudited financial statements for the six-month periods ended December 28, 1996 and December 27, 1997.

The information is only a summary and you should read it in conjunction with the historical financial statements (and related notes) contained in the annual reports on Form 10-K and other information that Digital and Compaq have filed with the Securities and Exchange Commission and the more detailed pro forma combined financial information included elsewhere in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 63 and "Unaudited Pro Forma Combined Financial Statements" on page 33.

How the Pro Forma Combined Financial Information Was Prepared

The merger will be accounted for under the purchase method of accounting. For a more detailed description of the purchase method of accounting, see "The Merger--Accounting Treatment" on page 28. The amount of the consideration to be paid will be allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. A valuation of the intangible assets acquired is being conducted by an independent third-party appraisal company and is expected to be completed at closing. In addition, management is in the process of assessing and formulating its integration plans, which are expected to include employee separations, elimination of duplicative facilities, employee relocations and other restructuring actions. The finalization of these plans could result in a material change to the estimate of accrued Digital-related restructuring charges and the deferred tax valuation allowance. While the exact amount of the restructuring costs is not known, management believes that the costs could range between $1.5 billion and $2.0 billion.

Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in the selected pro forma combined financial data. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to purchased in-process technology and long-term assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted (see Note 2 to the pro forma financial statements).

The pro forma combined statement of income excludes non-recurring charges which will result from the merger and that will be charged to the combined statement of income during the next twelve months. You should not rely on the unaudited pro forma combined information as being indicative of the historical results that would have been achieved or the future results that the combined company will experience after the merger. See "Unaudited Pro Forma Combined Financial Statements" on page 33.

Periods Covered

The pro forma combined balance sheet assumes that the merger took place on December 31, 1997 and combines Digital's unaudited December 27, 1997 consolidated balance sheet and Compaq's December 31, 1997 consolidated balance sheet. The pro forma combined statement of income assumes that the merger took place as of the beginning of the period presented and combines Digital's unaudited consolidated statement of operations for the twelve-month period ended December 27, 1997 with Compaq's consolidated statement of income for the year ended December 31, 1997.

Merger-Related Expenses

Digital and Compaq estimate that merger-related fees and expenses, consisting primarily of transaction costs including fees of investment bankers, attorneys, the independent appraisal company, accountants, financial printing and other related charges, will be approximately $85 million. The impact of the fees and expenses has been reflected in the pro forma combined balance sheet and income statement as an increase in the purchase price of the transaction and is allocated to the assets acquired and liabilities assumed, based upon their estimated fair value.

Stock Split

All Compaq and pro forma common share and per common share data have been adjusted to reflect Compaq's two-for-one stock split effective January 20, 1998 and five-for-two stock split effective July 28, 1997.


           Unaudited Selected Pro Forma Combined Financial Data
                  (In millions, except per share amounts)


                                                                 Year ended
                                                             December 31, 1997
                                                             -----------------
Pro Forma Combined Statement of Income Data(1):
  Revenues...............................................       $    37,645
  Income before provision for income taxes...............             2,692
  Net income.............................................             1,867
  Earnings per common share(2):
     Basic...............................................       $      1.14
     Diluted.............................................       $      1.10
  Shares used in computing earnings per common share(2):
     Basic...............................................             1,644
     Diluted.............................................             1,704
  Cash dividends declared per common share(3)............       $     0.015

Pro Forma Combined Balance Sheet Data:(1)                    December 31, 1997
                                                             -----------------
  Current assets.........................................       $    15,065
  Total assets...........................................            22,848
  Current liabilities....................................            10,594
  Long-term debt.........................................               794
  Stockholders' equity...................................            10,574

      See Accompanying Notes to Unaudited Selected Pro Forma Combined
                              Financial Data.



       NOTES TO UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

(1) The pro forma information is preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. A valuation of the intangible assets acquired is being conducted by an independent third-party appraisal company and is expected to be completed at closing. In addition, management is in the process of assessing and formulating its integration plans, which are expected to include employee separations, elimination of duplicative facilities, employee relocations and other restructuring actions. The finalization of these plans could result in a material change to the estimate of accrued Digital-related restructuring charges and the deferred tax valuation allowance. While the exact amount of the restructuring costs is not known, management believes that the costs could range between $1.5 billion and $2.0 billion.

    Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in this pro forma financial data. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to purchased in-process technology and long-term assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted. See "Unaudited Pro Forma Combined Financial Statements" on page 33 for a further description of the pro forma adjustments.

(2) Basic pro forma earnings per common share were calculated based on the conversion of 147 million shares of Digital common stock outstanding at December 27, 1997 into 139 million shares of Compaq common stock. Diluted earnings per common share included 60 million equivalent Compaq common shares of which one million was attributable to Digital stock options.

(3) Compaq currently anticipates continuing to pay a quarterly dividend of $0.015 per common share. However, Compaq's Board of Directors may change that policy based on business conditions, Compaq's financial condition and earnings and other factors.



          Digital Selected Historical Consolidated Financial Data
                  (In millions, except per share amounts)
                                (Unaudited)


                                              Six months ended                           Fiscal year ended
                                        ---------------------------   -----------------------------------------------------------
                                        December 27,   December 28,   June 28,    June 29,    July 1,      July 2,        July 3,
Historical Consolidated Statement of        1997           1996         1997        1996        1995         1994          1993
Operations Data:                        ------------   ------------   --------    --------    -------      -------        -------
  Total operating revenues...........         $6,285         $6,269    $13,047     $14,563    $13,813      $13,451        $14,371
  Income/(loss) before
    income taxes and
    cumulative effect of
    change in accounting
    principle(1)(2)..................            117            (25)       178         (68)        76       (2,020)          (224)
  Income/(loss) before
    cumulative effect of
    change in accounting
    principle(1)(2)..................            100            (34)       141        (112)        57       (2,105)          (251)
  Income/(loss) before
    cumulative effect of
    change in accounting
    principle per common
    share:(1)(2)(3)
     Basic...........................     $     0.56     $    (0.34)    $ 0.68    $  (0.97)    $ 0.15     $ (15.50)      $  (1.93)
     Diluted.........................     $     0.55     $    (0.34)    $ 0.68    $  (0.97)    $ 0.15     $ (15.50)      $  (1.93)
  Shares used in computing
    income/(loss) before
    cumulative effect of
    change in accounting
    principle per common
    share:(3)
     Basic...........................        147.9           154.4     154.0        151.9     144.6          136.5          130.0
     Diluted.........................        149.7           154.4     155.1        151.9     146.0          136.5          130.0

                                        December 27,   December 28,   June 28,    June 29,    July 1,      July 2,        July 3,
Historical Consolidated Balance             1997           1996         1997        1996        1995         1994          1993
Sheet Data:                             ------------   ------------   --------    --------    -------      -------        -------

  Current assets.....................         $6,428         $7,097     $7,276      $7,420     $7,272       $6,888         $6,883
  Total assets(1)....................          8,793          9,645      9,693      10,075      9,947       10,580         10,950
  Current liabilities................          3,487          4,097      4,241       4,232      4,246        5,056          3,919
  Long-term debt.....................            744            750        743         999      1,013        1,011          1,018
  Stockholders' equity...............          3,396          3,602      3,545       3,606      3,528        3,280          4,885



(1) Includes restructuring charges of $492 million in the fourth quarter of fiscal 1996 and $1,206 million in fiscal 1994. Includes reduction in carrying value of intangible assets of $310 million in fiscal 1994.

(2) Excludes cumulative impact of changes in accounting principles of a one-time benefit of $65 million related to adoption of Statement of Financial Accounting Standards No. 115, Accounting for Certain
    Investments in Debt and Equity Securities ("FAS 115") for fiscal 1995;
    and a one-time charge of $71 million related to the adoption of Statement of Financial Accounting Standards No. 112, Employers'
    Accounting for Postemployment Benefits ("FAS 112") and a one-time benefit of $20 million related to the adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes
    ("FAS 109"), for fiscal 1994.

(3) Digital adopted Statement of Financial Accounting Standard No. 128 ("FAS
    128"), Earnings Per Share, during the quarter ended December 27, 1997.
    All prior period earnings/(losses) per common share data have been restated to conform to the provisions of this statement.

                            Recent Developments

               On April 16, 1998, as amended on May 6, 1998, Digital announced financial results for the quarter ended March 28, 1998, including total operating revenues of $3.2 billion, and net income applicable to common stock of $333 million, or $2.23 per common share/diluted. For the full text of the press releases, see the Digital Current Reports on Form 8-K filed on April 16, 1998 and May 6, 1998, listed in "Where You Can Find More Information" on page 63.

               See also the Digital Current Report on Form 8-K filed on April 24, 1998, regarding regulatory review of Digital's agreement with Intel Corporation, also listed in "Where You Can Find More Information" on page 63.


          Compaq Selected Historical Consolidated Financial Data
                  (In millions, except per share amounts)
                                (Unaudited)


                                                                                Year ended December 31,
                                                          --------------------------------------------------------------------
                                                             1997           1996          1995          1994          1993
Historical Consolidated Statement of Income Data:         -----------    -----------   -----------   -----------   -----------
  Revenues............................................      $  24,584      $ 20,009      $ 16,675      $ 12,605      $  8,873
  Income before provision for income taxes(1)(2)(3)...          2,758         1,883         1,326         1,353           161
  Net income(1)(2)(3).................................          1,855         1,318           893           988            19
  Earnings per common share:(4)(5)
     Basic............................................      $    1.23      $   0.90      $   0.62      $   0.70      $   0.01
     Diluted..........................................      $    1.19      $   0.87      $   0.60      $   0.68      $   0.01
  Shares used in computing earnings per common
    share:(4)(5)
     Basic............................................          1,505         1,472         1,442         1,405         1,348
     Diluted..........................................          1,564         1,516         1,492         1,463         1,388
    Cash dividends declared per common share(4).......      $   0.015
                                                                                      December 31,
                                                          --------------------------------------------------------------------
                                                             1997           1996          1995          1994          1993
Historical Consolidated Balance Sheet Data:               -----------    -----------   -----------   -----------   -----------
  Current assets......................................      $  12,017      $ 10,089      $  7,462      $  6,037      $  4,142
  Total assets........................................         14,631        12,331         9,637         7,862         5,752
  Current liabilities.................................          5,202         4,741         3,356         2,739         2,098
  Long-term debt......................................                          300           300           300
  Stockholders' equity................................          9,429         7,290         5,757         4,644         3,468

------------
(1) Includes a $208 million and a $241 million non-recurring, non-tax deductible charge for purchased in-process technology in connection with acquisitions in 1997 and 1995, respectively.

(2) Includes a Tandem Computers Incorporated restructuring charge of $258 million in 1993.

(3) Includes a Tandem Computers Incorporated loss from discontinued operations of $222 million in 1993.

(4) All common share and per common share data reflect the two-for-one stock split effective January 20, 1998 and the five-for-two stock split effective July 28, 1997.

(5) Compaq adopted FAS 128 in 1997. All prior period earnings per share data have been restated to conform to the provisions of this statement.

                            Recent Developments

               On April 15, 1998, Compaq announced worldwide sales of $5.7 billion for the quarter ended March 31, 1998, and net income for such quarter of $16 million, or $.01 per share. Compaq also announced that it expects that it will take another quarter of adjustment to put its core business on a track of improved profitability. For the full text of the press release, see the Compaq Current Report on Form 8-K filed April 15, 1998, listed in "Where You Can Find More Information" on page 63.

               On April 16, 1998, a class action lawsuit was filed in the United States District Court for the Southern District of Texas, Houston Division. The action is a purported class action of all persons who purchased Compaq common stock from July 10, 1997 through March 6, 1998, and the named defendants include Compaq and certain of its current and former officers and directors. The complaint alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder by, among other things, withholding information and making misleading statements about channel inventory and factoring of receivables in order to inflate the market price of Compaq's common stock, and further alleges that certain of the individual defendants sold Compaq common stock at these inflated prices. The plaintiffs seek monetary damages, interest, costs and expenses. Compaq intends to defend the suit vigorously.

                     COMPARATIVE PER COMMON SHARE DATA
                                (Unaudited)

               The following table sets forth earnings, dividends and book value per common share for Compaq and Digital on an historical, pro forma combined and equivalent basis. The equivalent information is based on the exchange ratio of 0.945 shares of Compaq common stock for each share of Digital common stock and does not include the cash portion of the merger consideration. You should read this table in connection with the consolidated financial statements and notes thereto of Compaq and Digital incorporated by reference in this Proxy Statement/Prospectus (see "Where You Can Find More Information" on page 63), the selected historical consolidated financial data set forth on the previous pages and the unaudited pro forma combined financial statements on page 33. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the merger. Cash dividends on common stock have never been paid by Digital.

                                                     Compaq              Digital            Pro Forma        Equivalent of One
                                                   Historical           Historical         Combined(3)       Digital Share(4)
                                                   ----------           ----------         -----------       -----------------
Twelve-month Period(1):
   Earnings:
     Basic..................................       $      1.23          $     1.59         $   1.14              $   1.08
     Diluted................................              1.19                1.57             1.10                  1.04
   Cash dividends...........................              0.015                  -             0.015                 0.014
   Book value(2)............................              6.21               20.41             6.38                  6.03
Fiscal year ended June 28, 1997:
   Earnings:
     Basic..................................                               $  0.68
     Diluted................................                                  0.68
   Cash dividends...........................                                     -
   Book value(2)............................                                 20.81
Six months ended December 27, 1997:
   Earnings:
     Basic..................................                               $  0.56
     Diluted................................                                  0.55
   Cash dividends...........................
   Book value(2)............................                                 20.41

Market value and cash consideration per
 share:
   Market value per share as of January 23,
     1998...................................       $      31 3/4      $       45 7/16                               $ 30
   Cash consideration per share.............                                                                          30
                                                                                                                      -----
   Total....................................                                                                        $ 60
   Market value per share as of May 1, 1998.       $      29 1/2      $        56 7/8                               $ 27.88
   Cash consideration per share.............                                                                          30
                                                                                                                      -----
   Total....................................                                                                        $ 57.88
                                                                                                                      =====

        See Accompanying Notes to Comparative Per Common Share Data



                NOTES TO COMPARATIVE PER COMMON SHARE DATA
                                (Unaudited)

(1) Information is presented for Compaq's year ended December 31, 1997 and Digital's unaudited twelve-month period ended December 27, 1997.

(2) Computed by dividing total stockholders' equity (excluding amounts related to preferred stock) by the number of shares of common stock outstanding at the end of the periods on an historical and pro forma combined basis, as applicable.

(3) Basic pro forma earnings per common share was calculated based on the conversion of 147 million shares of Digital common stock outstanding at December 27, 1997 into 139 million shares of Compaq common stock.
    Diluted pro forma earnings per common share included 60 million Compaq equivalent shares of which one million was attributable to the conversion of Digital stock options.

    The pro forma information is preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. A valuation of the intangible assets acquired is being conducted by an independent third-party appraisal company and is expected to be completed at closing. In addition, management is in the process of assessing and formulating its integration plans, which are expected to include employee separations, elimination of duplicative facilities, employee relocations and other restructuring actions. The finalization of these plans could result in a material change to the estimate of accrued Digital-related restructuring charges and the deferred tax valuation allowance. While the exact amount of the restructuring costs is not known, management believes that the costs could range between $1.5 billion and $2.0 billion. Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in this pro forma financial data. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to purchased in-process technology and long-term assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.
    See "Unaudited Pro Forma Combined Financial Statements" on page 33 for a further description of the pro forma adjustments.

(4) Amounts are calculated by multiplying the respective Pro Forma Combined amounts by the exchange ratio of 0.945.


                               RISK FACTORS

               In addition to the other information included in this Proxy Statement/Prospectus (including the matters addressed in "The Merger--Forward-Looking Statements May Prove Inaccurate" on page 26), the risk factors described below should be considered carefully by Digital common stockholders in determining whether to vote to approve and adopt the merger agreement.

Fixed Merger Consideration Despite Potential Changes in Stock Prices

               Upon completion of the merger, each share of Digital common stock will be converted into $30.00 in cash and 0.945 shares of Compaq common stock. The stock portion of the merger consideration is a fixed number of shares of Compaq common stock and will not be adjusted in the event of any increase or decrease in the price of either Digital common stock or Compaq common stock. The prices of Digital common stock and Compaq common stock when the merger takes place may vary from their prices at the date of this Proxy Statement/Prospectus and at the date of the Special Meeting. For example, during the twelve month period ending on May 1, 1998 (the most recent practicable date prior to the printing of this Proxy Statement/Prospectus), the closing price of Digital common stock varied from a low of $30.125 to a high of $62 and ended that period at $56.875, and the closing price of Compaq common stock varied from a low of $17.650 to a high of $39.125 and ended that period at $29.50 (see "Comparative per Common Share Market Price and Dividend Information" on page 32 for further information). Such variations may be the result of changes in the business, operations or prospects of Digital, Compaq or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the completion of the merger may occur at a date later than the Special Meeting, there can be no assurance that the prices of Digital common stock and Compaq common stock on the date of the Special Meeting will be indicative of their respective prices at the completion of the merger. At the time of the Special Meeting, Digital common stockholders will not know the exact value of the Compaq common stock that they will receive when the merger is completed.

               Common stockholders of Digital are urged to obtain current market quotations for Digital common stock and Compaq common stock.

Integration of Operations

               The merger involves the integration of two companies that have previously operated independently, with focuses on different market segments using different means of distribution. No assurance can be given that Compaq will be able to integrate the operations of Digital without encountering difficulties or experiencing the loss of key Digital employees, customers or suppliers, or that the benefits expected from such integration will be realized. In addition, Compaq recently has completed two other acquisitions, including Tandem Computers Incorporated, and issues may also arise in connection with integrating these other acquired businesses.

Stock Ownership in Compaq

               Upon completion of the merger, holders of Digital common stock will become holders of Compaq common stock. Compaq's business is different from that of Digital, and Compaq's results of operations, as well as the price of Compaq common stock, will be affected by many factors different than those affecting Digital's results of operations and the price of Digital common stock. See "The Merger--Forward-Looking Statements May Prove Inaccurate" on page 26 for a summary of many of the key factors that might affect Compaq and the price at which the Compaq common stock may trade from time to time. See "Comparative per Share Market Price and Dividend Information" on page 32.

Need for Government Approvals; Possible Operating Restrictions

               The consummation of the merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies with respect to the transactions contemplated by the merger agreement, relating primarily to antitrust issues, must be made and received prior to the consummation of the merger. Digital and Compaq are seeking to obtain all required regulatory approvals prior to the Special Meeting; however, no assurances can be given that all required regulatory approvals will be obtained on that timetable or that restrictions on the combined company will not be sought by governmental agencies as a condition to obtaining such approvals. There can be no assurance that any operating restrictions imposed would not adversely affect the value of the combined company. See "The Merger--Regulatory Matters" on page 29.


                                THE MERGER

               The discussion in this Proxy Statement/Prospectus of the Merger and the principal terms of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A, and is incorporated herein by reference.

General

               Digital Equipment Corporation, a Massachusetts corporation ("Digital"), and Compaq Computer Corporation, a Delaware corporation ("Compaq"), are furnishing this Proxy Statement/Prospectus to holders of common stock, par value $1.00 per share, of Digital ("Digital Common Stock") in connection with the solicitation of proxies by the Digital Board of Directors (the "Digital Board") in connection with a special meeting of holders of Digital Common Stock (the "Special Meeting") to be held on June 11, 1998, and at any adjournments or postponements thereof.

               At the Special Meeting, holders of Digital Common Stock will be asked to vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated as of January 25, 1998 (the "Merger Agreement") among Compaq, Digital and Compaq Merger, Inc., a newly formed wholly owned subsidiary of Compaq ("Merger Subsidiary").

               The Merger Agreement provides, on the terms and subject to the conditions set forth therein, (i) for the merger of Merger Subsidiary with and into Digital (the "Merger"), with Digital surviving the Merger as a wholly owned subsidiary of Compaq, and (ii) that each share of Digital Common Stock outstanding immediately prior to the Effective Time, as defined herein (other than shares owned by Digital as treasury stock or by Compaq or any subsidiary of Compaq or held by dissenting stockholders), will be converted into (x)
0.945 shares of common stock, par value $0.01 per share, of Compaq ("Compaq Common Stock") and (y) $30.00 in cash (collectively, the "Merger Consideration"). The Merger does not require the approval of holders of Series A 8(7)/(8)% Cumulative Preferred Stock, par value $1.00 per share, of Digital ("Digital Preferred Stock").

               The Merger will become effective (the "Effective Time") at the time of filing of articles of merger with the Secretary of State of the Commonwealth of Massachusetts (or at such later time as is specified in the articles of merger), which is expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived. The Effective Time is expected to occur as soon as practicable after the Special Meeting.

               To illustrate the calculation of the Merger Consideration, assume that the Effective Time had occurred immediately after the close of trading on the New York Stock Exchange on May 1, 1998, when Digital Common Stock closed at $56 7/8 per share and Compaq Common Stock closed at $29 1/2 per share. Assuming such an Effective Time, a holder of 100 shares of Digital Common Stock would have received Merger Consideration with a total market value of $5,787.75, which consists of (x) 94 shares of Compaq Common Stock (with a total market value of $2,773.00) and (y) $3,014.75 in cash (the sum of $3,000.00, the total cash consideration, and $14.75, the cash payment in lieu of a 1/2 share of Compaq Common Stock). Note that the foregoing figures are for illustrative purposes only, since the actual values will not be known until the Merger is consummated.

Background of the Business Relationship and the Merger

               During the summer of 1995, Mr. Robert Palmer, Digital's Chairman of the Board, President and Chief Executive Officer, contacted Mr. Ben Rosen, Compaq's Chairman of the Board, to discuss a variety of collaboration opportunities, including a potential business combination.
These discussions were terminated in the fall of that year. In late 1996, a financial adviser to Compaq met with certain Digital representatives to discuss a possible business combination. This meeting did not lead to further merger discussions at that time.

               During May 1997, representatives of Compaq, including Mr. Eckhard Pfeiffer, Compaq's President and Chief Executive Officer, Mr. Earl Mason, Compaq's Senior Vice President, Finance and Chief Financial Officer, and Mr. John Rose, Senior Vice President for Compaq's Enterprise Computing Group, met on two occasions with representatives of Digital, including Mr. Palmer, Mr. Vincent Mullarkey, Digital's Senior Vice President, Finance and Chief Financial Officer, and Mr. Frank Doyle, one of Digital's directors, to discuss pursuing a closer business relationship. After preliminary discussions, the parties decided not to pursue a transaction at that time.

               In December 1997, Mr. Robert Greenhill of Greenhill & Co., LLC met with Mr. Doyle and Mr. Palmer to discuss again the possibility of a business combination.

               In early January 1998, Mr. Pfeiffer indicated to Mr. Doyle Compaq's interest in pursuing a business combination. On behalf of Digital, Mr. Doyle sought advice from Skadden, Arps, Slate, Meagher & Flom LLP and Lehman Brothers, and then met with Mr. Pfeiffer on January 15, 1998.

               On January 19, Mr. Mason met with Mr. Mullarkey and Ms. Ilene Jacobs, Digital's Senior Vice President, Human Resources. After initial discussions regarding a possible transaction, the parties agreed to continue preliminary discussions throughout that week.

               On January 22, the Compaq Board of Directors (the "Compaq Board") met in New York and considered the possibility of a transaction and approved further discussions. After the Compaq Board meeting on January 22, Mr. Pfeiffer called Mr. Doyle to advise Mr. Doyle of Compaq's interest in pursuing a business combination on an expedited basis. Management representatives of Compaq traveled to New York later the same day.

               At a special meeting held on January 23, the Digital Board met to discuss the communications and discussions which had taken place to date between Mr. Palmer, Mr. Doyle and representatives of Compaq. Following discussions, the Digital Board authorized Mr. Doyle and Mr. Palmer to proceed with formal merger negotiations.

               Also on January 23, the parties began their formal due diligence reviews.

               On the evening of January 23, Messrs. Pfeiffer, Mason and Rose met with Messrs. Palmer, Doyle and Mullarkey. They discussed several issues, including a possible structure of a combination and other fundamental aspects of a potential combination.

               Over the next two days, the parties, together with their legal and financial advisors, finalized their due diligence reviews and negotiated the terms and conditions of the proposed merger. The parties continued to meet, and on January 25 Messrs. Pfeiffer and Mason met with Messrs. Palmer and Doyle and the parties' respective financial advisors and reached agreement on the form and amount of the consideration to be paid in the merger. Drafts of the Merger Agreement were delivered to the Compaq and Digital Boards on January 25.

               The Compaq Board held a special meeting on January 25 to discuss the proposed transaction. At the meeting, Mr. Pfeiffer reviewed the status of the transaction; the results of Compaq's due diligence review were presented; representatives of Greenhill & Co., LLC and Morgan Stanley & Co. Incorporated, Compaq's financial advisors, presented an analysis of the financial terms of the proposed transaction; representatives of Davis Polk & Wardwell, Compaq's legal counsel, outlined the terms of the proposed transaction and the Compaq Board's legal duties and responsibilities; and representatives of Price Waterhouse LLP discussed accounting matters regarding the proposed transaction. At the conclusion of the meeting, the Compaq Board unanimously approved entering into the proposed Merger Agreement.

               The Digital Board held a special meeting on January 25 to discuss the proposed transaction and the terms of the Merger Agreement. At the meeting, Mr. Doyle and Mr. Palmer reviewed the status of the transaction; the results of Digital's due diligence review were presented; representatives of Lehman Brothers, Digital's financial advisor, presented an analysis of the financial terms of the proposed transaction and presented an opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Digital Common Stock; and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, Digital's legal counsel, outlined the terms of the proposed transaction and the Merger Agreement and the Digital Board's legal duties and responsibilities. At the conclusion of the meeting, the Digital Board unanimously approved and adopted the Merger Agreement and the consummation of the transactions contemplated thereby and recommended that the Merger Agreement be presented to and approved and adopted by the holders of Digital Common Stock.

               Final agreement on terms was reached on January 25, and both parties signed the Merger Agreement. A press release announcing the proposed Merger was issued on January 26.

               As originally signed, the Merger Agreement contemplated the conversion of the Digital Preferred Stock into a new series of Compaq preferred stock with substantially the same terms. This conversion transaction would have required the approval of the holders of Digital Preferred Stock and, if consummated, would have caused such holders to recognize gain or loss for federal income tax purposes even though they would not have received any cash upon the conversion. A consequence of the conversion transaction would have been the elimination of Digital's reporting obligations under the securities laws. After the signing, Compaq and Digital reassessed this approach and determined not to proceed with the conversion transaction. The Merger Agreement was then amended and restated to delete the provisions relating to the conversion transaction. After considering actions that it could take to permit Digital to cease its separate reporting obligations under the securities laws that would not have adverse tax consequences to the holders of Digital Preferred Stock, Compaq intends, upon receipt of regulatory approval, to guarantee (including dividends, redemption price and liquidation preference) the Digital Preferred Stock. In addition, Compaq may cause the redemption of the Digital Preferred Stock after April 1, 1999.

Digital's Reasons for the Merger; Recommendation of the Digital Board

               At its special meeting held on January 25, the Digital Board, by unanimous vote, (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Digital and its stockholders, (ii) approved the Merger Agreement and the Merger and (iii) recommended that holders of Digital Common Stock approve and adopt the Merger Agreement.

               The decision of the Digital Board to approve the Merger and the Merger Agreement and to recommend approval and adoption of the Merger Agreement by the holders of Digital Common Stock was based upon a number of factors. The following are the material factors considered by the Digital Board, certain of which factors contained both positive and negative elements:

        i. the Digital Board's understanding of the present and anticipated environment in the computer industry, and how possible consolidation within the computer industry could affect Digital's competitive position on a stand-alone basis;

       ii. the Digital Board's consideration of information concerning the financial condition, results of operations, prospects and businesses of Digital and Compaq, including the revenues of the companies, their complementary businesses, the recent stock price performance of Digital Common Stock and Compaq Common Stock and the ratio of the price of Digital Common Stock to the price of Compaq Common Stock over various periods, and the percentage of the combined company to be owned by Digital common stockholders following the Merger;

      iii. current industry, economic and market conditions;

       iv. an analysis of how access to Compaq's significant resources would enable Digital to better implement its plans;

        v. the financial and business prospects for the combined business, including general information relating to possible synergies, cost reductions, and operating efficiencies and consolidations;

       vi. the fact that the Merger Consideration represented, as of the signing of the Merger Agreement, approximately $60.00 per share of Digital Common Stock in value and a premium of approximately 32% over the $45-7/16 closing price of Digital Common Stock on the NYSE Composite Transactions Tape on January 23, 1998, the last trading day prior to the announcement of the execution of the Merger Agreement;

      vii. the opportunity for the holders of Digital Common Stock to benefit from ownership in a higher growth, higher price-to-earnings ratio business and to participate in the enhanced prospects of the combined company through ownership of Compaq Common Stock;

     viii. presentations from, and discussions with, senior executives of Digital, representatives of its outside legal counsel and representatives of Lehman Brothers regarding the business, financial, accounting and legal due diligence with respect to Compaq and the terms and conditions of the Merger Agreement, and discussions with its advisors of the possible reactions of the United States antitrust authorities, the European Commission and other governmental entities to the proposed Merger;

       ix. the Digital Board's understanding of the risks involved in successfully integrating the businesses and managements of the two companies;

        x. the corporate governance aspects of the Merger, including the fact that Compaq will cause a candidate recommended by Digital's Board to be elected as a member of the Compaq Board. The Digital Board, while recognizing that these arrangements presented certain potential conflicts of interests to the persons involved, and considering these interests in connection with its approval and adoption of the Merger Agreement, believed that these would be beneficial in integrating the two companies and in achieving the potential benefits of the combination;

       xi. the financial and other analysis presented by Lehman Brothers, including the oral opinion of Lehman Brothers (subsequently confirmed in writing) that the consideration to be offered to Digital common stockholders in the Merger was fair to such stockholders from a financial point of view as of the date of such opinion (a copy of the Lehman Brothers opinion, dated as of January 25, 1998, setting forth the assumptions and qualifications made, facts considered and the scope of the review undertaken is attached hereto as Annex B and is incorporated by reference herein. Common stockholders of Digital are encouraged to read the opinion of Lehman Brothers carefully and in its entirety); and

      xii. the Digital Board's recognition that certain members of the Digital Board and of Digital's management have interests in the Merger that are in addition to and not necessarily aligned with the interests of holders of Digital Common Stock, which interests were considered in connection with its approval and adoption of the Merger Agreement. See "Interests of Certain Persons in the Merger and Related Matters" on page 41.

               The January 25, 1998 meeting of the Digital Board was attended by Digital's Senior Vice President and General Counsel and its outside law counsel who regularly advises Digital on Massachusetts corporation law issues. Massachusetts is the state of Digital's incorporation. Before making its decision, the Digital Board was advised by counsel of the standards of conduct for directors of a Massachusetts corporation, including a director's duty to act in good faith and without self-interest. The directors were also given the opportunity and encouraged to discuss with legal counsel any questions they might have on their duties.

               The Digital Board also considered (i) the risk that the benefits sought in the Merger would not be obtained, (ii) the risk that the Merger would not be consummated, (iii) the effect of the public announcement of the Merger on Digital's sales, customer and supplier relationships, operating results and ability to retain employees, and on the trading price of Digital Common Stock, (iv) the substantial management time and effort that will be required to consummate the Merger and integrate the operations of the two companies, (v) the impact of the Merger on Digital and Compaq employees,
(vi) the possibility that certain provisions of the Merger Agreement might have the effect of discouraging other persons potentially interested in merging with or acquiring Digital from pursuing such an opportunity and (vii) other matters described under "Risk Factors" and "--Forward Looking Statements May Prove Inaccurate". In the judgment of the Digital Board, the potential benefits of the Merger outweighed these considerations.

               The foregoing discussion of the information and factors considered by the Digital Board is not intended to be exhaustive. In view of the wide variety of factors considered, the Digital Board did not assign relative weights to the factors discussed above or determine that any factor was of particular importance. Rather, the Digital Board viewed its positions and recommendation as being based upon the totality of the information presented.

Compaq's Reasons for the Merger

               Through its acquisition of Digital, Compaq will accelerate its momentum toward enterprise solutions leadership. The combination will achieve Compaq's stated goal of becoming one of the top three global information technology companies. More importantly, it will create a new breed of enterprise leader committed to delivering high customer value through standards-based, partner-leveraged computing that features world class services and support and market-segment focused solutions, particularly in communications, manufacturing and finance. The Merger will also strengthen Compaq's customer focus, positioning Compaq as a strategic information technology partner to customers of all sizes. After the Merger, Compaq's product offerings will span from $649 handheld computers to powerful $2 million failsafe computer servers. In addition, Compaq will add over 20,000 service and consulting employees to its staff.

Opinion of Digital's Financial Advisor

               Lehman Brothers has acted as financial advisor to Digital in connection with the Merger. As part of its role as financial advisor to Digital, Lehman Brothers was engaged to render its opinion as to the fairness, from a financial point of view, to the holders of Digital Common Stock of the consideration to be offered to such stockholders pursuant to the Merger Agreement.

               The full text of the written opinion of Lehman Brothers, dated as of January 25, 1998, is attached as Annex B and is incorporated herein by reference. Stockholders should read such opinion for a discussion of assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The summary of the Lehman Brothers opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

               In connection with the evaluation of the Merger Agreement by the Digital Board, Lehman Brothers rendered a written opinion dated as of January 25, 1998 that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such opinion described below, the consideration to be offered to the holders of Digital Common Stock in the Merger was fair, from a financial point of view, to such stockholders.

               No limitations were imposed by Digital on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. However, Lehman Brothers was not provided with and did not have any access to any written financial forecasts or projections prepared by the management of Compaq as to the future financial performance of Compaq or the combined company. Lehman Brothers was not requested to and did not make any recommendation to the Digital Board as to the form or amount of consideration to be received by the holders of Digital Common Stock in the Merger, which was determined through arm's-length negotiations between Digital and Compaq. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Digital or Compaq, but made its determination as to fairness, from a financial point of view, to the holders of Digital Common Stock of the consideration to be offered to such stockholders, on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion was for the use and benefit of the Digital Board and was rendered to the Digital Board in connection with its consideration of the Merger and the Merger Agreement. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Digital as to how such stockholder should vote with respect to the Merger Agreement. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Digital's underlying business decision to proceed with or effect the Merger.

               In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement and the specific terms of the Merger; (ii) publicly available information concerning Digital and Compaq that it believed to be relevant to its analysis, including filings with the Securities and Exchange Commission through January 21, 1998; (iii) financial and operating information with respect to the business, operations and prospects of Digital and Compaq furnished to it by Digital and Compaq; (iv) trading histories of Digital's and Compaq's Common Stock from January 22, 1993 to January 23, 1998 and a comparison of such trading histories with those of other companies that it deemed relevant; (v) a comparison of the historical financial results and present financial condition of Digital and Compaq with those of other companies that it deemed relevant; (vi) publicly available estimates of the future financial performances of Digital and Compaq prepared by research analysts; (vii) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that it deemed relevant; and
(viii) the potential pro forma financial effects of the Merger on Digital and Compaq, including the cost savings and operating synergies expected by the management of Digital to result from a combination of the businesses of Digital and Compaq. In addition, Lehman Brothers had discussions with the management of both Digital and Compaq concerning their respective businesses, operations, assets, financial conditions and prospects and with the management of Digital concerning the operating synergies and strategic benefits expected to result from a combination of the businesses of Digital and Compaq and undertook such other studies, analyses and investigations as it deemed appropriate.

               In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Digital and Compaq that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Digital, upon advice of Digital, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Digital as to the future financial performance of Digital and Lehman Brothers relied upon such projections in arriving at its opinion. In arriving at its opinion, with the consent of Digital, Lehman Brothers was not provided with and did not have any access to any financial forecasts or projections prepared by the management of Compaq as to the future financial performance of Compaq or the combined company, and instead, based upon indications from Compaq that it was comfortable with the range of available estimates of research analysts with respect to Compaq's future financial performance, Lehman Brothers assumed that the publicly available estimates of research analysts were a reasonable basis upon which to evaluate and analyze the future financial performance of Compaq and that Compaq would perform substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Digital or Compaq, and Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of Digital or Compaq. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

               In connection with its written opinion dated as of January 25, 1998, Lehman Brothers performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Digital and Compaq. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

               Transaction Terms. The implied value to be received by holders of Digital Common Stock on a per share basis, based upon the $31.75 closing price of Compaq Common Stock on January 23, 1998, was $60.00, consisting of
0.945 Compaq shares worth $30.00 as of such date and $30.00 in cash.

               Transaction Premium Analysis. Lehman Brothers reviewed the premiums paid in selected transactions in the technology sector with transaction values greater than $1.0 billion from January 1, 1995 through December 31, 1997 (the "Technology Transactions"). These transactions included Lockheed Martin Corporation's acquisition of Loral Corporation, 3Com Corporation's acquisition of US Robotics Corporation, First Data Corporation's acquisition of First Financial Management Corporation, Cisco Systems, Inc.'s acquisition of StrataCom, Inc., Ascend Communications, Inc.'s acquisition of Cascade Communications Corp., International Business Machines Corporation's acquisition of Lotus Development Corporation, Hughes Electronics Corporation's acquisition of PanAmSat Corporation, Compaq's acquisition of Tandem Computers Incorporated, Farnell Electronics Plc's acquisition of Premier Industrial Corporation, Raytheon Company's acquisition of E-Systems, Inc., MFS Communications Company, Inc.'s acquisition of UUNet Technologies, Inc., Lucent Technologies Inc.'s acquisition of Octel Communications Corporation, Computer Associates International, Inc.'s acquisition of Legent Corporation, Computer Sciences Corporation's acquisition of Continuum Company, Inc., Kohlberg Kravis Roberts & Co.'s acquisition of Amphenol Corporation, KLA Instruments Corporation's acquisition of Tencor Instruments Inc., MCI Communications Corporation's acquisition of SHL Systemhouse Incorporated, Computer Associates International, Inc.'s acquisition of Cheyenne Software, Inc., Hewlett-
Packard Company's acquisition of VeriFone, Inc., Seagate Technology, Inc.'s acquisition of Conner Peripherals, Inc., CUC International Inc.'s acquisition of Davidson & Associates, Inc., McAfee Associates, Inc.'s acquisition of Network General Corporation and Northrop Grumman
Corporation's acquisition of Logicon, Inc. Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company (i) four weeks (the "Four Week Premium"); (ii) one week
(the "One Week Premium"); and (iii) one day (the "One Day Premium") prior to the announcement of the transaction. Lehman Brothers noted that (i) the Four Week Premium associated with the Merger was 63.8% versus 45.2% for the median of the Technology Transactions; (ii) the One Week Premium associated with the Merger was 50.2% versus 39.9% for the median of the Technology Transactions; and (iii) the One Day Premium associated with the Merger was 32.0% versus 33.1% for the median of the Technology
Transactions. Lehman Brothers also noted that 65.2% of the Technology Transactions analyzed had smaller Four Week Premiums than the Four Week Premium associated with the Merger, 69.6% had smaller One Week Premiums than the One Week Premium associated with the Merger and 43.5% had smaller
One Day Premiums than the One Day Premium associated with the Merger.

               However, because the reasons for and the circumstances surrounding each of the Technology Transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of Digital and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the transaction premium analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of the Merger and the Technology Transactions that would affect the transaction values of Digital and such acquired companies.

               Comparable Transaction Analysis. Using publicly available information, Lehman Brothers compared selected financial data for Digital to similar data for selected transactions in the computer industry (the "Comparable Transactions"). These transactions included Fujitsu Ltd.'s acquisition of Amdahl Corporation, Compaq's acquisition of Tandem Computers Incorporated, Gateway 2000, Inc.'s acquisition of Advanced Logic Research, Inc., Samsung Electronics Co. Ltd.'s acquisition of 3DO Company's hardware systems business, Sungwoo Group's acquisition of a 6% stake in IPC Corporation, Samsung Electronics Co. Ltd.'s acquisition of AST Research, Inc., Piedmont International Inc.'s acquisition of ING C Olivetti & Co SpA's personal computer business, Apple Computer Inc.'s acquisition of NeXT Software Inc., NEC Corporation's acquisition of Packard Bell Electronics Inc., Silicon Graphics Inc.'s acquisition of Cray Research, Inc., Zenith Data Systems - Groupe Bull's acquisition of a minority equity stake in Packard Bell Electronics Inc., NEC Corporation's acquisition of a minority equity stake in Packard Bell Electronics Inc., Hewlett-Packard Company's acquisition of Convex Computer Corp., Synopsys Inc.'s acquisition of Silicon Architects, Samsung Electronics Co. Ltd.'s acquisition of a minority stake in AST Research, Inc., Siemens Nixdorf Informationssysteme's acquisition of Pyramid Technology Corporation, ZEOS International Ltd.'s acquisition of Micron Computer Inc./Micron Custom Manufacturing Services Inc., Wang Laboratories, Inc.'s acquisition of Bull HN Information Systems' worldwide workflow and imaging system assets, AST Research Inc.'s acquisition of TE Electronics, Rong Cheng Investment Co.'s acquisition of a 70% stake in Wang Laboratories (Taiwan) Ltd., Silicon Graphics Inc.'s acquisition of MIPS Computer Systems Inc., American Telephone & Telegraph Co.'s acquisition of Teradata Corporation, International Computers Ltd. Plc's acquisition of Nokia Data, Compaq's acquisition of a minority stake in Silicon Graphics Inc., Digital's acquisition of Mannesmann Kienzle GmbH, American Telephone & Telegraph Co.'s acquisition of NCR Corporation, Fujitsu Ltd.'s acquisition of International Computers Ltd., Acer Inc.'s acquisition of Altos Computer Systems, Mitsubishi Electric Corporation's acquisition of Apricot Computers Plc's hardware division, Channel International (Taiwan)'s acquisition of Wyse Technology Inc., J.H. Whitney & Co.'s acquisition of Prime Computer, Inc., Hewlett-Packard Company's acquisition of Apollo Computers Inc., ING C Olivetti & Co SpA's acquisition of ISC Systems Corp., STC Plc's acquisition of Computer Consoles, Inc., Unisys Corporation's acquisition of Convergent, Inc., Daisy Systems Corporation's acquisition of Cadnetix Corporation, Symbol Technologies, Inc.'s acquisition of MSI Data Corporation, Nippon Mining Company, Limited's acquisition of Gould Inc. and Burroughs Corporation's acquisition of Sperry Corporation. Lehman Brothers reviewed the prices paid in the Comparable Transactions in terms of the multiple of the Transaction Value (defined as the total consideration paid) to (i) last twelve months net income or last twelve months earnings per share, where applicable (the "LTM Net Income Multiple"); (ii) estimated net income or estimated earnings per share, where applicable, for the calendar year based on First Call and I/B/E/S (service companies used widely by the investment community to gather earnings estimates from various research analysts) data for the acquired entity (the "Forward Net Income Multiple"); and (iii) book value (the "Book Value Multiple"). Lehman Brothers also reviewed the prices paid in Comparable Transactions in terms of the multiple of the Transaction Enterprise Value (defined as the total consideration paid including total debt assumed less cash and cash equivalents transferred to the acquiror) to (i) last twelve months revenue (the "LTM Revenue Multiple"); (ii) last twelve months earnings before interest and tax (the "LTM EBIT Multiple"); (iii) last twelve months earnings before interest, tax, depreciation and amortization (the "LTM EBITDA Multiple"); (iv) assets minus cash (the "Non-Financial Assets Multiple");
and (v) book value (the "Enterprise Book Value Multiple"). Lehman Brothers noted that (i) the LTM Net Income Multiple associated with the Merger was 38.4x as compared to 20.3x for the median of the Comparable Transactions;
(ii) the Forward Net Income Multiple associated with the Merger was 20.3x as compared to 18.5x for the median of the Comparable Transactions; (iii) the Book Value Multiple associated with the Merger was 2.65x as compared to 1.98x for the median of the Comparable Transactions; (iv) the LTM Revenue Multiple associated with the Merger was 0.60x as compared to 0.90x for the median of the Comparable Transactions; (v) the LTM EBIT Multiple associated with the Merger was 30.1x as compared to 16.1x for the median of the Comparable Transactions; (vi) the LTM EBITDA Multiple associated with the Merger was 11.1x as compared to 8.9x for the median of the Comparable Transactions; (vii) the Non-Financial Assets Multiple associated with the Merger was 1.22x as compared to 1.18x for the median of the Comparable Transactions; and (viii) the Enterprise Book Value Multiple associated with the Merger was 2.37x as compared to 2.41x for the median of the Comparable Transactions.

               However, because the reasons for and the circumstances surrounding each of the Comparable Transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of Digital and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of the Merger and the Comparable Transactions that would affect the transaction values of Digital and such acquired companies.

               Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of Digital and Compaq with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Digital. Lehman Brothers included in its selected comparable companies Compaq, Hewlett Packard Company, International Business Machines Corporation, Silicon Graphics Inc., Sun Microsystems, Inc. and Unisys Corporation (the "Enterprise Hardware Companies"). For each of Digital, Compaq and the Enterprise Hardware Companies, Lehman Brothers calculated the multiple of the current stock price to (i) the latest twelve months earnings per share (the "LTM P/E Multiple");
(ii) the estimated calendar year 1998 earnings per share (the "1998 P/E Multiple"), based on data from First Call; and (iii) the estimated calendar year 1999 earnings per share (the "1999 P/E Multiple"), also based on First Call data. Lehman Brothers noted that as of January 23, 1998, (i) the LTM P/E Multiple for Digital (based on an acquisition price of $60.00 per share) was 38.4x as compared to 23.6x for Compaq and 22.2x for the median of the Enterprise Hardware Companies; (ii) the 1998 P/E Multiple for Digital (based on an acquisition price of $60.00 per share) was 20.3x as compared to 18.8x for Compaq and 17.1x for the median of the Enterprise Hardware Companies; and
(iii) the 1999 P/E Multiple for Digital (based on an acquisition price of $60.00 per share) was 15.9x as compared to 15.2x for Compaq and 13.2x for the median of the Enterprise Hardware Companies. In addition, Lehman Brothers calculated the Firm Value (defined as the market value of the respective company's common equity plus total debt less cash and cash equivalents) as a multiple of the projected revenues for calendar year 1998 (the "1998 Revenue Multiple"). Lehman Brothers noted that as of January 23, 1998, the 1998 Revenue Multiple for Digital (based on an acquisition price of $60.00 per share) was 0.53x as compared to 1.36x for Compaq and 1.29x for the median of the Enterprise Hardware Companies. In addition, Lehman Brothers calculated the Firm Value as a multiple of the projected earnings before interest and tax for calendar year 1998 (the "1998 EBIT Multiple"). Lehman Brothers noted that as of January 23, 1998, the 1998 EBIT Multiple for Digital (based on an acquisition price of $60.00 per share) was 14.7x as compared to 10.9x for Compaq and 11.6x for the median of the Enterprise Hardware Companies.

               However, because of the inherent differences between the businesses, operations and prospects of Digital and Compaq and the business, operations and prospects of the companies included in the Enterprise Hardware Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Digital, Compaq and the Enterprise Hardware Companies that would affect the public market valuations of such companies.

               Stock Trading History. Lehman Brothers considered various historical data concerning the trading prices for Digital and Compaq Common Stock for the period from January 22, 1993 to January 23, 1998 and the relative stock price performances during this same period for Digital, Compaq and an index of selected companies whose market performance Lehman Brothers considered to be comparable to that of Digital and Compaq (the "Enterprise-Wide Hardware Companies Index"). The Enterprise-Wide Hardware Companies Index is comprised of Hewlett Packard Company, International Business Machines Corporation, Silicon Graphics Inc., Sun Microsystems, Inc. and Unisys Corporation. During this period, the closing price of Digital Common Stock ranged from $18.750 to $75.625 per share, the closing price of Compaq Common Stock ranged from $2.792 to $39.125 per share and the Enterprise-Wide Hardware Companies Index rose 290.9%. During the three year period prior to the announcement of the Merger, the closing price of Digital Common Stock ranged from $25.375 to $75.625 per share, the closing price of Compaq Common Stock ranged from $6.350 to $39.125 per share and the Enterprise-Wide Hardware Companies Index rose 154.3%. During the one year period prior to the announcement of the Merger, the closing price of Digital Common Stock ranged from $25.375 to $53.438 per share, the closing price of Compaq Common Stock ranged from $14.400 to $39.125 per share and the Enterprise-Wide Hardware Companies Index rose 29.3%.

               Contribution Analysis. Lehman Brothers utilized publicly available historical financial data regarding Digital and Compaq and estimates of future financial performance of Digital and Compaq to calculate the relative contributions of Digital and Compaq to the combined company with respect to reported revenues, operating income (defined as income before interest and taxes) and net income for the calendar years 1995, 1996, 1997 and estimates for 1998 and 1999. In 1995, Digital would have contributed 46.4%, 23.2% and 25.8% of revenues, operating income and net income, respectively, to the combined company. In 1996, Digital would have contributed 40.5%, 5.7% and 7.8% of revenues, operating income and net income, respectively, to the combined company. In 1997, Digital would have contributed 34.7%, 8.0% and 10.2% of revenues, operating income and net income, respectively, to the combined company. In 1998, it was estimated that Digital would contribute 31.8%, 12.0% and 13.8% of revenues, operating income and net income, respectively, to the combined company. In 1999, it was estimated that Digital would contribute 29.5%, 12.7% and 14.2% of revenues, operating income and net income, respectively, to the combined company. Lehman Brothers compared such contributions to the pro forma ownership of the combined company by holders of Digital Common Stock, assuming that the $30.00 in cash per share of Digital Common Stock received by holders of Digital Common Stock was used to purchase shares of Compaq Common Stock at the closing price of $31.75 on January 23, 1998. Such pro forma ownership of the combined company by the holders of Digital Common Stock would be approximately 14.9% on a diluted basis, assuming all Digital options are converted into Compaq options and are accounted for under the treasury stock method.

               Pro Forma Analysis. Based on the consideration and estimates of future financial performance for Digital and Compaq on a stand-alone basis, Lehman Brothers performed sensitivity analyses to calculate the estimated pro forma financial results for the combined company for calendar years 1998 and 1999. Lehman Brothers performed pro forma sensitivity analyses that examined, among other items, the impact of cost savings and operating synergies of $0 to $1,200 million. Based on this assumption and certain other assumptions that Lehman Brothers deemed appropriate, including the assumption that the Merger was effective as of June 30, 1998 and excluding all extraordinary charges and nonrecurring items, the Merger would be (i) 4.0% dilutive to 9.1% accretive to Compaq's stand-alone earnings per share ("EPS") in calendar year 1998, and
(ii) 1.8% dilutive to 18.5% accretive to Compaq's stand-alone EPS in calendar year 1999. Lehman Brothers was not provided with and did not have any access to any financial forecasts or projections prepared by the management of Compaq as to the future financial performance of Compaq or the combined company, and instead, based upon indications from Compaq that it was comfortable with the range of available estimates of research analysts with respect to Compaq's future financial performance, Lehman Brothers assumed that the publicly available estimates of research analysts were a reasonable basis upon which to evaluate and analyze the future financial performance of Compaq and that Compaq would perform substantially in accordance with such estimates. In connection with its pro forma analysis calculations, Lehman Brothers also relied upon information provided by Digital regarding shares outstanding, options outstanding and the weighted average exercise price of options for Digital.

               Engagement of Lehman Brothers. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

               Lehman Brothers has performed various financial advisory and capital raising services for Digital in the past, including acting as Digital's financial advisor in connection with the sale of its network products business to Cabletron Systems, Inc. and the sale of Digital's disk drive and storage operations to Quantum Corporation. Lehman Brothers received customary fees for such services. The engagement of Lehman Brothers in connection with the Merger was formalized by an engagement letter dated November 14, 1996 between Digital and Lehman Brothers pursuant to which Digital has agreed to pay Lehman Brothers (i) a retainer of $1,750,000, (ii) a fee of $4,000,000 for rendering its opinion, and (iii) a fee of 0.25% of the aggregate value of the consideration received by the holders of Digital Common Stock upon consummation of the Merger, against which the $1,750,000 retainer and the $4,000,000 opinion fee would be credited. Digital also has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement and the rendering of this opinion.

               Lehman Brothers has also performed various financial advisory services for Tandem Computers Incorporated, a wholly owned subsidiary of Compaq, including acting as its financial advisor in connection with its acquisition by Compaq for which Lehman Brothers received a fee of $10,700,000.

               In the ordinary course of its business, Lehman Brothers actively trades in the securities of Digital and Compaq for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Forward-Looking Statements May Prove Inaccurate

               This document, and documents that have been incorporated herein by reference, include various forward-looking statements about Digital, Compaq and the combined company that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations of Digital, Compaq and the combined company after the Effective Time, set forth under "Questions and Answers About The Merger," "Summary," "--Background of the Business Relationship and the Merger," "-- Digital's Reasons for the Merger; Recommendation of the Digital Board," "--Compaq's Reasons for the Merger," "--Opinion of Digital's Financial Advisor" and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, Digital and Compaq claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

               Digital and Compaq participate in a highly volatile industry that is characterized by fierce industry-wide competition. Industry participants confront aggressive pricing practices, continually changing customer demand patterns, growing competition from well-capitalized high technology and consumer electronics companies and rapid technological development carried out in the midst of legal battles over intellectual property rights and the application of antitrust laws. You should understand that the following important factors, in addition to those discussed elsewhere in this document and the documents which are incorporated by reference (see "Where You Can Find More Information" on page 63), could affect the future financial results of Digital, Compaq and the combined company and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document:

   o successfully implementing the Merger as well as past and future acquisitions in light of challenges in retaining key employees, synchronizing product roadmaps and business processes and efficiently integrating logistics, marketing, product development and manufacturing operations;

   o a highly competitive environment in the computer market, including significant competitive pricing pressures;

   o  market responses to pricing actions and promotional programs;

   o an increase in direct sales (i.e., PC companies that sell directly to end users) as a percentage of the total PC market;

   o difficulties in achieving gross margin and operating expense targets based on competitive and market factors;

   o adverse effects on inventory in the event of a drop in worldwide demand for PC and other computer systems products, lower than anticipated demand for one or more products, difficulties in managing product transitions or reductions in prices of components already in inventory;

   o  competing successfully in markets for new products;

   o gauging the rate of product transitions accurately and introducing new products in the face of rapid technology cycles;

   o maintaining short design cycles while meeting evolving industry performance standards;

   o  differentiating products from those of competitors;

   o anticipating customer demand accurately and estimating the production supplies needed to meet such demand;

   o  distributing products quickly in response to customer demand;

   o ability to access components and related technical information from other companies;

   o ability to sell the inventory of older products at anticipated prices and quantity despite product transitions;

   o implementing the transition to reengineered internal processes in a smooth and orderly manner without disrupting operations and while maintaining profit margins;

   o following alliance strategies while relying on third parties, some of which compete with Digital or Compaq in other areas or are completely vertically integrated and deal directly with the end user;

   o increased reliance on third parties in different capacities, including as suppliers in arrangements to provide services in areas other than core competencies to ensure the service and support of customers, in various manufacturing, configuring and shipping capacities, as well as strategic alliances to facilitate product offerings, product development, compatibility and the adoption of industry standards;

   o delays in shipments of new products resulting from current investigations by regulatory authorities regarding allegations of violations of antitrust laws by Microsoft and Intel;

   o changes in the financial condition of or the relationship with distributors as well as fluctuations in end-user sales by indirect sales channel partners;

   o monitoring and managing the credit extended to third party resellers and attempting to limit such credit risks by broadening distribution channels, utilizing certain risk transfer instruments and obtaining security interests;

   o the fact that financial results in any particular fiscal period are not necessarily indicative of results for future periods;

   o  changes in the mix of products and services comprising revenues;

   o experiencing higher sales and earnings at the end of each quarter and in the last quarter of the fiscal year;

   o minimizing fluctuations in currency that may positively or negatively affect sales (as expressed in U.S. dollars), gross margins and operating expenses and results of operations by using hedging programs which attempt to limit currency exchange risks;

   o global and/or regional economic factors and potential changes in laws and regulations, including, without limitation, changes in monetary policy and tariffs, and federal, state and international laws regulating the environment;

   o  changes in tax rates;

   o  future regulatory actions affecting the computer industry;

   o taking actions intended to either correct systems which are not Year 2000 compliant (i.e., such systems use only two digits to represent the year in date data fields and, consequently, may not accurately distinguish between the 20(th) and 21(st) centuries or may not function properly at the turn of the century) or replacing them with Year 2000 ready systems and any delays or increased costs associated therewith (for additional information concerning Year 2000 issues, see the most recent Form 10-K of Compaq and the most recent Form 10-Q of Digital listed in "Where You Can Find More Information" on page 63); and

   o  a significant delay in the expected closing of the Merger.

Accounting Treatment

               The Merger will be accounted for by Compaq as a purchase of a business. Under this method of accounting, the assets and liabilities of Digital, including intangible assets, will be recorded at their fair values. The results of operations and cash flows of Digital will be included in Compaq's financials prospectively as of the consummation of the Merger.

Certain U.S. Federal Income Tax Considerations

               THE DISCUSSION APPEARING BELOW MAY NOT APPLY TO HOLDERS OF
STOCK RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR TO HOLDERS OF STOCK THAT ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF STOCK IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

               Tax Consequences of the Merger to U.S. Holders of Digital Common Stock. As used below, the term "U.S. Holder" means a holder of Digital Common Stock that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means a holder of Digital Common Stock other than a U.S. Holder.

               The exchange of Digital Common Stock for the Merger Consideration pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who exchanges Digital Common Stock for the Merger Consideration will recognize gain or loss on such exchange measured by the difference between (i) the sum of the cash and the fair market value, determined as of the Effective Time, of the Compaq Common Stock received and (ii) such U.S. Holder's tax basis in the Digital Common Stock surrendered. A U.S. Holder generally must calculate gain or loss separately for each block of Digital Common Stock that is exchanged pursuant to the Merger Agreement. In the case of a U.S. Holder who is an individual and who holds his or her Digital Common Stock as a capital asset, any gain recognized on the exchange of such Digital Common Stock pursuant to the Merger Agreement generally will be subject to U.S. federal income tax at a maximum marginal rate of (a) 20%, if such U.S. Holder's holding period for the Digital Common Stock surrendered in such exchange is more than 18 months as of the Effective Time or (b) 28%, if such U.S. Holder's holding period for such Digital Common Stock is more than one year, but not more than 18 months, as of the Effective Time.

               A U.S. Holder will take a tax basis in the Compaq Common Stock received pursuant to the Merger Agreement in exchange for the holder's Digital Common Stock that is equal to the fair market value, determined as of the Effective Time, of the Compaq Common Stock received.

               Tax Consequences of the Merger to Non-U.S. Holders of Digital Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on an exchange of Digital Common Stock pursuant to the Merger Agreement unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of Non-U.S. Holders who are non-resident alien individuals, such individuals are present in the United States for 183 or more days in the taxable year of the Effective Time and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Internal Revenue Code of 1986, as amended (the "Code") regarding the taxation of U.S. expatriates, or (iv) at any time within the shorter of the five-year period preceding the Effective Time or such holder's holding period, (a) Digital is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code and (b) such holder has beneficially owned more than five percent (5%) of the total fair market value of the Digital Common Stock. Digital has not been within the past five years, is not, and does not anticipate becoming prior to the Effective Time, a U.S. real property holding corporation.

               Backup Withholding. Compaq's exchange agent will be required to withhold 31% of any cash payments to which a holder of Digital Common Stock or other payee is entitled pursuant to the Merger, unless such holder of Digital Common Stock or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct, or unless an exemption from backup withholding applies. Each holder of Digital Common Stock and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the transmittal letter sent to holders of Digital Common Stock by Compaq to avoid backup withholding, unless (i) in the case of a Non-U.S. Holder of Digital Common Stock, such Non-U.S. Holder is exempt from backup withholding and provides a properly executed Form W-8 to the exchange agent or
(ii) some other applicable exemption exists and is proved in a manner satisfactory to Compaq and the exchange agent.

               The foregoing discussion is based upon the provisions of the Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings and judicial decisions, as in effect as of the date of this Proxy Statement/Prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion.
No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local or other tax laws.

               Each holder of Digital Common Stock is urged to consult such person's own tax advisor as to the specific tax consequences to such holder of Digital Common Stock of the Merger under U.S. federal, state, local or any other applicable tax laws.

Regulatory Matters

               Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Digital and Compaq filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division. On March 6, 1998, the FTC extended the waiting period by issuing requests for additional information to Compaq and Digital. Pursuant to the HSR Act, the waiting period will expire 20 days after Compaq and Digital have substantially complied with such requests for additional information, unless an earlier termination of the waiting period is granted by the FTC. Compaq and Digital are working with the FTC to respond to its questions. The FTC and the Antitrust Division have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Each state in which Digital or Compaq has operations may also challenge the Merger under state or federal antitrust laws.

               The consummation of the Merger has been cleared under the European Community merger regulations.

               In addition, filings or notifications have been made, authorizations and approvals received or waiting periods have expired in one or more additional jurisdictions.

               Digital and Compaq are seeking to obtain all required regulatory approvals prior to the Special Meeting. See "Risk Factors" on page 15 for further information.

Appraisal Rights

               If the Merger becomes effective, a holder of Digital Common Stock or Digital Preferred Stock, as the case may be, who does not vote to approve and adopt the Merger Agreement (if entitled to vote thereon) and who follows the procedures prescribed under the Massachusetts Business Corporation Law (the "MBCL") may require Digital to pay the "fair value", determined as provided under the MBCL, for the shares held by such stockholder. The following is a summary of certain features of the relevant sections of the MBCL, the provisions of which are set forth in full in Annex C hereto, and such summary is subject to and qualified in its entirety by reference to such law. In order to exercise such statutory appraisal rights, strict adherence to the statutory provisions is required, and each stockholder who may desire to exercise such rights should carefully review and adhere to such provisions.

               A holder of Digital Common Stock or Digital Preferred Stock, as the case may be, who desires to pursue the appraisal rights available to such stockholder must: (i) file a written objection to the Merger with Digital pursuant to Section 86 of the MBCL before the taking of the stockholder vote to approve and adopt the Merger Agreement stating the intention of such stockholder to demand payment for shares owned by such stockholder if the Merger Agreement is approved and adopted and the Merger is consummated; (ii) refrain from voting in favor of the Merger Agreement (if entitled to vote); and (iii) make written demand (the "Demand") to Digital as the surviving corporation for payment for said stockholder's shares within twenty days of the date of mailing of a notice by Digital as the surviving corporation to objecting stockholders that the Merger has become effective (which notice will be sent within 10 days of the Effective Time). Such written objection and written demand should be delivered to Digital Equipment Corporation, 111 Powdermill Road, Maynard, Massachusetts 01754 Attention: Gail S. Mann, Clerk, and it is recommended that such objection and demand be sent by registered or certified mail, return receipt requested.

               A stockholder who files the required written objection with Digital prior to the stockholder vote need not vote against the Merger Agreement. A holder of Digital Common Stock who votes in favor of the approval and adoption of the Merger Agreement will be deemed to have waived such stockholder's right to exercise its appraisal rights with respect to all shares of Digital Common Stock held by such stockholder. A vote against the Merger Agreement does not alone constitute a written objection.

               The value of the Digital Common Stock or Digital Preferred Stock, as the case may be, will be determined initially by Digital as the surviving corporation and the dissenting stockholder. If, during the period of thirty days after the expiration of the period during which the Demand may be made, Digital and the stockholder fail to agree on the value of the Digital Common Stock or Digital Preferred Stock, as the case may be, either of them may file a bill in equity in the Superior Court Department of Middlesex County, Massachusetts, asking that such court determine the value. The bill in equity must be filed within four months after the date of expiration of the foregoing thirty-day period. If the bill in equity is timely filed, such court or an appointed special master will hold a hearing. After the hearing, the court shall enter a decree determining the fair value of the Digital Common Stock or Digital Preferred Stock, as the case may be, and shall order Digital to make payment of such value, with interest, if any, from the date of the vote approving the Merger Agreement to the stockholders entitled to said payment, upon transfer by them to Digital of the certificates representing the Digital Common Stock or Digital Preferred Stock, as the case may be, held by said stockholders. The "fair value" of the Digital Common Stock determined in accordance with the procedures described above could be more than, the same as or less than the Merger Consideration. The "fair value" of the Digital Preferred Stock determined in accordance with the procedures described above could be more than, the same as, or less than the last reported sale price before the Effective Time of the equivalent number of depositary shares representing such Digital Preferred Stock on the New York Stock Exchange.

               For appraisal proceeding purposes, "fair value" is determined as of the day before the approval of the Merger Agreement by stockholders, excluding any element of value arising from the expectation or accomplishment of the Merger.

               The enforcement by a stockholder of his or her request to receive payment for shares of the Digital Common Stock or Digital Preferred Stock, as the case may be, as provided under the applicable statutory provisions shall be an exclusive remedy except that such remedy shall not exclude the right of a stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that said corporate action will be or is illegal or fraudulent as to said stockholder. In Coggins v. New England Patriots Football Club, Inc., 397 Mass. 525 (1986), however, the Massachusetts Supreme Judicial Court held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal where violations of fiduciary duty exist.

               A final judgment by the court or a special master determining the fair value of the Digital Common Stock or Digital Preferred Stock, as the case may be, would be binding on and enforceable by holders of Digital Common Stock or Digital Preferred Stock, as the case may be, who have perfected their statutory appraisal rights. A stockholder who perfects his rights as a dissenting stockholder will not, after the Effective Time, be entitled to notices of meetings, to vote, or to receive dividends.

               Each share of Digital Common Stock or Digital Preferred Stock held by stockholders who seek to exercise appraisal rights and, after the Effective Time, fail to perfect or lose any such right to appraisal, shall, in the case of Digital Common Stock, be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in the Merger Agreement and, in the case of Digital Preferred Stock, remain as Digital Preferred Stock.

Federal Securities Laws Consequences; Resale Restrictions

               This Proxy Statement/Prospectus does not cover resales of Compaq Common Stock to be received by the holders of Digital Common Stock upon consummation of the Merger and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

               All shares of Compaq Common Stock issued pursuant to the Merger will be freely transferable, except that shares of Compaq Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "1933 Act")) of Digital may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of Compaq) or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of Digital or Compaq generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of Digital or Compaq as well as significant stockholders. The Merger Agreement requires Digital to use its reasonable best efforts to obtain from each of its affiliates a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of Compaq Common Stock issued to them in the Merger in violation of the 1933 Act or the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") thereunder.

Conduct of the Business If the Merger Is Not Consummated

               If the Merger is not consummated, it is expected that the respective businesses and operations of Digital and Compaq will continue to be conducted substantially as they currently are being conducted.


    COMPARATIVE PER COMMON SHARE MARKET PRICE AND DIVIDEND INFORMATION

               Compaq Common Stock is listed on the New York Stock Exchange (the "NYSE"). The Compaq ticker symbol on the NYSE is CPQ. Digital Common Stock is listed on the NYSE, the Pacific Stock Exchange, the Chicago Stock Exchange, Swiss Exchange, and the German Stock Exchanges of Frankfurt, Munich and Berlin. The Digital ticker symbol is DEC.

               The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of Compaq Common Stock and Digital Common Stock as reported on the NYSE Composite Transaction Tape, in each case based on published financial sources, and the dividends declared on such stock.

                                                     Compaq Common Stock                   Digital Common Stock
                                              ----------------------------------         -----------------------
                                                Market Price             Cash                 Market Price
                                              -----------------        Dividends         -----------------------
                                              High          Low        Declared          High               Low
                                              ----          ---        ---------         ----               ----
1995
 First Quarter........................       $8.775        $6.400         --            $37.875           $31.625
 Second Quarter.......................        9.075         6.350         --             49.125            38.625
 Third Quarter........................       10.850         9.000         --             45.625            36.000
 Fourth Quarter.......................       11.300         8.975         --             64.625            43.000
1996
 First Quarter........................       10.600         7.300         --             75.625            50.250
 Second Quarter.......................        9.950         7.525         --             61.625            41.875
 Third Quarter........................       12.950         8.300         --             45.875            31.875
 Fourth Quarter.......................       17.150        12.875         --             41.375            28.750
1997
 First Quarter........................       17.350        14.400         --             38.375            27.375
 Second Quarter.......................       21.625        14.400         --             37.750            25.375
 Third Quarter........................       39.125        20.375         --             46.875            35.500
 Fourth Quarter.......................       38.625        26.656        .015            53.438            36.250
1998
 First Quarter........................       36.438        23.250        .015            62.000            35.125
                                             ------        ------        ----            ------            ------
 Second Quarter (through May 1, 1998).       29.500        24.063                        56.875            51.063
                                             ------        ------        ----            ------            ------


               On January 23, 1998, the last full trading day prior to the public announcement of the proposed Merger, the closing price on the NYSE Composite Transaction Tape was $31(3)/(4) per share of Compaq Common Stock and $45(7)/(16) per share of Digital Common Stock. On May 1, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price on the NYSE Composite Transaction Tape was $29 1/2 per share of Compaq Common Stock and $56 7/8 per share of Digital Common Stock.

               Stockholders are urged to obtain current market quotations prior to making any decision with respect to the Merger Agreement.

               Digital has not paid dividends on the Digital Common Stock. During the fourth quarter of 1997, Compaq began payment of quarterly dividends of $0.015 per share of Compaq Common Stock. Compaq currently anticipates continuing to pay this quarterly dividend. However, the Compaq Board may change that policy based on business conditions, Compaq's financial condition and earnings and other factors.


             UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

               The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Digital and Compaq been a combined company during the specified periods. The pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Digital and Compaq, including the notes thereto, incorporated herein by reference. See "Where You Can Find More Information" on page 63.

               The following pro forma combined financial statements give effect to the proposed merger of Digital and Compaq using the purchase method of accounting. The pro forma combined financial statements are based on the respective historical audited and unaudited consolidated financial statements and the notes thereto of Digital and Compaq, which are incorporated herein by reference. The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. A valuation of the intangible assets acquired is being conducted by an independent third-party appraisal company and is expected to be completed at closing. In addition, management is in the process of assessing and formulating its integration plans, which are expected to include employee separations, elimination of duplicative facilities, employee relocations and other restructuring actions. The finalization of these plans could result in a material change to the estimate of accrued Digital-related restructuring charges and the deferred tax valuation allowance. While the exact amount of the restructuring costs is not known, management believes that the costs could range between $1.5 billion and $2.0 billion.

               Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to purchased in-process technology and long-term assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted (see note 2 to the pro forma financial statements).

               The pro forma combined balance sheet assumes that the Merger took place December 31, 1997 and combines Digital's unaudited December 27, 1997 consolidated balance sheet and Compaq's December 31, 1997 consolidated balance sheet. The pro forma combined statement of income assumes the Merger took place as of the beginning of the period presented and combines Digital's unaudited consolidated statement of income for the twelve-month period ended December 27, 1997 and Compaq's consolidated statement of income for the year ended December 31, 1997.



                            Compaq and Digital
                UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               (In millions)


                                              Compaq            Digital          Pro Forma
                                           December 31,      December 27,       Adjustments                      Pro Forma
                                               1997              1997             (Note 2)                       Combined
                                           ------------      ------------       -----------                      ---------
ASSETS
Current assets:
 Cash and cash equivalents............         $6,418            $1,232           $(3,610)    (a)(b)(c)           $4,040
 Short-term investments...............            344               772                                            1,116
 Accounts receivable, net.............          2,891             2,715                                            5,606
 Inventories..........................          1,570             1,368                60     (b)(c)(d)            2,998
 Other current assets.................            794               341               170     (b)(c)(d)            1,305
                                               ------             -----             -----                         ------
   Total current assets...............         12,017             6,428            (3,380)                        15,065
Property, plant and equipment, less
 accumulated depreciation.............          1,985             2,092            (1,150)    (b)(c)(d)(e)         2,927
Deferred income taxes.................                                              1,790     (e)(f)               1,790
Intangible assets.....................                                              2,190     (e)                  2,190
Other assets..........................            629               273               (26)    (c)(e)(i)              876
                                               ------             -----            ------                         ------
Total.................................        $14,631            $8,793            $ (576)                       $22,848
                                               ======             =====             =====                         ======
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.....................         $2,837              $760               $85     (g)                 $3,682
 Income taxes payable.................            195               133                                              328
 Deferred revenues and customer
advances..............................                              968                                              968
 Accrued restructuring charges........                              259             1,750     (h)                  2,009
 Other current liabilities............          2,170             1,367                70     (c)                  3,607
                                               ------             -----            ------                         ------
   Total current liabilities..........          5,202             3,487             1,905                         10,594
Long-term debt........................                              744                50     (d)                    794
Postretirement and other
 postemployment benefits..............                            1,166              (700)    (i)                    466
Minority interests....................                                                420     (a)                    420
Stockholders' equity:
 Preferred stock......................                                4                (4)    (a)
 Common stock and capital in excess
   of par value (Compaq: 1,519
   million shares; Digital: 147
   million shares; and 1,658 million
   shares on a pro forma combined
   basis).............................          2,096             3,998               537     (a)                  6,631
 Retained earnings....................          7,333              (190)           (3,200)    (a)(c)(e)            3,943
 Treasury stock, at cost..............                             (416)              416     (a)
                                               ------             -----            ------                         ------
   Total stockholders' equity.........          9,429             3,396            (2,251)                        10,574
                                               ------             -----            ------                         ------
Total.................................        $14,631            $8,793             $(576)                       $22,848
                                               ======             =====             =====                         ======

 See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.



                            Compaq and Digital
             UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  (In millions, except per share amounts)


                                                               Digital
                                          Compaq             Twelve-month        Pro Forma
                                        Year ended           period ended       Adjustments                     Pro Forma
                                     December 31, 1997    December 27, 1997       (Note 2)                      Combined
                                     -----------------    -----------------     -----------                     ---------
Revenues:
 Product revenues................        $   24,584            $   7,229        $                               $ 31,813
 Service revenues................                                  5,832                                           5,832
                                           --------             --------         -------                         -------
                                             24,584               13,061                                          37,645
                                           --------             --------         -------                         -------
Cost of sales:
 Cost of product revenues........            17,833                4,592              97   (b)(c)(e)              22,522
 Cost of service revenues........                                  4,012             (28)  (e)                     3,984
                                           --------             --------         -------                         -------
                                             17,833                8,604              69                          26,506
                                           --------             --------         -------                         -------
Selling, general and
 administrative expense..........             2,947                3,154              99   (b)(c)(e)               6,200
Research and development costs...               817                1,043                                           1,860
Purchased in-process technology..               208                                        (e)                       208
Other (income) and expense, net..                21                  (59)            217   (a)(b)(c)(j)              179
                                           --------             --------         -------                         -------
                                              3,993                4,138             316                           8,447
                                           --------             --------         -------                         -------
Income before provision for
income taxes.....................             2,758                  319            (385)                          2,692
Provision for income taxes.......               903                   44            (122)  (b)(c)(e)(j)              825
                                           --------             --------         -------                         -------
Net income.......................             1,855                  275            (263)                          1,867
                                           --------             --------         -------                         -------


Dividends on preferred stock                                          36             (36)  (a)
                                           --------             --------         -------                         -------

Net income available to common
 stockholders                             $   1,855            $     239        $   (227)                       $  1,867
                                           ========             ========         =======                         =======
Earnings per common share:
   Basic.........................         $    1.23            $    1.59                                        $   1.14 (3)
   Diluted.......................         $    1.19            $    1.57                                        $   1.10 (3)

Shares used in computing
earnings per common share:
   Basic.........................             1,505                  151             139   (3)                     1,644
   Diluted.......................             1,564                  152             140   (3)                     1,704


 See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.



        NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

               The pro forma combined balance sheet assumes that the Merger took place December 31, 1997 and combines Digital's unaudited December 27, 1997 consolidated balance sheet and Compaq's December 31, 1997 consolidated balance sheet.

               The pro forma combined statement of income assumes the Merger took place as of the beginning of the period presented and combines Digital's unaudited consolidated statement of income for the twelve-month period ended December 27, 1997 and Compaq's consolidated statement of income for the year ended December 31, 1997. Digital's 1997 fiscal year ended on June 28, 1997. Digital's twelve-month period ended December 27, 1997 has been derived by combining the unaudited results for the quarters ended March 29, June 28, September 27 and December 27, 1997.

               On a combined basis, there were no material transactions between Digital and Compaq during the period presented.

               There are no material differences between the accounting policies of Digital and Compaq.

               The pro forma combined provision for income taxes may not represent the amounts that would have resulted had Digital and Compaq filed consolidated income tax returns during the period presented.

Note 2.  Pro Forma Adjustments

               The pro forma adjustments are preliminary and based on Compaq management's estimates of the value of the tangible and intangible assets acquired. A valuation of the intangible assets acquired is being conducted by an independent third-party appraisal company and is expected to be completed at closing. In addition, management is in the process of assessing and formulating its integration plans, which are expected to include employee separations, elimination of duplicative facilities, employee relocations and other restructuring actions. The finalization of these plans could result in a material change to the estimate of accrued Digital-related restructuring charges and the deferred tax valuation allowance. While the exact amount of the restructuring costs is not known, management believes that the costs could range between $1.5 billion and $2.0 billion.

               Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma combined financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to purchased in-process technology and long-term assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted. Two examples of how the pro forma financial statements may be affected are as follows:

               o A significant delay in the closing of the transaction could result in a decrease in the value ascribed to purchased in-process technology due to ongoing projects reaching technological feasibility. A $250 million reduction in the preliminary allocation to purchased in-process technology would result in a reallocation of the purchase price resulting in a $100 million increase in long-term assets (excluding deferred taxes), a corresponding $10 million increase to the annual amortization/depreciation charge and a decrease to the immediate charge related to the purchased in-process technology of approximately $60 million.

               o A $250 million increase in the accrued restructuring charges would result in a $100 million increase in the immediate charge related to the purchased in-process technology, a $100 million increase in long-term assets (excluding deferred taxes) and a corresponding $10 million increase to the annual amortization/depreciation charge.

             (a) Adjustments to record the components of the purchase price
                 -- $4.4 billion in cash, $4.2 billion in Compaq Common Stock and $320 million in Compaq Common Stock options.
                 The cash and Compaq Common Stock will be issued in exchange for outstanding shares of Digital Common Stock ($30 in cash and 0.945 shares of Compaq Common Stock for each share of Digital Common Stock) and the Compaq Common Stock options will be issued in exchange for outstanding Digital Common Stock options. The value of the Compaq Common Stock issued is based on the share value of approximately $30 calculated as the average market price of Compaq Common Stock during the five business days immediately preceding and subsequent to the date of the Merger Agreement. The value of the Compaq Common Stock options is based on the estimated fair market value of these options as of the date of the Merger Agreement determined using the Black-Scholes model.

                 Adjustment reflects the reclassification of the Digital Preferred Stock to a minority interest of the combined company. Accordingly, the dividends on the Digital Preferred Stock have also been reclassified to other income and expense in the Pro Forma Combined Statement of Income.

                 Adjustment also reflects the elimination of Digital stockholders' equity.

             (b) Adjustments to reflect the agreement by Digital and Intel, which was announced on October 27, 1997, to establish a broad-based business relationship, including the sale of assets used in Digital's semiconductor manufacturing operations to Intel for a purchase price equal to the net book value of the transferred assets including approximately $585 million of property, plant and equipment, a supply agreement and other related agreements. The transaction is expected to be consummated prior to May 31, 1998.

             (c) Adjustments to reflect the sale by Digital of certain
                 assets related to its network products business to Cabletron Systems, Inc. ("Cabletron"). Digital and Cabletron entered into an asset purchase agreement on November 24, 1997 and consummated the transaction on February 7, 1998. Digital received net proceeds of approximately $416 million and realized a gain of $316 million related to this transaction, which has been reflected in the Unaudited Pro Forma Combined Balance Sheet. The proceeds reflect $133 million of cash and product credits of $301 million before reduction for imputed interest and other adjustments totaling $18 million. Digital is confident the credits are fully realizable and any loss thereof is remote.

                 In this transaction Digital sold assets of $92 million and incurred directly related transaction costs of $8 million. Direct costs include facilities restoration of $3 million and professional services of $5 million. Other costs attributable to the sale of assets totaling $33 million and included as a separate component of operating profit are comprised of write-off of surplus raw material inventory of $12 million; severance and other employee expenses of $8 million; supplier/vendor cancellation costs of $6 million; employee retention and pension expenses of $5 million; and litigation expense of $2 million.

             (d) Adjustment to reflect the fair value of inventories,
                 property, plant and equipment and financial instruments.

             (e) Estimated valuation of tangible and intangible assets, including purchased in-process technology, resulting from the preliminary allocation of the purchase price. Valuation of the intangible assets acquired is being conducted by an independent third-party appraisal company and is expected to be completed at closing. The amounts allocated to tangible and intangible assets acquired less liabilities assumed exceed the purchase price by approximately $3.6 billion. This excess value over cost has been allocated to reduce proportionately the values assigned to long-term assets in determining their fair values. As a result of the change in fair values of the long-term assets, the deferred tax liability associated with these assets was also adjusted.

                 The table below is a summary of the preliminary amounts allocated to the long-term assets, the allocation of the excess value over purchase price and the resulting fair values of the assets acquired:

                                                    Excess Value
                                    Preliminary    Over Purchase
                                    Allocation         Price         Fair Value
                                    -----------    -------------     ----------
Long-Term Asset Category
--------------------------------
Property, plant and equipment...      $  1,540         $  (600)        $  940
Proven research and development.         1,030            (400)           630
Purchased in-process technology.         5,590          (2,160)         3,430
Installed customer base.........         2,150            (830)         1,320
Trademarks......................           390            (150)           240
Other assets....................           410            (160)           250
Deferred taxes..................         1,040             750          1,790


     Management estimates that $3.4 billion of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring, non-tax deductible charge upon consummation of the Merger. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma combined statement of income due to its non-recurring nature.

     The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility has not been established, including UNIX/OpenVMS ($1.6 billion), NT Systems ($800 million), Storage ($2.6 billion) and Internet and others ($500 million). The value was determined by estimating the costs to develop the purchased in-process technology into commercially viable products; estimating the resulting net cash flows from such projects; and discounting the net cash flows back to their present value.

     The nature of the efforts to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, high-volume manufacturing verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements. The efforts to develop the purchased in-process technology also include developing firmware and diagnostic software, device driver development, and testing of the technology for compatibility and interoperability with other applications. The estimated costs to be incurred to develop the purchased in-process technology into commercially viable products are approximately $3.1 billion in the aggregate through the year 2005 -- $60 million in 1998, $510 million in 1999, $660 million in 2000, $630 million in 2001, $520 million in 2002, $400 million in 2003, $210 million in 2004 and $90 million in 2005.

     The resulting net cash flows from such projects are based on Compaq management's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes from such projects. These estimates are based on the following assumptions.

      o The estimated revenues project average compounded annual revenue growth rates of 8% to 39% during 1998 - 2001 depending on the product areas. For instance, UNIX/OpenVMS compounded annual growth rates are 8% and Storage rates are 39%. Estimated total revenues from the purchased in-process product areas peak in the year 2001 and decline rapidly in 2002 - 2005 as other new products are expected to enter the market. These projections are based on Compaq management's estimates of market size and growth (which are supported by independent market data), expected trends in technology (such as new families of products in the external storage product area) and the nature and expected timing of new product introductions by Digital and its competitors. These estimates also include growth related to Compaq utilizing certain Digital technologies in conjunction with Compaq products, Compaq marketing and distributing the resulting products through Compaq's resellers and Compaq enhancing the market's response to Digital's products by providing incremental financial support and stability.

      o The estimated cost of sales as a percentage of revenues is expected to be lower than Digital's on a stand-alone basis (66% in fiscal
         1997) primarily due to Compaq's expected ability to achieve more favorable pricing from key component vendors and production efficiencies due to economies of scale through combined operations. As a result of these savings, the estimated cost of sales as a percentage of revenues is expected to decrease by 1% to 6% from Digital's historical percentage, depending on the product areas.

         The combined company is expected to benefit from more favorable pricing from key component vendors within three to six months and production efficiencies due to economies of scale within six months to a year of the closing of the transaction. As a result of these savings, the estimated costs of sales as a percentage of revenues for the UNIX/OpenVMS and Storage markets, the two most significant product areas of purchased in-process technology, are expected to decrease up to 6% from Digital's historical percentages.

      o The estimated selling, general and administrative costs are expected to more closely approximate Compaq's current cost structure (approximately 12% of revenues), which is lower than Digital's current cost structure (approximately 24% of revenues). Cost savings are expected to result primarily from the changes related to the restructuring actions discussed in note (h), as well as savings resulting from the distribution of Digital's products through
         Compaq's resellers (i.e., sales of higher volume products with lower direct selling costs) and efficiencies due to economies of scale through combined operations (i.e., consolidated marketing and
         advertising programs).   These cost savings are expected to be
         realized primarily in 1999 and thereafter. A significant portion of these savings is attributable to the restructuring actions, half of which are expected to occur in 1998 and half in 1999.

      Discounting the net cash flows back to their present value is based on the weighted average cost of capital (WACC). The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investments in various areas of that enterprise. The WACC assumed for Compaq, as a corporate business enterprise, is 12% to 14%. The discount rate used in discounting the net cash flows from purchased in-process technology ranged from 22% for UNIX/OpenVMS, NT Systems and Storage to 40% for advanced development projects. This discount rate is higher than the WACC due to the inherent uncertainties in the estimates described above including the uncertainty surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology and the uncertainty of technological advances that are unknown at this time.

      If these projects are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. Compaq expects to begin to benefit from the purchased in-process technology in late 1998.

      Intangible assets of $2.2 billion is comprised of proven research and development of $630 million, installed customer base of $1.3 billion and trademarks of $240 million which have estimated useful lives of 5 years, 15 years and 5 years, respectively.

      The estimated annual amortization charge to income related to intangible assets acquired and reductions in depreciation expense resulting from the sales described in (b) and (c) above and the allocation of the excess value over cost to property, plant and equipment approximates $170 million. This charge and the related tax effect is reflected in the pro forma combined statement of income.

             (f) Adjustment to reduce the valuation allowance related to
                 Digital deferred tax assets by $2.0 billion based on a preliminary estimate of the tax assets which can be utilized by the combined company offset by the establishment of $210 million of deferred tax liabilities resulting from the purchase price allocation. Upon the finalization of the combined company's legal entity structure and the restructuring plans, the valuation allowance may be further reduced by up to approximately $1 billion to reflect the combined company's ability to utilize certain foreign net operating loss carryforwards and certain other tax credits.

             (g) Adjustment to reflect estimated Merger-related expenses.
                 The impact of the fees and expenses has been reflected in the pro forma combined balance sheet and statement of income as an increase in the purchase price of the transaction and is allocated to the assets acquired and liabilities assumed, based upon their estimated fair value.

             (h) Adjustment reflects a $1.75 billion preliminary estimate of accrued restructuring charges related to Digital to be incurred in connection with the Merger. Management is in the process of assessing and formulating its integration plans, which are expected to include employee separations, elimination of duplicative facilities, employee relocations and other restructuring actions. The finalization of these plans could result in a material change to this estimate. While the exact amount of the restructuring costs is not known, management believes the costs could range between $1.5 billion and $2.0 billion. Management believes that the restructuring charge will qualify as a liability assumed in the acquisition and is therefore recorded as an element of the purchase price allocation pursuant to EITF 95-3.

             (i) Adjustment to reflect the fair value of assets and
                 liabilities relating to post retirement and other post employment benefits (primarily related to the elimination of unrecognized gains).

             (j) Adjustment to reflect the reversal of interest income and related tax effect on the pro forma adjustment to cash resulting from the Merger. The assumed rate of return on the cash balance was 5%.

Note 3.  Pro Forma Earnings Per Common Share

               Basic pro forma earnings per common share was calculated based on the conversion of 147 million shares of Digital Common Stock outstanding at December 27, 1997 into 139 million shares of Compaq Common Stock. Diluted earnings per common share included 60 million equivalent Compaq common shares of which one million was attributable to Digital stock options.


      INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS

               In considering the recommendation of the Digital Board with respect to the Merger Agreement, stockholders should be aware that certain members of the management of Digital and the Digital Board have interests in the Merger that are different from, and in addition to, the interests of stockholders of Digital.

Board of Directors

               Pursuant to the Merger Agreement, Compaq has agreed that, immediately after the Effective Time, it will cause the candidate recommended by Digital's Board immediately prior to the Effective Time to be elected as a member of the Compaq Board. Compaq has also agreed, subject to satisfaction of Compaq's corporate governance standards, to nominate that person for a full one-year term as a member of the Compaq Board at the first annual meeting of Compaq's stockholders that occurs within one year after the Effective Time. The Digital Board has designated Mr. Frank Doyle as its recommended candidate to the Compaq Board. Mr. Doyle will receive the same benefits as those received by the other members of Compaq's Board for service in such capacity. For further information regarding Mr. Doyle, please refer to the Digital Annual Report on Form 10-K for the year ended June 28, 1997 and the Digital Proxy Statement on Schedule 14A dated September 18, 1997, both of which are incorporated herein by reference. See "Where You Can Find More Information" on page 63.

Indemnification and Insurance

               All directors and elected officers of Digital have entered into indemnification agreements with Digital which provide that Digital will maintain directors' and officers' liability insurance and indemnify directors and officers to the full extent permitted by applicable law. Compaq has agreed in the Merger Agreement that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time existing in favor of the current or former directors or officers of Digital as provided in Digital's Restated Articles of Organization, as amended (the "Digital Charter") or bylaws (the "Digital Bylaws") or in any agreement disclosed in writing to Compaq that were in effect at the date of the Merger Agreement will survive the Merger and continue in full force and effect in accordance with their terms. Further, under the terms of the Merger Agreement, for a period of six years after the Effective Time, Compaq will, and will cause Digital to, indemnify the current and former officers and directors of Digital, to the extent provided in the Digital Charter and Digital Bylaws and in such indemnification agreements in effect at the date of execution of the Merger Agreement. In addition, for a period of six years after the Effective Time, Compaq is obligated to, and will cause Digital to, maintain in effect policies of directors' and officers' liability insurance that are no less advantageous to such persons than are policies covering each person as at the date of execution of the Merger Agreement.

Certain Compensation Arrangements

               Certain members of Digital's management and the Digital Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Digital generally. The Digital Board was aware of these interests and considered them, among other matters, in approving and adopting the Merger Agreement and the transactions contemplated thereby.

               Severance Agreement with Robert B. Palmer. On March 19, 1998, Digital entered into a severance agreement (the "Severance Agreement") with Mr. Palmer. The term of the Severance Agreement (the "Term") commenced on the date entered into and is in effect through the date which is two years following a change in control as defined in the Severance Agreement ("Change in Control"). The Merger shall constitute a Change in Control.

               In the event Mr. Palmer's employment is terminated within two years following a Change in Control (i) by Digital other than for "cause" (as defined in the Severance Agreement), (ii) by Mr. Palmer for "good reason" (as defined in the Severance Agreement) or (iii) other than by reason of death or disability, Mr. Palmer will be entitled to receive a lump sum severance payment, in cash, equal to three times the sum of (a) Mr. Palmer's base salary and (b) the higher of Mr. Palmer's target incentive compensation for the year in which his termination occurs or his target incentive compensation for Digital's 1998 fiscal year. In addition, for the eighteen (18) month period immediately following any such termination, Mr. Palmer and his dependents will receive financial support for the continuation of certain welfare benefits as set forth in the Severance Agreement. Furthermore, if such termination occurs prior to the end of Digital's 1998 fiscal year, Mr. Palmer will receive a pro-rata portion of his incentive compensation with respect to such year.

               Under the Severance Agreement, Digital is required to make an additional "gross-up payment" to Mr. Palmer to offset fully the effect of any excise tax imposed on change-in-control payments under Section 4999 of the Code, whether made to him under the Severance Agreement or otherwise.

               If Mr. Palmer's employment was terminated following a Change in Control under circumstances entitling him to severance payments and benefits under the Severance Agreement, the approximate amount of the cash severance payment would be $6,450,000 (not including the value of the welfare benefit continuation, pro-rated bonus and the "gross-up payment" described above).

               Key Employee Severance Plan. On March 19, 1998, a duly appointed special committee of the Digital Board adopted the Digital Key Employee Severance Plan (the "Severance Plan"). Nine senior executives (the "Tier 1 Employees"), including Messrs. Bruce L. Claflin, Harold D. Copperman, John J. Rando and William D. Strecker (the "Named Executive Officers") and 19 other executives (the "Tier 2 Employees") are eligible to participate in the Severance Plan. Approximately 230 Digital vice presidents (the "Tier 3 Employees" and together with the Tier 1 Employees and the Tier 2 Employees, the "Executives") are also eligible to participate in the Severance Plan.

               In the event an Executive's employment is terminated within one year following a Change in Control (as defined above) (i) by Digital other than for cause (as defined in the Severance Plan) or (ii) by the Executive for "good reason" (as defined in the Severance Plan), the Executive who is either a Tier 1 Employee or a Tier 2 Employee will be entitled to receive a lump sum severance payment (the "Severance Payment"), in cash, equal to the sum of the Executive's annual base salary and the Executive's target incentive compensation (which target incentive compensation shall not be less than the target incentive compensation for Digital's 1998 fiscal year), in each case as in effect immediately prior to the Executive's termination, multiplied by (i) 2, in the case of a Tier 1 Employee and (ii) 1.5, in the case of a Tier 2 Employee. Any Tier 3 Employee whose employment is similarly terminated will be entitled to receive a Severance Payment, in cash, equal to his or her annual base salary.

               Under the Severance Plan, Digital is required, if necessary, to make an additional "gross-up payment" to any Tier 1 Employee to offset fully the effect of any excise tax imposed on change-in-control payments under
Section 4999 of the Code, whether made to such Tier 1 Employee under the Severance Plan or otherwise.

               If any of the Named Executive Officers is terminated following a Change in Control under circumstances which give rise to severance payments under the Severance Plan, the approximate amount of the cash severance payment to each Named Executive Officer, excluding the "gross-up payment" described above, would be $1,700,000 to Mr. Claflin; $1,700,000 to Mr. Copperman; $1,700,000 to Mr. Rando; and $1,450,000 to Mr. Strecker.

               Equity Based Awards. Under Digital's equity plans, all outstanding restricted stock will vest, and substantially all outstanding stock options will become fully vested and exercisable, upon approval and adoption of the Merger Agreement by holders of Digital Common Stock. Pursuant to the Merger Agreement, all stock options will be converted at the Effective Time into fully vested and exercisable options to purchase Compaq Common Stock.

               Based upon shares of restricted stock outstanding as of March 16, 1998, restrictions on 21,500 such shares held by executive officers of Digital will lapse upon approval and adoption of the Merger Agreement by the holders of Digital Common Stock as follows:

Named Executive Officers                                  Restricted Stock
------------------------                                  ----------------
Robert B. Palmer.....................................                 0
Bruce L. Claflin.....................................            11,000
Harold D. Copperman..................................             5,000
John J. Rando........................................                 0
William D. Strecker..................................                 0
All executive officers as a group (10  persons)......            21,500


               Based upon options outstanding as of March 16, 1998, options to purchase 1,371,408 shares of Digital Common Stock held by executive officers of Digital will become fully vested and exercisable upon approval and adoption of the Merger Agreement by the holders of Digital Common Stock as follows:

                                                                                 Weighted Average
Named Executive Officers                                           Options        Exercise Price
------------------------                                           -------       ----------------
Robert B. Palmer..............................................     426,950            $44.364
Bruce L. Claflin..............................................     157,500             44.140
Harold D. Copperman...........................................     180,854             41.376
John J. Rando.................................................     154,650             42.967
William D. Strecker...........................................     118,950             42.544
All executive officers as a group (10 persons)................   1,371,408             43.254

               1995 Stock Option Plan for Nonemployee Directors; 1990 Stock Option Plan for Nonemployee Directors. In accordance with the terms of the Merger Agreement, at the Effective Time all outstanding stock options granted under the 1995 Stock Option Plan for Nonemployee Directors and the 1990 Stock Option Plan for Nonemployee Directors (together, the "Directors' Plans") will be converted into fully vested and exercisable options to purchase Compaq Common Stock in accordance with the provisions of the Merger Agreement.

               Retirement Arrangement for Nonemployee Directors. The Retirement Arrangement for Nonemployee Directors (the "Directors' Retirement Plan") provides that any termination of service following the Effective Time will be deemed retirement for purposes of the Directors' Retirement Plan. Accordingly, retirement benefits will be payable to any participating director following any such termination. The Directors' Retirement Plan provides for an annualized benefit for life which is equal to the annual retainer for non-employee directors in effect on the date of termination ($25,000). Five non-employee directors will be eligible to receive this benefit.

Ownership of Digital Common Stock

               Shown below is certain information as of March 16, 1998, with respect to beneficial ownership of shares of Digital Common Stock by each director, each of the five most highly compensated executive officers, all directors and executive officers as a group, and each person Digital believes beneficially holds more than 5% of the outstanding Digital Common Stock. Unless otherwise indicated, the named person or members of the group possess sole voting and investment power with respect to the shares.

                                                                                              Percent of Digital Common
Beneficial Owner                                            Shares Beneficially Owned             Stock Outstanding
----------------                                            -------------------------         -------------------------
Vernon R. Alden.....................................             49,125  (1)(2)                           *
                                                                                                          *
Colby H. Chandler...................................             10,999  (1)                              *
                                                                  6,968  (3)                              *
Arnaud de Vitry.....................................            114,259  (1)(4)                           *

Frank P. Doyle......................................              4,475  (5)                              *

Kathleen F. Feldstein...............................              5,999  (6)                              *

Thomas P. Gerrity...................................             17,999  (1)                              *

Robert B. Palmer....................................            655,586  (7)                              *

Thomas L. Phillips..................................             10,999  (1)                              *

Delbert C. Staley...................................              6,999  (6)                              *

Bruce L. Claflin....................................            110,551  (8)                              *

Harold D. Copperman.................................            110,726  (9)                              *

John J. Rando.......................................            149,048  (10)                             *

William D. Strecker.................................            139,960  (11)                             *

All directors and executive officers as a group
  (18 persons)......................................          1,795,450  (12)                             *

The Capital Group Companies, Inc....................          9,878,100  (13)                           6.7%

Dodge & Cox.........................................          9,698,850  (14)                           6.6%

The Prudential Insurance Company of America.........          9,950,319  (15)                           6.73%


-----------
* Less than 1%.

-----------
(1)  Includes 5,000 shares of Digital Common Stock which the director has the right to acquire by exercise of a stock option granted pursuant to
     Digital's 1990 Stock Option Plan for Nonemployee Directors (the "1990
     Nonemployee Directors Plan") and 999 shares of Digital Common Stock which the director has the right to acquire by exercise of stock options granted pursuant to Digital's 1995 Stock Option Plan for
     Nonemployee Directors (the "1995 Nonemployee Directors Plan").

(2) Includes 22,357 shares of Digital Common Stock held by Mr. Alden's wife, as to which shares Mr. Alden disclaims beneficial ownership. Mr. Alden also owns 1,000 shares of Digital Preferred Stock.

(3)  Represents Digital Common Stock units under the Digital Deferred
     Compensation Plan for Non-Employee Directors as Amended and Restated
     Effective 18 May 1987, as further amended. Under the plan, nonemployee directors may elect to defer receipt of all or a portion of their compensation in the form of Digital Common Stock units. Digital Common
     Stock units carry no voting rights.

(4) Includes 104,660 shares of Digital Common Stock held by Mr. de Vitry's wife, as to which shares Mr. de Vitry disclaims beneficial ownership.

(5) Represents 2,000 shares of Digital Common Stock which Mr. Doyle has the right to acquire by exercise of a stock option granted pursuant to the 1990 Nonemployee Directors Plan and 2,475 shares of Digital Common
     Stock which the director has the right to acquire by exercise of stock options granted pursuant to the 1995 Nonemployee Directors Plan.

(6) Includes 4,000 shares of Digital Common Stock which the director has the right to acquire by exercise of a stock option granted pursuant to the 1990 Nonemployee Directors Plan and 999 shares of Digital Common Stock which the director has the right to acquire by exercise of stock options granted pursuant to the 1995 Nonemployee Directors Plan.

(7) Includes 633,550 shares of Digital Common Stock which Mr. Palmer has the right to acquire by exercise of stock options, 17,600 of which are subject to restrictions on disposition which lapse over time.

(8) Includes 82,500 shares of Digital Common Stock which Mr. Claflin has the right to acquire by exercise of stock options. Also includes 11,000 shares of Digital Common Stock awarded as restricted stock under Digital's 1990 and 1995 Equity Plans subject to restrictions on disposition which lapse over time.

(9) Includes 101,054 shares of Digital Common Stock which Mr. Copperman has the right to acquire by exercise of stock options. Also includes
     5,000 shares of Digital Common Stock awarded as restricted stock under Digital's 1995 Equity Plan subject to restrictions on disposition which lapse over time.

(10) Includes 146,000 shares of Digital Common Stock which Mr. Rando has the right to acquire by exercise of stock options, 3,950 of which are subject to restrictions on disposition which lapse over time.

(11) Includes 138,550 shares of Digital Common Stock which Mr. Strecker has the right to acquire by exercise of stock options, 6,200 of which are subject to restrictions on disposition which lapse over time.

(12) The group is comprised of those persons who were directors and executive officers of Digital on March 16, 1998. Includes 1,411,894 shares of
     Digital Common Stock which the directors and executive officers as a group have the right to acquire by exercise of stock options granted under Digital's stock plans, 36,450 of which are subject to restrictions on disposition which lapse over time. In addition, includes 127,781 shares held by family members of officers or directors, as to which shares the applicable officer or director disclaims beneficial ownership. Also includes 21,500 shares awarded as restricted stock under Digital's 1990 or 1995 Equity Plans subject to restrictions on disposition that lapse over time. The 1,795,450 shares held by all directors and executive officers as a group would represent less than 1% of the outstanding Digital Common Stock, assuming exercise of the stock options.

(13) Based on a Schedule 13G dated February 10, 1998, by The Capital Group
     Companies, Inc. and Capital Research and Management Company, 333 South
     Hope Street, 52(nd) Floor, Los Angeles, California, 90071 as a parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over Digital
     Common Stock. The Capital Group Companies, Inc. does not have investment power or voting power over any of these securities.
     Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and a wholly-owned subsidiary of The Capital Group Companies, Inc., was the beneficial owner as of December 31, 1997 of 7,375,000 shares or 5.0% of the Digital Common Stock as a result of acting as investment adviser to various investment companies registered under
     Section 8 of the Investment Company Act of 1940.

(14) Based on a Schedule 13G dated February 12, 1998, by Dodge & Cox, One
     Sansome St., 35(th)  Floor, San Francisco, California 94104.  As of
     December 31, 1997, Dodge & Cox had sole power to vote or direct the vote of 8,688,754 shares of Digital Common Stock, shared power to vote or direct the vote of 120,200 shares of Digital Common Stock and sole power to dispose or to direct the disposition of all 9,698,850 shares of Digital Common Stock.

(15) Based on a Schedule 13G dated February 10, 1998, by The Prudential
     Insurance Company of America ("Prudential"), 751 Broad Street, Newark,
     New Jersey, 07102-3777. As of December 31, 1997, Prudential had sole voting and investment discretion over 27,800 shares of Digital Common
     Stock. Prudential may have direct or indirect voting and/or investment discretion over 9,922,519 shares of Digital Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.


                           THE MERGER AGREEMENT

               This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including certain provisions of the Merger Agreement. The description of the Merger Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A, and which is incorporated herein by reference. All holders of Digital Common Stock are urged to read carefully the Merger Agreement in its entirety.

Structure; Effective Time; Stockholder Approvals

               The Merger Agreement contemplates the merger of a newly-formed subsidiary of Compaq into Digital, with Digital surviving the Merger as a wholly owned subsidiary of Compaq. The Merger will become effective at the date and time specified in the articles of merger to be filed with the Secretary of State of the Commonwealth of Massachusetts, which is expected to occur as soon as practicable after the last condition precedent to the Merger set forth in the Merger Agreement has been satisfied or waived. The affirmative vote of the holders of two-thirds of the outstanding shares of Digital Common Stock, voting as a class (the "Common Stockholder Approval"), is required to approve the Merger Agreement. The approval of holders of Digital Preferred Stock is not, however, required in order to consummate the Merger.

Merger Consideration

               The Merger Agreement provides that each share of Digital Common Stock outstanding immediately prior to the Effective Time, together with the rights (the "Rights") attached thereto issued pursuant to the Rights Agreement dated as of December 11, 1989 and amended as of February 3, 1998, between Digital and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), will (except as described in the final sentence of this paragraph and except for shares held by a dissenting stockholder) at the Effective Time, be converted into the right to receive (i) $30.00 in cash and
(ii) 0.945 shares of Compaq Common Stock. All shares of Digital Common Stock that are owned by Digital as treasury stock and any shares of Digital Common Stock owned by Compaq or any subsidiary of Compaq will, at the Effective Time, be canceled and no payment will be made for such shares.

Appraisal Rights

               The Merger Agreement provides that no conversion shall be made thereunder with respect to the shares of Digital Common Stock held by a dissenting stockholder (subject to an exception for any dissenting stockholder who, after the Effective Time, withdraws his demand for appraisal or loses his right of appraisal).

               The Merger Agreement provides that any dissenting stockholder (including holders of Digital Preferred Stock) (i) who files with Digital a written objection to the Merger before the Special Meeting and who states in such objection that he intends to demand payment for his shares if the Merger is concluded and (ii) whose shares are not voted in favor of the approval and adoption of the Merger Agreement, shall be entitled to demand payment from Digital for his shares of Digital Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of the MBCL. For further information on appraisal rights under the MBCL see "The Merger--Appraisal Rights" on page 30.

Employee Stock Options

               The Merger Agreement provides that, as of the Effective Time, each option to purchase shares of Digital Common Stock outstanding under any employee or director stock option or compensation plan or arrangement of Digital will be canceled, and Compaq will issue in exchange therefor a fully vested and exercisable option to purchase shares of Compaq Common Stock (a "Substitute Option"). Such Substitute Option will be a non-qualified stock option and will not be subject to favorable tax treatment in the United States or any other jurisdiction. The number of shares of Compaq Common Stock subject to such Substitute Option (rounded to the nearest whole share) and the exercise price thereunder (rounded to the nearest whole cent) will be computed in compliance with the requirements of Section 424(a) of the Code and such Substitute Option will be subject to all of the other terms and conditions of the original option to which it relates. No options covering fractional shares of Compaq Common Stock will be issued in the Merger. Prior to the Effective Time, Digital will obtain such consents, if any, as may be necessary to give effect to the transactions contemplated by this paragraph. In addition, prior to the Effective Time, Digital will make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this paragraph. Digital has represented in the Merger Agreement that it will not, after the date of execution of the Merger Agreement, without the written consent of Compaq, (i) amend any outstanding option to acquire shares of Digital Common Stock or (ii) grant any stock option or other stock-based compensation award. Notwithstanding the foregoing, all options to acquire shares of Digital Common Stock will be amended to allow employees who are holders of outstanding options on the date of their termination of employment to exercise such options for a period of thirty (30) days (or until the end of the original option term if earlier) following a termination of employment for any reason (unless the applicable option agreement provides for a longer period of post-termination exercise with respect to such termination, in which case such longer period shall apply).

Employee Stock Purchase Plans

               The Merger Agreement provides that, as of the earlier of May 31, 1998 or the Effective Time (the "Termination Date"), Digital's 1968 Employee Stock Purchase Plan and the 1981 International Employee Stock Purchase Plan (together, the "ESPPs") will be terminated. The rights of participants in such ESPPs with respect to any offering period then underway under such ESPPs will be determined by treating the last business day prior to the Termination Date as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of such ESPPs. Prior to the Termination Date, Digital will take all actions (including, if appropriate, amending the terms of such ESPPs) that are necessary to give effect to the transactions contemplated by this paragraph.

Deferred Compensation Plans

               The Merger Agreement provides that, as of the Effective Time, each outstanding stock unit under Digital's Deferred Compensation Plan for Executives and Digital's Deferred Compensation Plan for Non-Employee Directors will be amended or converted into a similar instrument of Compaq, in each case with such adjustments as are appropriate to preserve the value inherent in such Digital stock units with no detrimental effects on holders thereof. The other terms of each such Digital stock unit, and the plans or agreements under which they were issued to the extent they relate to such Digital stock units, will continue to apply in accordance with their terms. Nothing in the Merger Agreement will require Compaq or any of its subsidiaries to allow any additional deferrals into stock units under any such plans on and after the Effective Time.

Conversion of Shares; Fractional Shares

               The Merger Agreement provides that prior to the Effective Time, Compaq will appoint an exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Digital Common Stock (other than shares held by a dissenting stockholder) for the Merger Consideration (including cash in lieu of fractional shares of Compaq Common Stock as described below) and Compaq will make available to the Exchange Agent, as needed, the Merger Consideration for such purpose. Promptly after the Effective Time, Compaq or the Exchange Agent will send each holder of Digital Common Stock (other than a dissenting stockholder) a letter of transmittal for use in such exchange and instructions explaining how to surrender certificates to the Exchange Agent. Holders of Digital Common Stock whose shares are converted into the right to receive the Merger Consideration who surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the Merger Consideration. Holders of unexchanged shares of Digital Common Stock will not be entitled to receive any dividends or other distributions payable by Compaq on the Compaq Common Stock into which such securities are exchangeable after the Effective Time until their certificates are surrendered. Upon surrender, however, such holders will receive accumulated dividends and distributions payable on the related shares of Compaq Common Stock subsequent to and in respect of a record date after the Effective Time, without interest, together with cash in lieu of fractional shares (paid as described below).

               No fractional shares of Compaq Common Stock will be issued in the Merger. Instead, holders of Digital Common Stock who would otherwise be entitled to receive fractional shares will receive cash for any fractional share of Compaq Common Stock owed them based on the market value of Compaq Common Stock on the trading day immediately preceding the Effective Time.

Certain Covenants

               Interim Operations of Digital. From the date of execution of the Merger Agreement until the Effective Time, with certain exceptions, Digital and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees. In particular, during this period, Digital may not, without Compaq's prior written consent or subject to certain limited exceptions, amend its organizational documents, and neither Digital nor its subsidiaries may, without Compaq's prior written consent or subject to certain limited exceptions: enter into any merger or consolidation; acquire a material amount of assets of any person; sell, lease or license or otherwise dispose of any material assets or property (except pursuant to existing contracts or commitments, and in the ordinary course consistent with past practice); take any action that would make any representation and warranty of Digital under the Merger Agreement inaccurate in any material respect at the Effective Time; enter into any licensing agreement or other similar arrangement with respect to any of its intellectual property rights (except in the ordinary course consistent with past practice); increase benefits payable under any existing severance or termination pay policies or employment agreements, or take certain specified actions with respect to current or former employees, officers or directors of Digital or any of its subsidiaries (including: granting any severance or termination pay; entering into any employment, deferred compensation or other similar agreement; establishing, adopting or amending any collective bargaining or other benefit plan or arrangement; or increasing compensation, bonus or other benefits); or agree or commit to do any of the foregoing.

               Interim Operations of Compaq. From the date of execution of the Merger Agreement until the Effective Time, Compaq and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees. In particular, during this period, Compaq may not, without Digital's prior written consent, amend its organizational documents, and neither Compaq nor its subsidiaries may (subject to certain limited exceptions) take any action that would make any representation or warranty of Compaq under the Merger Agreement inaccurate in any material respect at the Effective Time, or agree or commit to do any of the foregoing.

               Special Meeting; Proxy Material. Digital has agreed, in accordance with applicable law and the Digital Charter and Digital Bylaws, to cause the Special Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement. In connection with the Special Meeting, Digital will (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable a proxy statement for the Special Meeting and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby and (iii) otherwise comply with all legal requirements applicable to such meeting. Digital may, if it receives a bona fide unsolicited Acquisition Proposal (as defined below), delay the filing or mailing, as the case may be, of such proxy statement or delay the holding of the Special Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the Digital Board to consider such Acquisition Proposal and to disseminate its recommendation with respect to such Acquisition Proposal to the holders of Digital Common Stock a reasonable period of time prior to the Special Meeting. "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, consolidation or other business combination involving Digital or any subsidiary of Digital or the acquisition of any equity interest in, or a substantial portion of the assets of, Digital or any subsidiary of Digital, other than the transactions contemplated by the Merger Agreement.

               No Solicitation by Digital. Digital has covenanted in the Merger Agreement that, from the date of execution of the Merger Agreement until the termination thereof, it and its subsidiaries will not, and that Digital will cause the officers and directors of it and any of its subsidiaries not to, and Digital will use reasonable best efforts to cause the financial and legal advisors of Digital and its subsidiaries not to, directly or indirectly, (i) take any action (including, without limitation, redeeming Rights issued pursuant to the Rights Agreement or amending or modifying in any respect the Rights Agreement to facilitate an Acquisition Proposal) to solicit, initiate or knowingly encourage any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to Digital or any subsidiary of Digital or afford access to the properties, books or records of Digital or any subsidiary of Digital to, any person that may be considering making, or has made, an Acquisition Proposal. Notwithstanding the foregoing, Digital may engage in negotiations with, disclose nonpublic information relating to Digital and any of its subsidiaries and afford access to the properties, books and records of Digital and any subsidiary of Digital to, any person who has made an Acquisition Proposal and take such other actions as are customarily undertaken in connection with the negotiation and evaluation of an Acquisition Proposal and to change the recommendation as contemplated by the "Digital Board's Covenant to Recommend" below, if the Digital Board reasonably concludes in good faith based on advice from its outside counsel that the failure to take such action would present a reasonable probability of violating the fiduciary duties of the Digital Board under applicable law. In such case, the Digital Board may also redeem Rights issued pursuant to the Rights Agreement or amend or modify in any respect the Rights Agreement to permit another person to effect an Acquisition Proposal. Prior to any such negotiations, disclosure of nonpublic information, affording of access or taking of other related actions, such person must enter into an agreement with Digital on terms substantially identical to the terms of the confidentiality agreements between Digital and Compaq as in effect on the date of execution of the Merger Agreement.

               Digital must notify Compaq promptly in writing of the receipt of any Acquisition Proposal or request for information (such notice to identify the person making the Acquisition Proposal or request and set forth the material terms and conditions thereof). Digital has agreed to keep Compaq fully informed of the status and details of any Acquisition Proposal and any request for information. Pursuant to the Merger Agreement, Digital has agreed to, and has agreed to cause its subsidiaries and the directors, officers and financial and legal advisors of Digital and its subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted with respect to any Acquisition Proposal prior to the execution of the Merger Agreement. Notwithstanding the foregoing provisions of this paragraph and the immediately preceding paragraph, Digital or the Digital Board may take and disclose to Digital's stockholders a position with respect to an Acquisition Proposal by a third party to the extent required under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and may make such disclosure to Digital's stockholders as, in the judgment of the Digital Board with the advice of outside counsel, is required under applicable law.

               Digital Board's Covenant to Recommend. The Digital Board has agreed to recommend the approval and adoption of the Merger Agreement to holders of Digital Common Stock. Notwithstanding the foregoing, the Digital Board is permitted to withdraw or modify in a manner adverse to Compaq its recommendation, but only if and to the extent that (i) an Acquisition Proposal has been made prior to the time that the Digital Board determines to withdraw or modify its recommendation, (ii) the Digital Board reasonably concludes in good faith based on advice from its outside counsel that failure to make such withdrawal or modification would present a reasonable probability of violating the fiduciary duties of the Digital Board under applicable law, and (iii) Digital has delivered to Compaq, at least one business day prior to such withdrawal or modification, a written notice advising Compaq that Digital has received an Acquisition Proposal, identifying the person making such Acquisition Proposal, setting forth the material terms and conditions of the Acquisition Proposal and indicating that the Digital Board proposes to withdraw or modify its recommendation.

               Reasonable Best Efforts. Each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement.

               Certain Employee Benefits Matters. Digital has implemented the arrangements previously agreed by Digital and Compaq in writing (which agreements and arrangements are described under "Interests of Certain Persons in the Merger and Related Matters"). Except with respect to the arrangements contemplated by the prior sentence and subject to the arrangements described in "--Employee Stock Options," "--Employee Stock Purchase Plans" and "--Deferred Compensation Plans," Compaq has agreed to continue each of Digital's various compensation and benefit plans through June 30, 1998. Compaq has agreed (1) to work with Digital's management with respect to an appropriate transition of compensation and benefit programs for subsequent periods, and (2) to recognize service with Digital and its subsidiaries as service with Compaq for all applicable purposes under any compensation or benefit plan of Compaq in which any employee of Digital or any of its subsidiaries participates.

               Indemnification and Insurance of Digital Directors and
Officers. Pursuant to the Merger Agreement, Compaq has agreed that (i) all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time existing in favor of the current or former directors or officers (the "Indemnified Parties") of Digital as provided in the Digital Charter or Digital Bylaws or in any agreement disclosed in writing to Compaq prior to the date of execution of the Merger Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms, (ii) for six years after the Effective Time, Compaq will and will cause Digital to indemnify and hold harmless the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding clause (i); and (iii) for six years after the Effective Time, Compaq will and will cause Digital to maintain in effect certain directors' and officers' liability insurance coverage arrangements for Digital directors and officers, all as more fully described under "Interests of Certain Persons in the Merger and Related Matters--Indemnification and Insurance" on page 41.

               Certain Other Covenants. The Merger Agreement contains certain mutual covenants of the parties, including covenants relating to: public announcements; notification of certain matters; access to information; identification of affiliates; further assurances; cooperation in connection with certain governmental and regulatory filings and in obtaining consents and approvals, including antitrust matters; and confidential treatment of non-public information.

               The Merger Agreement also contains certain covenants of Compaq, including covenants requiring Compaq to: use its reasonable best efforts to list the Compaq Common Stock to be issued in connection with the Merger on the NYSE on or prior to the Effective Time; to vote all shares of Digital Common Stock beneficially owned by it in favor of approval and adoption of the Merger Agreement at the Special Meeting; and, immediately following the Effective Time, to cause the candidate recommended by the Digital Board immediately prior to the Effective Time (x) to be elected as a member of the Compaq Board until the first Compaq Annual Meeting after the Effective Time and (y) to be nominated for one additional one year term. See "Interests of Certain Persons in the Merger and Related Matters--Board of Directors" on page 41.

Certain Representations and Warranties

               The Merger Agreement contains, subject to certain exceptions, reciprocal representations and warranties made by Digital and Compaq as to, among other things: due organization and good standing; corporate authorization to enter into the contemplated transactions; governmental approvals required in connection with the contemplated transactions; absence of any breach of organizational documents and certain material agreements as a result of the contemplated transactions; capitalization; ownership of subsidiaries; filings with the SEC; financial statements; information included in this Proxy Statement/Prospectus; absence of certain material changes (including changes which would have a material adverse effect (other than adverse effects resulting from the execution and performance of the Merger Agreement, changes in general economic conditions or general changes in the computer industry)) since September 28, 1997 (in the case of Digital) or since September 30, 1997 (in the case of Compaq); absence of undisclosed material liabilities; compliance with laws and court orders; litigation; finders' fees; tax matters; employee matters; environmental matters; purchase accounting treatment; receipt of opinion of financial advisor; and patents and other proprietary rights. "Material adverse effect" means any change, effect, event, occurrence or state of facts that has had, or would reasonably be expected to have, a material adverse effect on the business, operations, financial condition or results of operations of Compaq and its subsidiaries, taken as a whole, or Digital and its subsidiaries, taken as a whole, as the case may be.

               In addition, Digital has represented to Compaq that neither the provisions of Chapters 110C, 110D, or 110E of the Massachusetts General Laws nor any other antitakeover or similar statute or regulation applies to the transactions contemplated by the Merger Agreement, and that it has taken all action necessary to render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger Agreement and the transactions contemplated thereby.

               The representations and warranties in the Merger Agreement do not survive the Effective Time.

Conditions to the Merger

               Conditions to Each Party's Obligations to Effect the Merger. The obligations of Compaq, Digital and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

               (i) the approval and adoption of the Merger Agreement by the holders of Digital Common Stock;


              (ii) the applicable waiting periods under the HSR Act and EC
                   Merger Regulation relating to the Merger having expired or been terminated;

             (iii) no applicable law or regulation, judgment, injunction, order or decree of a court of competent jurisdiction prohibiting or enjoining the consummation of the Merger;

              (iv) the registration statement of which this Proxy
                   Statement/Prospectus is a part having become effective under the 1933 Act and not being subject to any stop order or related proceedings by the SEC; and

               (v) the shares of Compaq Common Stock to be issued in the
                   Merger having been approved for listing on the NYSE, subject to official notice of issuance.

               Conditions to the Obligations of Compaq and Merger Subsidiary. The obligations of Compaq and Merger Subsidiary to effect the Merger are further subject to the satisfaction of the following conditions:

               (i) the performance in all material respects by Digital of its obligations under the Merger Agreement at or prior to the Effective Time; and

              (ii) the representations and warranties of Digital contained in the Merger Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time.


               Conditions to the Obligations of Digital. The obligation of Digital to effect the Merger is further subject to the satisfaction of the following conditions:

               (i) the performance in all material respects by Compaq of
                   its obligations under the Merger Agreement at or prior to the Effective Time; and

              (ii) the representations and warranties of Compaq contained in the Merger Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time.

Termination of the Merger Agreement

               Right to Terminate. The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

               (i) by mutual written consent of Digital and Compaq;

              (ii) by either Digital or Compaq if:  (a) the Merger has not been consummated by November 1, 1998 (but neither Digital nor Compaq may terminate if its breach is the reason that the Merger has not been consummated); (b) any law or regulation makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree enjoining Digital or Compaq from consummating the Merger is entered and such injunction, judgment, order or decree has become final and non-appealable (but only if the party seeking termination has used its reasonable best efforts to remove such injunction, order or decree); or (c) holders of Digital Common Stock fail to approve and adopt the Merger Agreement at the Special Meeting (or any adjournment thereof); or

             (iii) by Compaq if:  (a) the Digital Board has withdrawn or modified in a manner adverse to Compaq its approval or recommendation of the Merger; or (b) Digital materially breaches any of its obligations set forth above under "--Certain Covenants--No Solicitation by Digital," or Digital does not call the Special Meeting or does not use its reasonable best efforts to prepare the proxy material (subject to Digital's right to consider an Acquisition Proposal in certain circumstances). See "-- Certain Covenants--Special Meeting; Proxy Material" and "--Certain Covenants--No Solicitation by Digital" on page 48 for discussion of these covenants.


               If the Merger Agreement is validly terminated, no provision thereof shall survive (except for the provisions relating to confidentiality, expenses, successors and assigns, governing law, jurisdiction and waiver of a jury trial) and such termination shall be without any liability on the part of any party, unless such party is in willful or grossly negligent breach of any provision of the Merger Agreement. The confidentiality agreement entered into between Digital and Compaq as of December 1, 1997 will continue in effect notwithstanding termination of the Merger Agreement.

Expenses

               Termination Fee. Digital has agreed to pay Compaq an amount equal to $240 million (the "Termination Fee") if:

               (i) the Merger Agreement is terminated by Compaq in the
                   circumstances described in paragraph (iii) under "-- Termination of the Merger Agreement--Right to Terminate;"

              (ii) (A) prior to the termination of the Merger Agreement, a bona fide Acquisition Proposal is commenced, publicly proposed or publicly disclosed and (B) the Merger Agreement is terminated by Digital in the circumstances described in paragraph (ii)(a) under "--Termination of the Merger Agreement--Right to Terminate" or by Digital or Compaq in the circumstances described in paragraph
                   (ii)(c) under "--Termination of the Merger Agreement-- Right to Terminate;" or

             (iii) (A) the Merger Agreement is terminated by Compaq in the circumstances described in paragraph (ii)(a) under "-- Termination of the Merger Agreement--Right to Terminate," (B) the Special Meeting was not held prior to the date of such termination, and (C) Digital delayed the holding of the Special Meeting because it received a bona fide unsolicited Acquisition Proposal as described in "--Certain Covenants--Special Meeting; Proxy Material."

               Digital has agreed to pay the Termination Fee promptly, but in no event later than two business days after the termination of the Merger Agreement pursuant to clause (i), (ii) or (iii) of the preceding paragraph. Notwithstanding the previous sentence, in the event of a termination of the Merger Agreement by Compaq pursuant to clause (ii) or (iii) of the preceding paragraph, 50% of the Termination Fee shall be payable at the time set forth in the immediately preceding sentence and 50% of the Termination Fee shall be payable concurrently with the consummation of a Significant Acquisition Proposal within 12 months of the termination of the Merger Agreement. "Significant Acquisition Proposal" means an Acquisition Proposal involving the acquisition of at least 50% of the Digital Common Stock or at least 50% of the assets of Digital.

               Expenses Payable by Digital. Digital has agreed to reimburse Compaq for its reasonable expenses (not to exceed $25 million) incurred in connection with the transactions contemplated by the Merger Agreement if (i) the Merger Agreement is terminated because the Merger is not consummated on or before November 1, 1998, (ii) any representation or warranty made by Digital in the Merger Agreement was not true and correct when made and (iii) the condition described in paragraph (ii) under "--Conditions to the Merger--Conditions to the Obligations of Compaq and Merger Subsidiary" is not satisfied. Notwithstanding the foregoing, no payment is due pursuant to the previous sentence in the event that a Termination Fee is payable under "--Termination Fee." Digital has also agreed to pay all transfer taxes in connection with the Merger.

               Expenses Payable by Compaq. Compaq has agreed to reimburse Digital for its reasonable expenses (not to exceed $25 million) incurred in connection with the transactions contemplated by the Merger Agreement if (i) the Merger Agreement is terminated because the Merger is not consummated on or before November 1, 1998, (ii) any representation or warranty made by Compaq in the Merger Agreement was not true and correct when made and (iii) the condition described in paragraph (ii) under "--Conditions to the Merger--Conditions to the Obligations of Digital" is not satisfied.

               Other Expenses. Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses.

Amendments; No Waivers

               Any provision of the Merger Agreement may be amended or waived prior to the Effective Time only if the amendment or waiver is in writing and signed, in the case of an amendment, by Digital and Compaq and, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval and adoption of the Merger Agreement by holders of Digital Common Stock, no amendment or waiver may, without the further approval of such stockholders, reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of Digital.


                              SPECIAL MEETING

               This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of Digital Common Stock by the Digital Board for use at the Special Meeting. This Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to the holders of Digital Common Stock on or about May 7, 1998.

Time and Place; Purpose

               The Special Meeting will be held at 11:00 a.m. on June 11, 1998 at The Westford Regency Inn, 219 Littleton Road, Westford, MA 01886. At the Special Meeting (and any adjournment or postponement thereof), the holders of Digital Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement and such other matters as the President or Directors of Digital may bring before the Special Meeting.

               Approval by the holders of Digital Common Stock of the Merger Agreement is required by the MBCL (Chapter 156B, Section 78(c)(1)). Approval of holders of Digital Preferred Stock is not required for the approval and adoption of the Merger Agreement.

               The Digital Bylaws provide that no business except that set forth in the notice of the Special Meeting and, if the notice so provides, such other matters as the President or Directors of Digital may bring before the meeting, may be transacted at the Special Meeting.

Recommendation

               The Digital Board (x) has unanimously approved the Merger, the terms of the Merger Agreement and the consummation of the Merger contemplated thereby, (y) unanimously believes that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Digital and its stockholders and (z) unanimously recommends that the holders of Digital Common Stock vote "for" approval and adoption of the Merger Agreement.

Record Date; Voting Rights and Proxies

               Only holders of record of Digital Common Stock at the close of business on May 4, 1998 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. As of the Record Date, there were 147,516,344 outstanding shares of Digital Common Stock, each of which entitled the holder thereof to one vote.

               Holders of Digital Common Stock as of the close of business on the Record Date are entitled to vote on approval and adoption of the Merger Agreement and such other matters as the President or Directors of Digital may bring before the Special Meeting.

               Each share of Digital Common Stock outstanding as of the Record Date will entitle the registered holder thereof to one vote on each proposal to be voted on, and such stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Special Meeting and vote in person.

               All shares of Digital Common Stock represented by properly executed proxies returned in time will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of Digital Common Stock will be voted "for" approval and adoption of the Merger Agreement. Digital knows of no other matter to be presented at the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed forms of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by giving written notice to the Clerk of Digital or by granting a later dated proxy. In addition, stockholders attending the Special Meeting may revoke their proxies at that time. Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of election appointed for the Special Meeting.

               If Digital proposes to adjourn the Special Meeting, the persons named as attorneys in the enclosed forms of proxy card will vote all shares for which they have voting authority (other than those that have been voted against the approval and adoption of the Merger Agreement) in favor of such adjournment. If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of such meeting, all proxies will be voted in the same manner as such proxies would have been voted at the initial convening of the Special Meeting (except for any proxies that theretofore effectively have been revoked or withdrawn), notwithstanding that they may have been voted on the same or any other matter at a previous meeting.

               Holders of Digital Common Stock are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for such purpose to ensure that their shares are voted.

Share Ownership of Management and Certain Stockholders

               On the Record Date, Digital directors, executive officers, and their affiliates were the beneficial owners of an aggregate of (i) approximately 1,897,450 shares of Digital Common Stock, or approximately 1.286% of the shares of Digital Common Stock outstanding on the Record Date and (ii) 1,000 shares of Digital Preferred Stock, or approximately 0.025% of the shares of Digital Preferred Stock outstanding on the Record Date.

Solicitation of Proxies

               Proxies are being solicited by and on behalf of the Digital Board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Digital in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of Digital Common Stock held of record by such persons and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials. Digital has retained Georgeson & Co. to assist in the solicitation of proxies from its stockholders. The total fees of Georgeson & Co. are estimated to aggregate $25,000 plus costs and expenses.

               Holders of Digital Common Stock should not send any certificates representing Digital Common Stock with their proxy card. Following the Effective Time, holders of Digital Common Stock will receive instructions for the surrender and exchange of such stock certificates.

Quorums

               For the approval and adoption of the Merger Agreement, the representation in person or by properly executed proxy of at least a majority of the outstanding shares of Digital Common Stock entitled to vote on the approval and adoption of the Merger Agreement is necessary to constitute a quorum of the holders of Digital Common Stock at the Special Meeting.

Required Vote

               The favorable vote of the holders of two-thirds of the outstanding shares of Digital Common Stock is required to approve and adopt the Merger Agreement. Accordingly, any failure by a holder of Digital Common Stock to vote will have the effect of a vote against approval and adoption of the Merger Agreement. Brokers who hold shares of Digital Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes will have the same effect as votes cast against approval and adoption of the Merger Agreement. Neither a vote of holders of Digital Preferred Stock nor a vote of Compaq stockholders is required to approve and adopt the Merger Agreement.


                     COMPARISON OF STOCKHOLDER RIGHTS

General

               The rights of Compaq stockholders are currently governed by the Delaware General Corporation Law ("DGCL"), the Compaq Restated Certificate of Incorporation ("Compaq Charter") and the Compaq bylaws ("Compaq Bylaws"). The rights of Digital stockholders are currently governed by the MBCL, the Digital Charter and the Digital Bylaws. Accordingly, upon consummation of the Merger, the rights of Compaq stockholders and of Digital stockholders who become Compaq stockholders in the Merger will be governed by the DGCL, the Compaq Charter and the Compaq Bylaws. The following is a summary of certain of the principal differences between the current rights of Digital stockholders and those of Compaq stockholders following the Merger.

               The following summary is not intended to be complete and is qualified in its entirety by reference to the DGCL, the Compaq Charter, the Compaq Bylaws, the MBCL, the Digital Charter and the Digital Bylaws. Copies of the Compaq Charter, the Compaq Bylaws, the Digital Charter and the Digital Bylaws are incorporated by reference herein and will be sent to holders of shares of Digital Common Stock upon request. See "Where You Can Find More Information" on page 63.

Comparison of Current Digital Stockholder Rights and Rights of Compaq Stockholders Following the Merger

               The rights of Digital stockholders under the MBCL and the Digital Charter and Digital Bylaws prior to the Merger are substantially the same as the rights of Compaq stockholders (including Digital stockholders who become Compaq stockholders as a result of the Merger) under the DGCL and the Compaq Charter and Compaq Bylaws, with the following principal exceptions.

               Authorized Capital Stock. The authorized capital stock of Digital consists of 450,000,000 shares of Digital Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (of which 4,000,000 shares are designated as the Digital Preferred Stock). The authorized capital of Compaq is set forth under "Description of Compaq Capital Stock--Authorized Capital Stock" on page 62.

               Board of Directors. The Digital Bylaws provide that the number of directors shall be not fewer than three nor greater than fifteen persons, with the exact number to be determined each year by vote of a majority of the Digital Board then in office. Pursuant to the MBCL and the Digital Bylaws, the Digital Board is divided into three classes, with directors of each class serving until the third annual meeting of stockholders after the annual meeting at which that class was elected. Digital currently has nine directors.

               Nominations of persons for election to the Digital Board may be made by the Digital Board (or a nominating committee thereof), or by any Digital stockholder according to the procedures described in the Digital Bylaws. Under the Digital Bylaws, vacancies in the Digital Board shall be filled solely by vote of a majority of the remaining Digital Board, and any director so appointed will hold office until the next annual election of directors of that class.

               The MBCL and the Digital Bylaws provide that the directors may be removed from office, but only for cause, by vote of the holders of a majority of shares entitled to vote at an election of directors or by a majority of the directors of the Digital Board then in office. A director may be removed for cause only after reasonable notice and an opportunity to be heard before the body proposing to remove him. The MBCL defines "cause" in this context to mean (a) conviction of a felony, (b) declaration of unsound mind by order of court, (c) gross dereliction of duty, (d) commission of an action involving moral turpitude, or (e) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results in both an improper substantial personal benefit and a material injury to the corporation.

               The Compaq Bylaws provide that the number of directors shall be not fewer than seven nor greater than twelve persons, with the exact number to be determined by resolution of a majority of the Compaq Board. Under the Compaq Bylaws, Compaq directors are elected at the annual meeting of stockholders for a one-year term. Compaq currently has eleven directors and has agreed that, on the terms and subject to the conditions set forth in the Merger Agreement, Mr. Frank Doyle will become an additional Compaq director.

               Nominations of persons for election to the Compaq Board may be made by or at the direction of the Compaq Board, or by Compaq stockholders according to the procedures described in the Compaq Bylaws. Under the Compaq Bylaws, vacancies in the Compaq Board may be filled by resolution of a majority of the Compaq Board (or a sole director, if applicable), and any director so appointed will hold office until the next annual meeting of stockholders.

               The Compaq Charter and the Compaq Bylaws do not contain provisions regarding criteria for the removal of directors, and accordingly the matter would be governed by the DGCL. The DGCL provides that directors may be removed (with or without cause) by vote of the holders of a majority of shares entitled to vote at an election of directors.

               Special Meetings of Stockholders. The Digital Bylaws provide that special meetings of stockholders may be called by the President of Digital or by the Digital Board, or by application to an officer of Digital or to a court requesting the call of a special meeting by stockholders who hold a ninety percent (90%) interest in Digital. The Compaq Bylaws provide that special meetings of stockholders may be called by the Compaq Board.

               Action by Consent of Stockholders. Under the MBCL, any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders.

               Under the DGCL and the Compaq Bylaws, any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting, without prior notice and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted, consent to the action in writing and the written consents are filed with the records of the meetings of stockholders.

               Amendment of Corporate Charter and Bylaws. The MBCL provides that the affirmative vote of the holders of a majority of the outstanding shares of Digital Common Stock is required for amendments to the Digital Charter regarding the par value or number of shares of authorized stock or for a change of corporate name, and other amendments to the Digital Charter require the vote of two-thirds of the outstanding shares of Digital Common Stock. The MBCL further provides that any amendments to the Digital Charter which would adversely affect certain rights of any class of Digital stock must be authorized by two-thirds of the outstanding shares of such class. In addition, the Digital Charter provides that any amendment which would adversely affect the voting powers, qualifications and preferences or relative or special rights of the holders of Digital Preferred Stock requires the authorization of two-thirds of the outstanding shares of Digital Preferred Stock.

               The Compaq Charter does not contain provisions relating to its amendment. Accordingly, amendment of any provision of the Compaq Charter would be governed by the DGCL. The DGCL provides that an amendment to the Compaq Charter requires the approval of a majority of the company's board of directors and the approval of the holders of a majority of the voting power of the then outstanding capital stock of the company.

               The Digital Bylaws expressly provide for their amendment by holders of a majority of the Digital Common Stock. In addition, the Digital Charter and Bylaws provide for the amendment of the Digital Bylaws by the Digital Board provided that the provision to be amended does not require, by law or the Digital Bylaws (or, with respect to the Digital Bylaws, the Digital Charter), stockholder action to be amended. The Compaq Bylaws expressly provide for their amendment by either the Compaq Board or a majority of the Compaq stockholders.

               Voting Rights. The Digital Common Stock is the only outstanding class of Digital capital stock entitled to vote generally on all matters submitted to Digital stockholders, including the election of directors and the approval and adoption of the Merger Agreement. Each outstanding share of Digital Common Stock is entitled to one vote on all matters submitted to Digital stockholders. The Digital Charter provides that there shall not be cumulative voting.

               The outstanding voting securities of Compaq are the shares of Compaq Common Stock. Under the DGCL, each share of Compaq Common Stock is entitled to one vote on all matters submitted to Compaq stockholders.

               Removal of Officers. The Digital Bylaws and the MBCL permit the removal of any officer, either with or without cause, by a majority of the Digital Board. However, an officer of Digital may be removed for cause only after reasonable notice and an opportunity to be heard by the Digital Board prior to such removal. The Compaq Bylaws permit the Compaq Board to remove any officer elected by the Board or appointed by the President of Compaq at any time with or without cause. The Compaq Bylaws also permit the President to remove any officer he has appointed with or without cause.

               Inspection Rights. The MBCL requires that every domestic corporation (and the Digital Bylaws require that Digital) maintain in Massachusetts, and make available for inspection by its stockholders, the original, or attested copies of, the corporation's articles of organization, bylaws, records of all meetings of incorporators and stockholders, and the stock and transfer records listing the names of all stockholders and their record addresses and the amount of stock held by each. The MBCL further provides that if any officer or agent of a corporation having charge of such corporate records (or copies thereof) refuses or neglects to exhibit them in legible form or to produce for examination a list of stockholder names, record addresses and amount of stock held by each, such officer or agent of the corporation will be liable to any stockholder for actual damages sustained by reason of such refusal or neglect. However, in an action for damages or a proceeding in equity under the foregoing provision, it is a defense to such action that the actual purpose and reason for the inspection being sought is to secure a list of stockholders or other information for the purpose of selling the list or other information or of using them for purposes other than in the interest of the person seeking them, as a stockholder, relative to the affairs of the corporation. The foregoing rights relating to inspection are deemed to include the right to copy materials and to be represented by agent or counsel in exercising these rights. In addition to the rights of inspection provided by the MBCL, a stockholder of a Massachusetts corporation has a common law right to inspect additional documents which, if such request is refused by the corporation, may be obtained by petitioning a court for the appropriate order. In petitioning a court for such an order, the granting of which is discretionary, the stockholder has the burden of demonstrating (i) that he is acting in good faith and for the purposes of advancing the interests of the corporation and protecting his own interest as a stockholder and (ii) that the requested documents are relevant to those purposes.

               The Compaq Charter and the Compaq Bylaws contain no provision regarding inspection rights. Under the DGCL, every stockholder has a right to examine, in person or by agent or attorney, during the usual hours for business, for any proper purpose the corporation's stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts therefrom. In order to exercise the foregoing right, a stockholder must submit a written demand to the corporation, under oath, stating the purpose of the inspection. Upon refusal of the corporation (or its agent or an officer of the corporation) to permit an inspection demanded by a stockholder, or upon the failure to reply to a stockholder's demand within five business days after such demand has been made, a stockholder may apply to the Court of Chancery to compel the inspection. Where a stockholder seeks to have the Court of Chancery compel an inspection of the corporation's books and records, other than its stock ledger or list of stockholders, the stockholder must first establish that it has complied with the formal requirements of making a demand for inspection and that the inspection is for a proper purpose. For purposes of this provision of the DGCL, a "proper purpose" is one that is reasonably related to such person's interest as a stockholder.

               Dividends, Stock Repurchases and Liquidation Preferences.
Under the MBCL, the directors of a corporation will be jointly and severally liable if a payment of dividends or a repurchase of a corporation's stock is
(i) made when the corporation is insolvent, (ii) renders the corporation insolvent or (iii) violates the corporation's articles of organization. Stockholders to whom a corporation makes any distribution (except a distribution of stock of the corporation) if the corporation is, or is thereby rendered, insolvent, are liable to the corporation for the amount of such distribution made, or for the amount of such distribution which exceeds that which could have been made without rendering the corporation insolvent, but in either event, only to the extent of the amount paid or distributed to them respectively. In such event, a stockholder who pays more than his proportionate share of such distribution or excess shall have a claim for contribution against the other stockholders.

               Under the DGCL, a corporation generally is permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. In addition, under the DGCL a corporation may generally redeem or repurchase shares of its stock if the capital of the corporation is not impaired and if such redemption or repurchase will not impair the capital of the corporation. Under the DGCL, the directors of a corporation are jointly and severally liable for negligently or willfully making improper dividend payments, stock repurchases or redemptions. Directors held to be liable pursuant to this provision of the DGCL are entitled to be subrogated to the rights of the corporation against stockholders receiving dividends on, or assets for the sale or redemption of, their stock with knowledge that such dividend, repurchase or redemption was unlawful.

               Exculpation of Directors. In Massachusetts, a corporation's articles of organization may limit the personal liability of its directors for breaches of their fiduciary duties. However, under the MBCL, this limitation is generally unavailable for acts or omissions by a director which (i) were in violation of such director's duty of loyalty, (ii) were not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) involved unauthorized loans to insiders or distributions in violation of a corporation's articles of incorporation or which occurred when a corporation was, or which rendered a corporation, insolvent or (iv) involved an improper personal benefit to such director.

               The DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable for monetary damages stemming from breaches of fiduciary duties. Under the DGCL, a charter provision limiting director liability cannot relieve a director of personal liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful repurchases or redemptions of stock or (iv) any transactions from which the director derived an improper personal benefit.

               The Compaq Charter and the Digital Charter each provide for limitations on directors' liability as permitted by the DGCL and the MBCL, respectively.

               Indemnification of Directors, Officers and Others. Both the DGCL and the MBCL generally permit indemnification of directors, officers, employees and certain others for expenses incurred by them by reason of their position with the corporation, if such person has acted in good faith and with the reasonable belief that his or her conduct was in the best interest of the corporation. However, unlike the MBCL, the DGCL does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation (although it does permit indemnification in such situations if approved by the Court of Chancery and for expenses related to such actions). In Delaware, any indemnification shall be made by a corporation only as authorized in a specific case upon a determination that the indemnified person has met the required standard of conduct by (i) a majority vote of the directors not party to the relevant action, even though less than a quorum, or by a committee of such directors, even though less than a quorum, or if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion or (ii) by the stockholders. Under the MBCL, indemnification may be provided for in a corporation's articles of organization, bylaws adopted by stockholders or by a vote of stockholders entitled to vote in the election of directors.

               The Digital Bylaws provide that each director, officer and employee of Digital shall be indemnified against any cost, expense (including attorneys' fees), judgment, liability and/or amount paid in settlement reasonably incurred by or imposed upon him in connection with any action, suit or proceeding to which such director, officer or employee may be made a party or otherwise involved or threatened by reason of being, or related to his status as, a director, officer or employee of Digital except with respect to matters as to which he shall be finally adjudicated in any such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of Digital.

               The Compaq Bylaws provide that Compaq shall indemnify any director, officer or employee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including those by or in the right of Compaq to the extent that the Court of Chancery shall determine such director, officer or employee is reasonably entitled to indemnification) by reason of the fact that he is or was a director, officer or employee of Compaq against expenses (including attorneys' fees) incurred by such director, officer or employee of Compaq in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Compaq.

               Interested Director Transactions. The DGCL provides that no transaction between a corporation and one or more of its directors or officers, or an entity in which one or more of its directors or officers are directors or officers or have a financial or other interest, shall be void or voidable solely for that reason, nor will such a transaction be void or voidable solely because the director or officer is present at or votes at the meeting of the board of directors or committee which authorizes the transaction or solely because his or her votes are counted for such purpose, provided that (i) the material facts as to the relationship or interest and as to the transaction are disclosed or are known to the board of directors or a committee and the board or committee authorizes the transaction by the affirmative vote of a majority of the disinterested directors even though the disinterested directors number less than a quorum, (ii) the material facts as to the interested director's or officer's relationship or interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of those stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or committee or the stockholders. The DGCL permits interested directors to be counted in determining the presence of a quorum at a meeting of the board or of a committee that authorizes an interested director or officer transaction.

               The MBCL contains no provision comparable to that of the DGCL; however, the Digital Bylaws provide that, in the absence of fraud or bad faith, no contract or transaction by Digital shall be void, voidable or in any way affected by the fact that the contract or transaction is (i) with one or more of its officers, directors, stockholders or employees, (ii) with a person who is in any way interested in Digital or (iii) with a corporation, organization or other concern in which an officer, director, stockholder or employee of Digital is an officer, director, stockholder or employee or in any way interested. The Digital Bylaws also permit interested directors or stockholders to be counted in determining the presence of a quorum and vote at a meeting of the board or stockholder meeting that authorizes such transaction so long as the interest of such director or stockholder was disclosed at such meeting.

               Fundamental Transactions. The MBCL generally requires approval of mergers and consolidations and sales, mortgages, leases or exchanges of all or substantially all of a corporation's property by a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon, except that (i) the articles of organization may provide (which the Digital Charter does not) for a vote of a lesser proportion but not less than a majority of each such class and (ii) unless required by the corporation's articles of organization (which the Digital Charter does not), an agreement providing for a merger need not be submitted to the stockholders of a corporation surviving a merger but may be approved by vote of its directors if
(x) the agreement of merger does not change the name, the amount of shares authorized of any class of stock or other provisions of the articles of organization of such corporation, (y) the authorized unissued shares or shares held in the treasury of such corporation of any class of stock of such corporation to be issued or delivered pursuant to the agreement of merger do not exceed fifteen percent (15%) of the shares of such corporation of the same class outstanding immediately prior to the effective date of the merger and
(z) the issue by vote of the directors of any unissued stock to be issued pursuant to the agreement of merger has been authorized in accordance with the provision of the MBCL governing the issue of authorized but unissued capital stock.

               The DGCL generally requires that mergers and consolidations, and sales, leases or exchanges of all or substantially all of a corporation's property and assets be approved by the directors and by a vote of the holders of a majority of the outstanding stock entitled to vote, though a corporation's certificate of incorporation may require a greater-than-majority vote. Under the DGCL, a surviving corporation need not have stockholder approval for a merger if (i) each share of the surviving corporation's stock outstanding prior to the merger remains outstanding in identical form after the merger, (ii) there is no amendment to its certificate of incorporation and (iii) the consideration going to stockholders of the non-surviving corporation is not common stock (or securities convertible into common stock) of the surviving corporation or, if it is such stock or securities convertible into such stock, the aggregate number of common shares actually issued or delivered, or initially issuable upon conversion does not exceed twenty percent (20%) of the shares of the survivor's common stock outstanding immediately prior to the effective date of the merger.

               Business Combination Statutes. Delaware's "business combination" statute is substantially similar to its Massachusetts counterpart. However, whereas the DGCL provides that, if a person acquires
15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years; in Massachusetts, the threshold is only 5%, with certain persons being excluded. Both the Delaware and Massachusetts statutes include certain exceptions to this prohibition. If, for example, the board of directors approves the stock acquisition or the transaction prior to the time that the person becomes an interested stockholder (as in the case of the Merger), or if the interested stockholder acquires 85% (in the Delaware statute) or 90% (in the Massachusetts statute) of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder, then the prohibition on business combinations is not applicable.

               Control Share Acquisition Statute. Under the Massachusetts Control Share Acquisition statute for Massachusetts corporations, a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to or greater than one-fifth, one-third, or a majority of the voting stock of the corporation (a "control share acquisition"), must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (i) any shares owned by such person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (ii) any shares owned by any officer of the corporation and (iii) any shares owned by any employee of the corporation who is also a director of the corporation) in order to vote the shares that such person acquires in crossing the foregoing thresholds. The statute does not require that such person consummate the purchase before the stockholder vote is taken.

               The Massachusetts Control Share Acquisition statute permits, to the extent authorized by a corporation's articles of organization or bylaws, redemption of all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if (i) no control acquisition statement is delivered by the acquiring person or (ii) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the stockholders in accordance with applicable law.

               The Massachusetts Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute's provisions, by including a provision in the corporation's articles of organization or bylaws pursuant to which the corporation opts out of the statute. The Digital Bylaws contain such an opt-out provision.

               Rights Plan. Digital has entered into the Rights Agreement with the Rights Agent. Pursuant to the Rights Agreement, Rights attach to each share of Digital Common Stock outstanding and each Right entitles the registered holder to purchase from Digital one share of Digital Common Stock at a purchase price of $400 ("Purchase Price"), subject to adjustment. Each share of Digital Common Stock outstanding has one Right attached thereto.

               The Rights will separate from the Digital Common Stock (i) upon the earlier of (A) 10 days following a public announcement by Digital that a person or group of affiliated or associated persons, other than certain exempt persons such as Compaq ("Acquiring Person"), has acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Digital Common Stock ("Stock Acquisition Date"), (B) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group (other than certain exempt persons such as Compaq) beneficially owning 30% or more of such outstanding shares of Digital Common Stock or (C) 10 business days following the declaration by the Digital Board that a person or group of affiliated or associated persons who has acquired or obtained the right to acquire beneficial ownership of 10% or more of the outstanding shares of Digital Common Stock is an "Adverse Person" (an "Adverse Person Event") or (ii) such later date as may be fixed by the Digital Board (the date of any such event, the "Distribution Date"). Until the Distribution Date, (i) the Rights will be evidenced by Digital Common Stock certificates and will be transferred with and only with Digital Common Stock certificates,
(ii) new Digital Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (iii) the transfer of any certificates representing outstanding Digital Common Stock will also constitute the transfer of the Rights associated with Digital Common Stock represented by such certificate.

               In the event that an Acquiring Person becomes the beneficial owner of 25% or more of the then outstanding shares of Digital Common Stock in an acquisition which has not met certain requirements, there is an Adverse Person Event or there is a reclassification of capital stock of Digital while there is an Acquiring Person, then each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive, upon exercise of the Right, Digital Common Stock having a value equal to twice the exercise price of the Right.

               If, following a Stock Acquisition Date, Digital engages in a merger or business combination transaction, other than with certain exempt persons such as Compaq, in which Digital is not the surviving corporation (other than a merger consummated pursuant to certain mergers approved by the Digital Board), each holder of a Right will thereafter have the right to receive, upon exercise of the Right, common stock of the acquiring party having a value equal to twice the exercise price of the Right.

               The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 21, 1999 unless earlier redeemed by Digital as further described in the Rights Agreement. At no time will the holder of the Rights as such have any voting power or any rights as a stockholder. Subject to certain exceptions, any of the provisions of the Rights Agreement may be amended by Digital prior to the Distribution Date.

               Pursuant to the Merger Agreement, Digital has amended the Rights Agreement so as to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement. See "The Merger Agreement--Certain Representations and Warranties" on page 50.

               The above summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Rights Agreement. See "Where You Can Find More Information" on page 63.

               Compaq does not have a rights agreement.

               Appraisal Rights. Under the DGCL, appraisal rights are available to dissenting stockholders in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available under the DGCL when a corporation is to be the surviving corporation and no vote of its stockholders is required in order to approve the merger.
In addition, unless otherwise provided in a corporation's charter, no appraisal rights are available under the DGCL to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or
(b) held of record by more than 2,000 stockholders, unless such stockholders (in (a) or (b)) are required by the terms of the merger to accept in exchange for their shares anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. Appraisal rights are not available under the DGCL in the event of the sale, lease or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the certificate of incorporation. The Compaq Charter does not grant such rights.

               For a discussion of the appraisal rights of holders of Digital Common Stock, see "The Merger--Appraisal Rights" on page 30.


                    DESCRIPTION OF COMPAQ CAPITAL STOCK

               The summary of the terms of the capital stock of Compaq set forth below does not purport to be complete and is qualified by reference to the Compaq Charter and Compaq Bylaws. Copies of the Compaq Charter and Compaq Bylaws are incorporated by reference herein and will be sent to holders of shares of Compaq Stock and Digital Common Stock upon request. See "Where You Can Find More Information" on page 63.

Authorized Capital Stock

               Under the Compaq Charter, Compaq's authorized capital stock consists of 3,000,000,000 shares of Compaq Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

Compaq Common Stock

               The holders of Compaq Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Compaq Common Stock are entitled to receive ratably such dividends as may be declared by the Compaq Board out of funds legally available therefor. In the event of a liquidation or dissolution of Compaq, holders of Compaq Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock.

               Holders of Compaq Common Stock have no preemptive rights and have no rights to convert their Compaq Common Stock into any other securities. All of the outstanding shares of Compaq Common Stock are, and the shares of Compaq Common Stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

Compaq Preferred Stock

               The Compaq Board is authorized to designate any series of Preferred Stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of Compaq Common Stock. As of the Record Date, no shares of Preferred Stock were issued or outstanding.

               The Compaq Board may create and issue a series of Preferred Stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of Compaq Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Compaq by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Compaq's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Compaq without any further action by the stockholders of Compaq. Compaq has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Transfer Agent and Registrar

               BankBoston N.A. is the transfer agent and registrar for the Compaq Common Stock.

Stock Exchange Listing; Delisting and Deregistration of Digital Common Stock

               It is a condition to the Merger that the shares of Compaq Common Stock be approved for listing on the NYSE on or prior to the Effective Time, subject to official notice of issuance. If the Merger is consummated, Digital Common Stock will cease to be listed on the NYSE.


                               LEGAL MATTERS

               The validity of the Compaq Common Stock to be issued to the holders of Digital Common Stock pursuant to the Merger will be passed upon by Davis Polk & Wardwell, special counsel to Compaq.

                                  EXPERTS

               The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for Compaq for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The consolidated financial statements and financial statement schedule incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for Digital Equipment Corporation for the year ended June 28, 1997 have been so incorporated and included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.


                       FUTURE STOCKHOLDER PROPOSALS

               Proposals of stockholders intended for inclusion in the proxy statement to be mailed to all stockholders entitled to vote at the 1998 Annual Meeting of Stockholders of Digital must be received at Digital's principal executive offices not later than May 21, 1998. In order to curtail controversy as to the date on which a proposal was received by Digital, proponents should submit their proposals by Certified Mail -- Return Receipt Requested. Digital expects to hold an annual meeting of stockholders in the fourth calender quarter of 1998 unless the Merger is completed prior thereto.

               SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.


                    WHERE YOU CAN FIND MORE INFORMATION

               Digital and Compaq file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

               Compaq filed a Registration Statement on Form S-4 to register with the SEC the Compaq Common Stock to be issued to holders of Digital Common Stock in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Compaq in addition to being a proxy statement of Digital for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

               The SEC allows Digital and Compaq to "incorporate by reference" information into this Proxy Statement/Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Digital and Compaq and their finances.

Compaq SEC Filings (File No. 1-9026)                Period
------------------------------------                ------

Annual Report on Form 10-K                          Year ended December 31, 1997.
Current Reports on Form 8-K                         Filed January 21, 1998, January 27, 1998, February 11,
                                                    1998, March 9, 1998 and April 15, 1998.
Proxy Statement on Schedule 14A for 1998            Filed March 10, 1998; additional materials filed March
   Annual Meeting                                   24, 1998.

Digital SEC Filings (File No. 1-5296)               Period
Annual Report on Form 10-K                          Year ended June 28, 1997.
Quarterly Reports on Form 10-Q                      Quarters ended September 27, 1997 and December 27,
                                                    1997.
Current Reports on Form 8-K                         Filed October 27, 1997, January 29, 1998, February 12,
                                                    1998, March 20, 1998, April 16, 1998, April 24, 1998,
                                                    May 5, 1998 and May 6, 1998.
Proxy Statement on Schedule 14A for 1997            Filed September 18, 1997.
   Annual Meeting


The section entitled "Description of Capital Stock" contained in Digital's Prospectus dated March 11, 1994.

               Digital and Compaq are also incorporating by reference additional documents that either company may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

               Compaq has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Compaq, and Digital has supplied all such information relating to Digital.

               If you are a stockholder, Digital may have sent you some of the documents incorporated by reference, but you can obtain any of them through either company or the SEC. Documents incorporated by reference are available from either company without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:


Digital Equipment Corporation                               Compaq Computer Corporation
111 Powdermill Road                                         20555 SH 249
Maynard, MA 01754                                           Houston, TX 77070
Tel: (800) 998-9332 (U.S., Canada and Latin America         Tel: (800) 433-2391
   only)                                                    Attention:  Investor Relations
   (978) 493-7182 (other locations)                         web site:  http://www.compaq.com
Attention:  Investor Relations
web site:  http://www.digital.com/info/finance

               If you would like to request documents from either company, please do so by May 28, 1998 to receive them before the Special Meeting.

               You should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus to vote on the approval and adoption of the Merger Agreement. Neither Digital nor Compaq has authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated May 6, 1998. You should not assume that the information contained in the Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus to stockholders nor the issuance of Compaq Common Stock in the Merger shall create any implication to the contrary.

               Windows NT is either a trademark or registered trademark of Microsoft Corporation in the United States and/or other countries. UNIX is a registered trademark in the United States and other countries, licensed exclusively through X/Open Company, Ltd. Digital, Digital logo, and Open VMS are trademarks of Digital Equipment Corporation. Compaq and the Compaq logo are registered trademarks of Compaq Computer Corporation. All other brand and product names are trademarks or registered trademarks of their respective companies.






                            INDEX OF DEFINED TERMS


Defined Term                                                          Page No.
1990 Nonemployee Directors Plan..........................................44
1995 Nonemployee Directors Plan..........................................44
Acquiring Person.........................................................61
Acquisition Proposal.....................................................48
Adverse Person...........................................................61
Adverse Person Event.....................................................61
Change in Control........................................................41
Code.....................................................................29
Common Stockholder Approval..............................................46
Compaq Board.............................................................17
Compaq Bylaws............................................................55
Compaq Charter...........................................................55
Compaq Common Stock......................................................16
DGCL.....................................................................55
Digital Board............................................................16
Digital Bylaws...........................................................41
Digital Charter..........................................................41
Digital Common Stock.....................................................16
Digital Preferred Stock..................................................16
Directors' Plans.........................................................43
Directors' Retirement Plan...............................................43
Distribution Date........................................................61
Effective Time...........................................................16
ESPPs....................................................................47
Exchange Agent...........................................................47
Executives...............................................................42
HSR Act..................................................................29
Indemnified Parties......................................................50
Material adverse effect..................................................50
MBCL.....................................................................30
Merger...................................................................16
Merger Agreement.........................................................16
Merger Consideration.....................................................16
Merger Subsidiary........................................................16
Named Executive Officers.................................................42
Non-U.S. Holder..........................................................28
Preferred Stock..........................................................62
Record Date..............................................................53
Rights...................................................................46
Rights Agreement.........................................................46
SEC......................................................................31
Significant Acquisition Proposal.........................................52
Special Meeting..........................................................16
Stock Acquisition Date...................................................61
Substitute Option........................................................46
Termination Date.........................................................47
Termination Fee..........................................................52
Tier 1 Employees.........................................................42
Tier 2 Employees.........................................................42
Tier 3 Employees.........................................................42
U.S. Holder..............................................................28



                                                                       ANNEX A

                           AMENDED AND RESTATED

                       AGREEMENT AND PLAN OF MERGER

                                dated as of

                             January 25, 1998

                                   among

                       DIGITAL EQUIPMENT CORPORATION

                        COMPAQ COMPUTER CORPORATION

                                    and

                            COMPAQ MERGER, INC.




                             TABLE OF CONTENTS

                              --------------
                                                                     Page
                                                                     ----
                                 ARTICLE 1
                                The Merger

Section 1.1.   The Merger..............................................1
Section 1.2.   Shareholder Approval....................................2
Section 1.3.   Conversion of Shares....................................2
Section 1.4.   Dissenter's Rights......................................2
Section 1.5.   Surrender and Payment...................................3
Section 1.6.   Stock Options...........................................5
Section 1.7.   Employee Stock Purchase Plans...........................5
Section 1.8.   Stock Units.............................................6
Section 1.9.   Adjustments.............................................6
Section 1.10.  Fractional Shares; Options on Fractional Shares.........6
Section 1.11.  Withholding Rights......................................6
Section 1.12.  Lost Certificates.......................................7
Section 1.13.  Closing.................................................7

                                 ARTICLE 2
                         The Surviving Corporation

Section 2.1.   Articles of Organization................................7
Section 2.2.   Bylaws..................................................7
Section 2.3.   Directors and Officers..................................7

                                ARTICLE 3
               Representations and Warranties of the Company

Section 3.1.   Corporate Existence and Power...........................8
Section 3.2.   Corporate Authorization.................................8
Section 3.3.   Governmental Authorization..............................9
Section 3.4.   Non-contravention.......................................9
Section 3.5.   Capitalization.........................................10
Section 3.6.   Subsidiaries...........................................10
Section 3.7.   SEC Filings............................................11
Section 3.8.   Financial Statements...................................11
Section 3.9.   Disclosure Documents...................................12
Section 3.10.  Absence of Certain Changes.............................12
Section 3.11.  No Undisclosed Material Liabilities....................14
Section 3.12.  Compliance with Laws and Court Orders..................15
Section 3.13.  Litigation.............................................15
Section 3.14.  Finder's Fees..........................................15
Section 3.15.  Taxes..................................................15
Section 3.16.  Employees Benefit Plans................................16
Section 3.17.  Environmental Matters..................................17
Section 3.18.  Purchase Accounting Treatment..........................18
Section 3.19.  Opinion of Financial Advisor...........................18
Section 3.20.  Patents and Other Proprietary Rights...................18
Section 3.21.  Antitakeover Statutes and Rights Agreement.............19

                                 ARTICLE 4
                 Representations and Warranties of Parent

Section 4.1.   Corporate Existence and Power..........................20
Section 4.2.   Corporate Authorization................................20
Section 4.3.   Governmental Authorization.............................20
Section 4.4.   Non-contravention......................................21
Section 4.5.   Capitalization.........................................21
Section 4.6.   Subsidiaries...........................................22
Section 4.7.   SEC Filings............................................23
Section 4.8.   Financial Statements...................................23
Section 4.9.   Disclosure Documents...................................24
Section 4.10.   Absence of Certain Changes.............................24
Section 4.11.  No Undisclosed Material Liabilities....................25
Section 4.12.  Compliance with Laws and Court Orders..................25
Section 4.13.  Litigation.............................................26
Section 4.14.  Finder's Fees..........................................26
Section 4.15.  Taxes..................................................26
Section 4.16.  Employee Benefit Plans.................................27
Section 4.17.  Environmental Matters..................................28
Section 4.18.  Purchase Accounting Treatment..........................28
Section 4.19.  Opinion of Financial Advisor...........................28
Section 4.20.  Patents and Other Proprietary Rights...................28

                                 ARTICLE 5
                         Covenants of the Company

Section 5.1.   Conduct of the Company.................................29
Section 5.2.   Stockholder Meeting; Proxy Material....................31
Section 5.3.   Other Offers...........................................32

                                 ARTICLE 6
                            Covenants of Parent

Section 6.1.   Conduct of Parent......................................33
Section 6.2.   Obligations of Merger Subsidiary.......................33
Section 6.3.   Voting of Shares.......................................34
Section 6.4.   Director and Officer Liability.........................34
Section 6.5.   Registration Statement; Form S-8.......................34
Section 6.6.   Stock Exchange Listing.................................34
Section 6.7.   Employee Benefits......................................34
Section 6.8.   Board Candidate........................................35

                                 ARTICLE 7
                    Covenants of Parent and the Company

Section 7.1.   Reasonable Best Efforts................................35
Section 7.2.   Filings; Other Action..................................35
Section 7.3.   Public Announcements...................................37
Section 7.4.   Further Assurances.....................................37
Section 7.5.   Notices of Certain Events..............................37
Section 7.6.   Affiliates.............................................37
Section 7.7.   Access to Information; Confidentiality.................38

                                 ARTICLE 8
                         Conditions to the Merger

Section 8.1.   Conditions to the Obligations of Each Party............38
Section 8.2.   Conditions to the Obligations of Parent and Merger
               Subsidiary.............................................39
Section 8.3.   Conditions to the Obligations of the Company...........39

                                 ARTICLE 9
                                Termination

Section 9.1.   Termination............................................40
Section 9.2.   Effect of Termination..................................41

                                ARTICLE 10
                               Miscellaneous

Section 10.1.   Notices...............................................41
Section 10.2.   Survival of Representations and Warranties............42
Section 10.3.   Amendments; No Waivers................................42
Section 10.4.   Expenses..............................................43
Section 10.5.   Successors and Assigns................................44
Section 10.6.   Governing Law.........................................44
Section 10.7.   Jurisdiction..........................................44
Section 10.8.   Waiver of Jury Trial..................................45
Section 10.9.   Counterparts; Effectiveness...........................45
Section 10.10.  Entire Agreement......................................45
Section 10.11.  Captions..............................................45
Section 10.12.  Severability..........................................45
Section 10.13.  Specific Performance..................................45
Section 10.14.  Definition and Usage..................................46


                           AMENDED AND RESTATED
                       AGREEMENT AND PLAN OF MERGER


               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of January 25, 1998 among Digital Equipment Corporation, a Massachusetts corporation (the "Company"), Compaq Computer Corporation, a Delaware corporation ("Parent") and Compaq Merger, Inc., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

               WHEREAS, the Company and Parent are parties to an Agreement and Plan of Merger dated as of January 25, 1998;

               WHEREAS, the parties desire to amend the original agreement and to restate in one document the text of the original agreement as so amended (as so amended, the "Agreement");

               NOW, THEREFORE, the parties hereto agree as follows:



                                 ARTICLE 1
                                The Merger

               Section 1.1. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the Massachusetts Business Corporation Law ("MBCL"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

           (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein, the Company and Merger Subsidiary will file articles of merger (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts and make all other filings or recordings required by the MBCL in connection with the Merger. The "Effective Time" shall be the date and time specified in the Articles of Merger.

           (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the MBCL.

               Section 1.2. Shareholder Approval. This Agreement shall be submitted for adoption and approval to the holders of shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") at the Company Stockholder Meeting (as defined herein) in accordance with the provisions of this Agreement. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Company Common Stock, voting as a class (the "Common Stockholder Approval"), is required to approve this Agreement. No other approval of the Company's stockholders is required in order to consummate the Merger.

               Section 1.3.  Conversion of Shares.  At the Effective Time:

           (a) Each share of Company Common Stock outstanding immediately prior to the Effective Time, together with the rights ("Rights") attached thereto issued pursuant to the Rights Agreement dated as of December 11, 1989, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), shall (except as otherwise provided in Section 1.03(b) and except for shares held by a Dissenting Holder (as defined herein)) be converted into the right to receive (i) 0.945 shares (the "Common Stock Consideration") of common stock, par value $.01 per share, of Parent ("Parent Common Stock") and (ii) $30.00 in cash (the "Cash Consideration"). The Common Stock Consideration and the Cash Consideration shall be referred to collectively herein as the "Merger Consideration."

           (b) Each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any of its subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

           (c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the Series A 8 7/8%. Cumulative Preferred Stock, par value $1.00 per share ("Company Preferred Stock", and together with Company Common Stock, "Company Stock") shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

               Section 1.4.  Dissenter's Rights.  (a) No conversion under
Section 1.03 hereof shall be made with respect to the shares of Company Common Stock held by a Dissenting Holder; provided, however, that each share of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the MBCL, shall be deemed to be converted, as of the Effective Time, into the Merger Consideration as set forth in Section
1.03 hereof. The term "Dissenting Holder" shall mean a holder of Company Common Stock who has demanded appraisal rights in compliance with the applicable provisions of the MBCL concerning the right of such holder to dissent from the Merger and demand appraisal of such holder's shares of Company Common Stock.

           (b) Any Dissenting Holder (i) who files with the Company a written objection to the Merger before the taking of the votes to approve this Agreement by the shareholders of the Company and who states in such objection that he intends to demand payment for his shares if the Merger is concluded and (ii) whose shares are not voted in favor of the Merger shall be entitled to demand payment from the Company for his shares of Company Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of the MBCL. Any holder of Company Preferred Stock who files with the Company a written objection to the Merger before the taking of the votes to approve this Agreement by the shareholders of the Company and states in such objection that he intends to demand payment for his shares if the Merger is concluded shall also be entitled to demand payment from the Company for his shares of Company Preferred Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of the MBCL.

               Section 1.5. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Company Common Stock (other than shares held by a Dissenting Holder) (collectively, the "Certificates") for the Merger Consideration. As of the Effective Time, Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Company Common Stock (other than a Dissenting Holder), at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent).

           (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

           (c) If any portion of the Merger Consideration is to be paid to a person (as defined in Section 10.14) other than the person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes (as defined in Section 10.14) required as a result of such payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

           (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article.

           (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.05(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Common Stock. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

           (f) No dividends, interest or other distributions with respect to securities of Parent constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the securities of Parent have been registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

               Section 1.6. Stock Options. As of the Effective Time, each option to purchase shares of Company Common Stock outstanding under any employee or director stock option or compensation plan or arrangement of the Company shall be canceled, and Parent shall issue in exchange therefor a fully vested and exercisable option to purchase shares of Parent Common Stock (a "Substitute Option"). Such Substitute Option shall be a non-qualified stock option and shall not be subject to favorable tax treatment in the United States or any other jurisdiction. The number of shares of Parent Common Stock subject to such Substitute Option (rounded to the nearest whole share) and the exercise price thereunder (rounded to the nearest whole cent) shall be computed in compliance with the requirements of Section 424(a) of the Internal Revenue Code of 1986 (the "Code") and such Substitute Option shall be subject to all of the other terms and conditions of the original option to which it relates. Prior to the Effective Time, the Company will obtain such consents, if any, as may be necessary to give effect to the transactions contemplated by this Section. In addition, prior to the Effective Time, the Company will make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section. Except as expressly set forth in this Section, the Company will not, after the date hereof, without the written consent of Parent, (i) amend any outstanding option to acquire shares of Company Stock or (ii) grant any stock option or other stock-based compensation award. Notwithstanding the foregoing, all options to acquire shares of Company Common Stock will be amended to allow employees who are holders of outstanding options on the date of their termination of employment to exercise such options for a period of thirty (30) days (or until the end of the original option term if earlier) following a termination of employment for any reason (unless the applicable option agreement provides for a longer period of post-termination exercise with respect to such termination, in which case such longer period shall apply).

               Section 1.7. Employee Stock Purchase Plans. As of the earlier of May 31, 1998 or the Effective Time (the "Termination Date"), the Company's 1968 Employee Stock Purchase Plan and the 1981 International Employee Stock Purchase Plan shall be terminated. The rights of participants in such Plans with respect to any offering period then underway under such Plans shall be determined by treating the last business day prior to the Termination Date as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of such Plans. Prior to the Termination Date, the Company shall take all actions (including, if appropriate, amending the terms of such Plans) that are necessary to give effect to the transactions contemplated by this Section.

               Section 1.8. Stock Units. As of the Effective Time, each outstanding stock unit under the Company's Deferred Compensation Plan for Executives and the Company's Deferred Compensation Plan for Non-Employee Directors shall be amended or converted into a similar instrument of Parent, in each case with such adjustments as are appropriate to preserve the value inherent in such Company stock units with no detrimental effects on the holders thereof. The other terms of each such Company stock units, and the plans or agreements under which they were issued to the extent they relate to such Company stock units, shall continue to apply in accordance with their terms. Nothing herein shall require Parent or any of its subsidiaries to allow any additional deferrals into stock units under any such plans on and after the Effective Time.

               Section 1.9. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change (other than cancellation of the Company's 1968 Employee Stock Purchase Plan and the 1981 International Employee Stock Purchase Plan) in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be adjusted appropriately.

               Section 1.10. Fractional Shares; Options on Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price of the Parent Common Stock on the New York Stock Exchange ("NYSE") on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled. No options covering fractional shares of Parent Common Stock shall be issued in the Merger.

               Section 1.11. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

               Section 1.12. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificates as contemplated by this Article.

               Section 1.13. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 8, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location as is agreed to by the parties hereto.


                                 ARTICLE 2
                         The Surviving Corporation

               Section 2.1. Articles of Organization. The Articles of Organization of the Company in effect at the Effective Time (which Articles of Organization are hereby incorporated herein by reference) shall be the Articles of Organization of the Surviving Corporation until amended in accordance with applicable law.

               Section 2.2. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

               Section 2.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers (as defined in Section 10.14) of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                 ARTICLE 3
               Representations and Warranties of the Company

               The Company represents and warrants to Parent that, except for inaccuracies in the representations and warranties resulting from compliance by the Company with any of its obligations under this Agreement or actions taken by the Company in accordance with Sections 5.02, 5.03, 7.01 or 7.02 and except as disclosed in the Company Schedule of Exceptions or in the Company SEC Filings (as defined herein) filed prior to the date hereof:

               Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect (as defined in Section 10.14) on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the Articles of Organization and bylaws of the Company as currently in effect.

               Section 3.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the holders of Company Common Stock in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

           (b) The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), which approval satisfies in full any applicable requirements of the MBCL and any applicable requirements of Chapters 110C, 110D and 110F of the Massachusetts General Laws, and (iii) resolved (subject to Section 5.02(b)) to recommend approval and adoption of this Agreement by the holders of Company Common Stock.

               Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Articles of Merger in accordance with the MBCL, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), the Securities Act of 1933 ("1933 Act"), the Securities Exchange Act of 1934 ("1934 Act"), foreign or state securities or Blue Sky laws and Council Regulation No. 4064/89 of the European Community (the "EC Merger Regulation"), and (c) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

               Section 3.4. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby does not and will not (i) violate the Articles of Organization or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries or to a loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its subsidiaries or (iv) result in the creation or imposition of any Lien (as defined herein) on any asset of the Company or any of its subsidiaries except, in the case of clauses
(ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

               Section 3.5. Capitalization. The authorized capital stock of the Company consists of 450,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock of the Company (of which 4,000,000 shares are designated as Series A 8- 7/8% Cumulative Preferred Stock). As of December 27, 1997, there were outstanding 146,789,296 shares of Company Common Stock, 4,000,000 shares of Company Preferred Stock, options to purchase an aggregate of approximately 14,470,000 shares of Company Common Stock at an average exercise price of $43.70 per share and an aggregate of 214,638 shares of Company Common Stock issued or relating to restricted stock awards or other stock-based compensation arrangements. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section and except for changes since December 27, 1997 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, restricted stock, other stock-based compensation awards or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

               Section 3.6. Subsidiaries. (a) Each subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on the Company. Each subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company. All material subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended June 28, 1997 ("Company 10-K").

           (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each material subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the 1933 Act. Except as set forth in this Section, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of the Company's subsidiaries, (ii) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company's subsidiaries or (iii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligation of the Company or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company's subsidiaries. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or
(iii) above.

               Section 3.7. SEC Filings. (a) The Company has delivered to Parent (i) the Company's annual report on Form 10-K for its fiscal year ended June 28, 1997, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended September 28, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since June 28, 1997 and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission ("SEC") since June 28, 1997 (the documents referred to in this Section 3.07(a) being referred to collectively as the "Company SEC Filings"). The Company's quarterly report on Form 10-Q for its fiscal quarter ended September 28, 1997 is referred to herein as the "Company 10-Q".

           (b) As of its filing date, each Company SEC Filing complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

           (c) As of its filing date, each Company SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               Section 3.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Filings fairly present, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of September 28, 1997 set forth in the Company 10-Q and "Company Balance Sheet Date" means September 28, 1997.

               Section 3.9. Disclosure Documents. (a) The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on the approval and adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Company Proxy Statement or any amendment or supplement thereto based upon information furnished to the Company by Parent for use therein.

           (b) None of the information furnished to Parent for use in (or incorporation by reference in) the Registration Statement (as defined in
Section 4.09(a)) or any amendment or supplement thereto will contain, at the time the Registration Statement or any amendment or supplement thereto becomes effective or at the Effective Time, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

               Section 3.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

           (a) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a material adverse effect on the Company (other than adverse effects resulting from the execution and performance of this Agreement, changes in general economic conditions or general changes in the computer industry);

           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company other than dividends not exceeding $8,875,000 in the aggregate per quarter on the Company Preferred Stock, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries;

           (c) except for amendments to the Company's Rights Agreement contemplated by Section 3.21, any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

           (d) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

           (e) any creation or other incurrence by the Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course consistent with past practices;

           (f) any making of any material loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries of the Company made in the ordinary course consistent with past practices;

           (g) as of the date hereof, any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its subsidiaries which would, individually or in the aggregate, have a material adverse effect on the Company;

           (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

           (i) any change in any method of accounting, method of tax accounting, or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X promulgated under the 1934 Act;

           (j) any (i) grant of any severance or termination pay to any current or former director, officer or employee of the Company or any of its subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company or any of its subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company or any of its subsidiaries, or (v) increase in compensation, bonus or other benefits payable or otherwise made available to any current or former director, officer or employee of the Company or any of its subsidiaries (other than ordinary course salary increases for employees other than officers and directors);

           (k) any material labor dispute, other than routine individual grievances, or, to the knowledge (as defined in Section 10.14) of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

           (l) any tax election or any settlement or compromise of any tax liability, in either case that is material to the Company and its subsidiaries, taken as a whole.

               Section 3.11. No Undisclosed Material Liabilities. As of the date hereof, there are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

           (a) liabilities or obligations provided for in the Company Balance Sheet or disclosed in the notes thereto;

           (b) other liabilities or obligations, which would not, individually or in the aggregate, have a material adverse effect on the Company; and

           (c)  liabilities or obligations under this Agreement.

               Section 3.12. Compliance with Laws and Court Orders. The Company and each of its subsidiaries is and has been in compliance with, and to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company.

               Section 3.13. Litigation. Except as set forth in the Company SEC Filings prior to the date hereof, there is no action, suit, investigation, audit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would, individually or in the aggregate, have a material adverse effect on the Company.

               Section 3.14. Finder's Fees. Except for Lehman Brothers, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

               Section 3.15. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have a material adverse effect on the Company, (i) all tax returns, statements, reports and forms (collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and its subsidiaries and each affiliated, combined, consolidated or unitary group of which the Company is a member are true, correct and complete and have been filed in accordance with all applicable laws; (ii) the Company and its subsidiaries have timely paid all taxes shown as due and payable on the Company Returns that have been so filed (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet) and, as of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its subsidiaries; (iii) the Company and its subsidiaries have made adequate provision in accordance with GAAP for all taxes payable by the Company and its subsidiaries for which no Company Return has yet been filed; (iv) the charges, accruals and reserves for taxes with respect to the Company and its subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its subsidiaries in respect of any tax where there is a reasonable possibility of an adverse determination; (vi) neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (vii) neither the Company nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent.

               Section 3.16. Employees Benefit Plans. (a) Prior to the date hereof, the Company has provided Parent with a list identifying each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of the Company or any of its affiliates (as defined in Section 10.14) and each material plan or arrangement, (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its affiliates and covers any employee or director or former employee or director of the Company or any of its affiliates, or under which the Company or any of its affiliates has any liability. Such plans are referred to collectively herein as the "Company Employee Plans".

           (b) Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, order, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the Company.

           (c) Neither the Company nor any affiliate of the Company has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

           (d) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

           (e) No director or officer or other employee of the Company or any of its subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

           (f) Except as set forth in the Company SEC Filings prior to the date hereof, no Company Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its subsidiaries.

           (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

               Section 3.17. Environmental Matters. (a) Except as set forth in the Company SEC Filings prior to the date hereof and except as would not, individually or in the aggregate, have a material adverse effect on the Company,

                 (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

                (ii) the Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and

               (iii) there are no liabilities of or relating to the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

           (b)  The following terms shall have the meaning set forth below:

               "Company" and "its subsidiaries" shall, for purposes of this Section, include any entity which is, in whole or in part, a corporate predecessor of the Company or any of its subsidiaries.

               "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety or the environment and arising from the use, presence, disposal, discharge or release of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

               "Environmental Permits" means, with respect to any person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such person as currently conducted.

               Section 3.18.  Purchase Accounting Treatment.   The Company
intends that the Merger be accounted for under the "purchase" method of accounting.

               Section 3.19. Opinion of Financial Advisor. The Company's Board of Directors has received the opinion of Lehman Brothers, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and such opinion has not been withdrawn.

               Section 3.20. Patents and Other Proprietary Rights. The Company and its subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, and other proprietary rights and processes of which the Company is aware that are material to its business as now conducted (collectively the "Company Intellectual Property Rights"). Except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company, (a) the Company and its subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Company Intellectual Property Rights and (b) none of the licenses included in the Company Intellectual Property Rights purports to grant sole or exclusive licenses to another person including, without limitation, sole or exclusive licenses limited to specific fields of use. To the best of the Company's knowledge, the patents owned by the Company and its subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and its subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not, individually or in the aggregate, have a material adverse effect on the Company. The Company has no knowledge of any infringement by any other person of any of the Company Intellectual Property Rights, and the Company and its subsidiaries have not, to the Company's knowledge, entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company. To the best of the Company's knowledge, the Company and its subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither the Company nor any of its subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company. Except for such matters as would not, individually or in the aggregate, have a material adverse effect in the Company, the Company and its subsidiaries have not been sued for infringing any intellectual property right of another person. None of the Company Intellectual Property Rights or other know-how relating to the business of the Company and its subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any affiliate thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

               Section 3.21. Antitakeover Statutes and Rights Agreement. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, and neither the provisions of Chapter 110C, 110D, or 110F of the Massachusetts General Laws nor any other antitakeover or similar statute or regulation applies to the transactions contemplated hereby. The Company has taken all action necessary to render the Rights issued pursuant to the terms of the Company's Rights Agreement inapplicable to the Merger, this Agreement, and the other transactions contemplated hereby.


                                 ARTICLE 4
                 Representations and Warranties of Parent

               Parent represents and warrants to the Company that, except for inaccuracies in the representations and warranties resulting from compliance by Parent with any of its obligations under this Agreement or actions taken by the Company in accordance with Sections 7.01 or 7.02, and except as disclosed in the Parent Schedule of Exceptions or the Parent SEC Filings (as defined herein) filed prior to the date hereof:

               Section 4.1. Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Parent has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent as currently in effect. From the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

               Section 4.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary.

               Section 4.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Articles of Merger in accordance with the MBCL, (b) compliance with any applicable requirements of the HSR Act, the 1933 Act, the 1934 Act, foreign or state securities or Blue Sky laws and the EC Merger Regulation, and (c) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Parent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

               Section 4.4. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Parent or the articles of organization or bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its subsidiaries or to a loss of any benefit to which Parent or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or any of its subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its subsidiaries except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

               Section 4.5. Capitalization. (a) The authorized capital stock of Parent consists of 3,000,000,000 shares of Parent Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). No shares of Parent Preferred Stock have been issued. As of December 31, 1997 (adjusted to reflect the two-for-one stock split with a record date of December 31, 1997) there were outstanding 1,518,576,494 shares of Parent Common Stock, 3,337,354 shares of Parent Common Stock held as treasury shares, options to purchase an aggregate of 117,172,850 shares of Parent Common Stock and warrants to purchase an aggregate of 1,050,000 shares of Parent Common Stock. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section and except for changes since December 31, 1997 resulting from the transactions contemplated hereby, the exercise of stock options or the grant of stock-based compensation to directors or employees or from the issuance of stock in connection with a merger or other acquisition or business combination determined by Parent's Board of Directors to be in the best interests of Parent and its stockholders, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. There are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or
(iii) above.

           (b) The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof is not subject to any preemptive or other similar right.

           (c) The authorized capital stock of Merger Subsidiary consists of 100,000 shares of common stock, par value $0.01 per share, of which 100 shares are outstanding. All outstanding shares of capital stock of Merger Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.

               Section 4.6. Subsidiaries. (a) Each subsidiary of Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on Parent. Each subsidiary of Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Parent. All material subsidiaries of Parent and their respective jurisdictions of incorporation are identified in Parent's annual report on Form 10-K for the fiscal year ended December 31, 1996 ("Parent 10-K").

           (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each material subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the 1933 Act. Except as set forth in this Section, there are no outstanding
(i) shares of capital stock or other voting securities or ownership interests in any of Parent's subsidiaries, (ii) securities of Parent or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries or
(iii) options or other rights to acquire from Parent or any of its subsidiaries, or other obligation of Parent or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of Parent's subsidiaries. There are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above.

               Section 4.7. SEC Filings. (a) Parent has delivered to the Company (i) its annual report on Form 10-K for its fiscal year ended December 31, 1996, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1996, (iii) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent's stockholders held since December 31, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1996 (the documents referred to in this Section 4.07(a) being referred to collectively as the "Parent SEC Filings"). The Parent's quarterly report on Form 10-Q for its fiscal quarter ended September 30, 1997 is referred to herein as the "Parent 10-Q".

           (b) As of its filing date, each Parent SEC Filing complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

           (c) As of its filing date, each Parent SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (d) Each such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               Section 4.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Filings fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of September 30, 1997 set forth in the Parent 10-Q and "Parent Balance Sheet Date" means September 30, 1997.

               Section 4.9. Disclosure Documents. (a) The registration statement of Parent to be filed with the SEC with respect to the offering of Parent Common Stock in connection with the Merger (the "Registration Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, if applicable, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent or Merger Subsidiary by the Company for use therein.

           (b) None of the information furnished to the Company for use in (or incorporation by reference in) the Company Proxy Statement or any amendment or supplement thereto will contain, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company or at the time the stockholders vote on the approval and adoption of this Agreement, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

               Section 4.10. Absence of Certain Changes. Since the Parent Balance Sheet Date, the business of Parent and its subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been:

           (a) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a material adverse effect on Parent (other than adverse effects resulting from the execution and performance of this Agreement, changes in general economic conditions or general changes in the computer industry);

           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent other than Parent's quarterly cash dividend, or any repurchase, redemption or other acquisition by Parent or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Parent or any of its subsidiaries;

           (c) any change in any method of accounting, method of tax accounting, or accounting practice by Parent or any of its subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X promulgated under the 1934 Act;

           (d) as of the date hereof, any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Parent or any of its subsidiaries which would, individually or in the aggregate, have a material adverse effect on Parent; or

           (e) any material labor dispute, other than routine individual grievances, or, to the knowledge of Parent, any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at the Parent Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

               Section 4.11. No Undisclosed Material Liabilities. As of the date hereof, there are no liabilities of Parent or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

           (a) liabilities or obligations provided for in the Parent Balance Sheet or disclosed in the notes thereto;

           (b) other liabilities or obligations, which would not, individually or in the aggregate, have a material adverse effect on Parent; and
           (c)  liabilities or obligations under this Agreement.

               Section 4.12. Compliance with Laws and Court Orders. Parent and each of its subsidiaries is and has been in compliance with, and to the knowledge of Parent, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent.

               Section 4.13. Litigation. Except as set forth in the Parent SEC Filings prior to the date hereof, there is no action, suit, investigation, audit, or proceeding pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would, individually or in the aggregate, have a material adverse effect on Parent.

               Section 4.14.  Finder's Fees.  Except for Greenhill & Co.
L.L.C. and Morgan Stanley & Co. Incorporated, a copy of whose respective engagement agreements have been provided to the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

               Section 4.15. Taxes. Except as set forth in the Parent Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have a material adverse effect on Parent,
(i) all tax returns, statements, reports and forms (collectively, the "Parent Returns") required to be filed with any taxing authority by, or with respect to, Parent and its subsidiaries and each affiliated, combined, consolidated or unitary group of which Parent is a member are true, correct and complete and have been filed in accordance with all applicable laws; (ii) Parent and its subsidiaries have timely paid all taxes shown as due and payable on the Parent Returns that have been so filed (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Parent Balance Sheet) and, as of the time of filing, the Parent Returns correctly reflected facts regarding the income, business, assets, operations, activities and the status of Parent and its subsidiaries; (iii) Parent and its subsidiaries have made adequate provision in accordance with GAAP for all taxes payable by Parent and its subsidiaries for which no Parent Return has yet been filed;
(iv) the charges, accruals and reserves for taxes with respect to Parent and its subsidiaries reflected on Parent Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Parent or any of its subsidiaries in respect of any tax where there is a reasonable possibility of an adverse determination; (vi) neither the Parent nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and
(vii) neither the Parent nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Parent was the common parent.

               Section 4.16. Employee Benefit Plans. (a) Each Parent Employee Plan, as hereinafter defined, has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, order, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on Parent. For purposes of this Agreement, "Parent Employee Plan" shall mean each material "employee benefit plan" as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each plan or arrangement, (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Parent or any affiliate of Parent and covers any employee or director or former employee or director of Parent or any affiliate of Parent or under which Parent or any affiliate of Parent has any liability.

           (b) At no time has Parent or any person who was at that time an affiliate of Parent maintained an employee benefit plan subject to Title IV of ERISA.

           (c) Each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

           (d) Except as disclosed in writing to the Company prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its affiliates relating to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining such Parent
Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Parent Balance Sheet Date.

           (e) No director or officer or, to the knowledge of Parent, other employee of Parent or any of its subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of Parent or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

               Section 4.17. Environmental Matters. Except as set forth in the Parent SEC Filings prior to the date hereof and except as would not, individually or in the aggregate, have a material adverse effect on Parent,

                 (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

                (ii) Parent is and has been in compliance with all Environmental Laws and all Environmental Permits; and

               (iii) there are no liabilities of or relating to Parent or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

               "Parent" and "its subsidiaries" shall, for purposes of this Section, include any entity which is, in whole or in part, a corporate predecessor of Parent or any of its subsidiaries.

               Section 4.18. Purchase Accounting Treatment. Parent intends that the Merger be accounted for under the "purchase" method of accounting.

               Section 4.19. Opinion of Financial Advisor. Parent's Board of Directors has received the opinion of Greenhill & Co. L.L.C. and the opinion of Morgan Stanley & Co. Incorporated, financial advisors to Parent, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent's stockholders from a financial point of view, and such opinion has not been withdrawn.

               Section 4.20. Patents and Other Proprietary Rights. (a) Parent and its subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, and other proprietary rights and processes of which the Parent is aware that are material to its business as now conducted (collectively the "Parent Intellectual Property Rights"). Except for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent, (a) Parent and its subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Parent Intellectual Property Rights and (b) none of the licenses included in the Parent Intellectual Property Rights purports to grant sole or exclusive licenses to another person, including, without limitation, sole or exclusive licenses limited to specific fields of use. To the best of Parent's knowledge, the patents owned by Parent and its subsidiaries are valid and enforceable and any patent issuing from patent applications of Parent and its subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not, individually or in the aggregate, have a material adverse effect on Parent. Parent has no knowledge of any infringement by any other person of any of the Parent Intellectual Property Rights, and Parent and its subsidiaries have not, to Parent's knowledge, entered into any agreement to indemnify any other party against any charge of infringement of any of the Parent Intellectual Property Rights, except for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent. To the best of Parent's knowledge, Parent and its subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither Parent nor any of its subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person, except for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent. Except for such matters as would not, individually or in the aggregate, have a material effect on Parent, Parent and its subsidiaries have not been sued for infringing any intellectual property right of another person. None of the Parent Intellectual Property Rights or other know-how relating to the business of Parent and its subsidiaries, the value of which to Parent is contingent upon maintenance of the confidentiality thereof, has been disclosed by Parent or any affiliate thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.


                                 ARTICLE 5
                         Covenants of the Company

               The Company agrees that:

               Section 5.1. Conduct of the Company. The Company agrees that from the date hereof until the Effective Time, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), as set forth in the Company Schedule of Exceptions or as contemplated by this Agreement, the Company and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing and subject to the exceptions set forth in the preceding sentence, from the date hereof until the Effective Time:

           (a) the Company will not adopt or propose any change in its Articles of Organization or bylaws;

           (b) the Company will not, and will not permit any of its subsidiaries to, merge or consolidate with any other person or acquire a material amount of assets of any other person;

           (c) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

           (d) the Company will not, and will not permit any of its subsidiaries, to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at the Effective Time;

           (e) except in the ordinary course consistent with past practice, the Company will not, and will not permit any of its subsidiaries to enter into any licensing agreement or other similar arrangement with respect to any Company Intellectual Property Right;

           (f) the Company will not, and will not permit any of its subsidiaries to, (i) grant any severance or termination pay to any current or former employee, officer or director of the Company or any of its subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company or any of its subsidiaries, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company or any of its subsidiaries, or (v) increase compensation, bonus or other benefits payable to any current or former director, officer or employee of the Company or any of its subsidiaries, without the prior written consent of the Parent;

           (g) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

               Section 5.2. Stockholder Meeting; Proxy Material. (a) The Company shall, in accordance with applicable law and the Articles of Organization and bylaws of the Company, cause a meeting of its common stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement. In connection with such meeting, the Company will
(i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the necessary approvals by its common stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting. The Company may, if it receives a bona fide unsolicited Acquisition Proposal (as defined herein), delay the filing or mailing, as the case may be, of the Company Proxy Statement or delay the holding of the Company Stockholder Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the Company's Board of Directors to consider such Acquisition Proposal and to disseminate its recommendation with respect to such Acquisition Proposal to the Company's stockholders a reasonable period of time prior to the Company Stockholder Meeting.

           (b) Except as provided in the next sentence, the Board of Directors of the Company shall recommend approval and adoption of this Agreement by the Company's stockholders. The Board of Directors of the Company shall be permitted to withdraw or modify in a manner adverse to Parent its recommendation to its stockholders, but only if and to the extent that (i) an Acquisition Proposal has been made prior to the time that the Board of Directors of the Company determines to withdraw or modify its recommendation,
(ii) the Board of Directors of the Company reasonably concludes in good faith based on advice from its outside counsel that failure to make such withdrawal or modification would present a reasonable probability of violating the fiduciary duties of the Board of Directors under applicable law, and (iii) the Company shall have delivered to Parent, at least one business day prior to such withdrawal or modification, a written notice advising Parent that the Company has received an Acquisition Proposal, identifying the person making such an Acquisition Proposal, setting forth the material terms and conditions of the Acquisition Proposal and indicating that the Board of Directors proposes to withdraw or modify its recommendation.

               Section 5.3. Other Offers. From the date hereof until the termination hereof, the Company and its subsidiaries will not, the Company will cause the officers and directors of the Company and any of its subsidiaries not to, and the Company will use reasonable best efforts to cause the financial or legal advisors of the Company and its subsidiaries not to, directly or indirectly, (i) take any action (including, without limitation, redeeming Rights issued pursuant to the Rights Agreement or amending or modifying in any respect the Rights Agreement to facilitate an Acquisition Proposal) to solicit, initiate or knowingly encourage any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that may be considering making, or has made, an Acquisition Proposal; provided, however, that the Company may engage in negotiations with, disclose nonpublic information relating to the Company and any of its subsidiaries and afford access to the properties, books and records of the Company and any of its subsidiaries to, any person who has made an Acquisition Proposal and take such other actions as are customarily undertaken in connection with the negotiation and evaluation and shareholder considerations as contemplated by the final sentence of Section 5.02(b) of an Acquisition Proposal if the Board of Directors of the Company reasonably concludes in good faith based on advice from its outside counsel that the failure to take such action would present a reasonable probability of violating the fiduciary duties of the Board of Directors under applicable law and, in such case, may also redeem Rights issued pursuant to the Rights Agreement or amend or modify in any respect the Rights Agreement to permit another person to effect an Acquisition Proposal; provided further that, prior to any such negotiations, disclosure of nonpublic information, affording of access or taking of other related actions, such person enters into an agreement with the Company on terms substantially identical to the terms of the Confidentiality Agreements as in effect on the date hereof. The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal or request for information) notify Parent in writing of the receipt of any Acquisition Proposal or request for information (which notice shall identify the person making the Acquisition Proposal or request and set forth the material terms and conditions thereof). The Company will keep Parent fully informed of the status and details of any Acquisition Proposal and any request for information. The Company shall, and shall cause its subsidiaries and the directors, officers and financial and legal advisors of the Company and its subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted heretofore with respect to any Acquisition Proposal. Notwithstanding any provision of this Section, nothing in this Section shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal by a third party to the extent required under the 1934 Act or from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors with the advice of outside counsel, is required under applicable law; provided that nothing in this sentence shall affect the obligations of the Company and its Board of Directors under any other provision of this Agreement. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, consolidation or other business combination involving the Company or any of its subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.


                                 ARTICLE 6
                            Covenants of Parent

               Parent agrees that:

               Section 6.1. Conduct of Parent. Parent agrees that from the date hereof until the Effective Time, Parent and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except with the prior written consent of the Company (which shall not be unreasonably withheld or delayed), as disclosed in the Parent Schedule of Exceptions or as contemplated by this Agreement, from the date hereof until the Effective Time:

           (a) Parent will not adopt or propose any change in its certificate of incorporation or bylaws;

           (b) Parent will not, and will not permit any of its subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any material respect at the Effective Time; and

           (c) Parent will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

               Section 6.2. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

               Section 6.3. Voting of Shares. Parent agrees to vote all shares of Company Common Stock beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

               Section 6.4. Director and Officer Liability. Parent agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company as provided in its Articles of Organization or bylaws or in any agreement disclosed in writing to Parent prior to the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years after the Effective Time, Parent will and will cause the Surviving Corporation to indemnify and hold harmless the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence. For six years after the Effective Time, Parent shall and shall cause the Surviving Corporation to maintain in effect the Company's directors' and officers' liability insurance covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

               Section 6.5. Registration Statement; Form S-8. Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement (and Registration Statements on Form S-8 as necessary to register shares of Parent Common Stock underlying Substitute Options), and shall use its reasonable best efforts to cause the Registration Statement (and such Registration Statements on Form S-8) to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger or pursuant to Substitute Options.

               Section 6.6. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (and the shares of Parent Common Stock underlying Substitute Options) to be listed on the NYSE, subject to official notice of issuance.

               Section 6.7. Employee Benefits. Parent will implement the arrangements previously agreed by the Company and Parent in writing and the Company (with Parent's prior written consent) shall prior to the Effective Time formalize such arrangements. Except with respect to the arrangements contemplated by the prior sentence and subject to Sections 1.06 through 1.08, Parent agrees to continue each of the Company's various compensation and benefit plans through June 30, 1998. Parent agrees (1) to work with the Company's management with respect to an appropriate transition of compensation and benefit programs for subsequent periods, and (2) to recognize service with the Company and its subsidiaries as service with Parent for all applicable purposes under any compensation or benefit plan of Parent in which any employee of the Company or any of its subsidiaries participates.

               Section 6.8. Board Candidate. Parent agrees that, immediately following the Effective Time, it will (a) increase the size of its Board of Directors (the "Parent Board") by one, and (b) cause, subject to the following sentence, the candidate recommended by the Company's Board of Directors immediately prior to the Effective Time (the "Company Candidate") to be elected as a member of the Parent Board. The Company Candidate shall (i) be "independent" as such term is applied under the corporate governance standards of the Parent Board and (ii) be otherwise satisfactory to Parent, in its reasonable judgment. Such candidate shall continue to serve as a director of Parent until the first Annual Meeting of the Parent next following the Effective Time, and, subject to meeting Parent's corporate governance standards applicable to all director nominees, shall be nominated for reelection (to serve one additional one-year term) at such Annual Meeting by the Parent Board.


                                 ARTICLE 7
                    Covenants of Parent and the Company

               The parties hereto agree that:

               Section 7.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

               Section 7.2. Filings; Other Action. (a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with one another in (A) connection with the preparation of the Company Proxy Statement and the Registration Statement, (B) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (C) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals (including, without limitation, those required, if any, to comply with the Connecticut Hazardous Waste Establishment Transfer Act and the New Jersey Industrial Site Recovery Act), and (iii) subject to Section 7.02(b), use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

           (b) Parent and the Company agree to take or cause to be taken the following actions: (i) provide promptly to governmental entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; and (ii) without in any way limiting the provisions of Section 7.02(b)(i) above, file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof, and thereafter use its reasonable best efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act. Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 7.02(b). The Company and Parent agree to use its reasonable best efforts to ensure that all meetings and reasonable efforts to ensure that all telephonic calls with a Government Antitrust Entity regarding the transactions contemplated hereby or any of the matters described in this Section 7.02(b) shall include representatives of each of the Company and Parent. Notwithstanding any other provision of this Agreement to the contrary, (i) in connection with seeking such approval of a Governmental Antitrust Entity, neither party shall be obligated to commit to any divestiture transaction and neither party shall be required to agree to sell or hold separate, before or after the Effective Time, any of the Company's or Parent's (or any of their respective subsidiaries') businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets, or take any other action if such divestiture, such restrictions or such other actions would, individually or in the aggregate, materially adversely affect Parent and the Company, taken as a whole, and (ii) no failure to obtain termination of the waiting period under the HSR Act shall be deemed to be a breach hereunder by Parent or the Company.

               Section 7.3. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

               Section 7.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

               Section 7.5. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other party hereto of:

           (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

           (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

           (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12, 3.13, 3.17, 4.12, 4.13 or 4.17 (as the case may be) or that relate to the consummation of the transactions contemplated by this Agreement.

               Section 7.6. Affiliates. The Company shall, prior to the Effective Time, deliver to Parent a letter identifying all known persons who are, at the time of the Company Stockholder Meeting, in the Company's reasonable judgment, "affiliates" of the Company under Rule 145 of the 1933 Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to obtain a written agreement in customary form from each person who may be so deemed as soon as practicable and, in any event, prior to the Effective Time.

               Section 7.7.  Access to Information; Confidentiality.  (a)
From the date hereof until the Effective Time, the Company and Parent will give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, furnish to the other party and its representatives such financial and other data and information as such party and its representatives may reasonably request and instruct its own employees and representatives (including, without limitation, insurance agents and underwriters) to cooperate with the other party in its investigations. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and Parent, as the case may be. No investigation pursuant to this Section shall affect any representation or warranty made by any party hereunder.

           (b) All information obtained by Parent or the Company pursuant to this Section shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the two Confidentiality Agreements, dated December 1, 1997 between Parent and the Company (the "Confidentiality Agreements").


                                 ARTICLE 8
                         Conditions to the Merger

               Section 8.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

           (a) this Agreement shall have been approved and adopted by the requisite affirmative vote of the holders of Company Common Stock in accordance with the Company's Articles of Organization and the MBCL;

           (b) any applicable waiting period under the HSR Act and the EC Merger Regulation relating to the Merger shall have expired or been terminated;

           (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the Merger;

           (d) the Registration Statement shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

           (e) the shares of Parent Common Stock to be issued in the Merger (as well as the shares of Parent Common Stock to be issued upon exercise of Substitute Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

               Section 8.2. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:
the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and Parent shall have received a certificate signed by an executive officer of the Company (which certificate shall not impose any personal liability on such officer) to the foregoing effect.

               Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and the Company shall have received a certificate signed by an executive officer of Parent (which certificate shall not impose any personal liability on such officer) to the foregoing effect.


                                 ARTICLE 9
                                Termination

               Section 9.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the Board of Directors of the Company or Parent or the stockholders of the Company):

           (a)  by mutual written agreement of the Company and Parent;

           (b)  by either the Company or Parent, if

                 (i) the Merger has not been consummated on or before November 1, 1998; provided that the right to terminate this Agreement pursuant to this clause 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

                (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any party from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 9.01(b)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree; or

               (iii) the Common Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof; or

           (c) by Parent, if (x) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or (y) there shall have been any material breach of any provision of Section 5.02(a) or 5.03.

               The party desiring to terminate this Agreement pursuant to this
Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

               Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Sections 7.07(b), 10.04, 10.05, 10.06, 10.07 and
10.08 shall survive the termination hereof and (ii) no such termination shall release any party of any liabilities or damages resulting from any willful or grossly negligent breach by that party of any provision of this Agreement.


                                ARTICLE 10
                               Miscellaneous

               Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

               if to Parent or Merger Subsidiary, to:

                  J. David Cabello, Esq.
                  Senior Vice President
                  General Counsel and Secretary
                  Compaq Computer Corporation
                  20555 SH 249
                  Houston, TX 77070
                  Fax: 281-518-8209

            with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Fax: (212) 450-4800
                  Attention:  Chris Mayer, Esq.

            if to the Company, to:

                  Thomas C. Siekman, Esq.
                  Senior Vice President and General Counsel
                  Digital Equipment Corporation
                  111 Powder Mill Road
                  Maynard, MA 01754-1499
                  Fax: (978) 493-7374

            with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Fax: (212) 735-2000
                  Attention: Roger S. Aaron, Esq.

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

               Section 10.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the agreements set forth in Sections 6.04, 6.07, 6.08, 7.07(b), 10.05, 10.06, 10.07 and 10.08.

               Section 10.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the holders of Company Common Stock, no such amendment or waiver shall, without the further approval of such stockholders, reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 10.4. Expenses. (a) Except as otherwise provided in this Section, and except for all transfer taxes which shall be paid by the Company, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

           (b) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $240 million (the "Termination Fee") if:

                 (i)  this Agreement is terminated by Parent pursuant to
     Section 9.01(c);

                (ii) (A) prior to the termination of this Agreement, a bona fide Acquisition Proposal is commenced, publicly proposed or publicly disclosed and (B) this Agreement is terminated by the Company pursuant to Section 9.01(b)(i) or by the Company or Parent pursuant to Section 9.01(b)(iii); or

               (iii)  (A) this Agreement is terminated by Parent pursuant to
Section 9.01(b)(i), (B) the Company Stockholder Meeting shall not have been held prior to the date of such termination, and (C) the Company shall have delayed the holding of the Company Stockholder Meeting pursuant to the final sentence of Section 5.02.

The Company shall pay the Termination Fee promptly, but in no event later than two business days, after the termination of this Agreement pursuant to clause (i), (ii) or (iii) above. Notwithstanding the previous sentence, in the event of a termination of the Agreement by Parent pursuant to clause
(ii) or (iii) above, 50% of the Termination Fee shall be payable at the time set forth in the immediately preceding sentence and 50% of the Termination Fee shall be payable concurrently with the consummation of a Significant Acquisition Proposal within 12 months of the termination of this Agreement. "Significant Acquisition Proposal" means an Acquisition Proposal involving the acquisition of at least 50% of the Company Common Stock or at least 50% of the assets of the Company.

           (c) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to Parent's reasonable expenses incurred in connection with this transaction (but not to exceed $25 million) if (x) this Agreement shall have been terminated pursuant to Section 9.01(b)(i), (y) any representation or warranty made by the Company in this Agreement shall not have been true and correct as of the date hereof, and (z) the condition in
Section 8.02 relating to representations and warranties shall not have been satisfied; provided, however, that in no event shall any payment be due pursuant to this subsection (c) in the event that a Termination Fee is payable pursuant to subsection (b) above. Such payment shall be made promptly, and in no event later than two business days, after such termination.

           (d) Parent agrees to pay the Company in immediately available funds by wire transfer an amount equal to the Company's reasonable expenses incurred in connection with this transaction (but not to exceed $25 million) if (x) this Agreement shall have been terminated pursuant to Section 9.01(b)(i), (y) any representation or warranty made by Parent in this Agreement shall not have been true and correct as of the date hereof, and (z) the condition in Section
8.03 relating to representations and warranties shall not have been satisfied. Such payment shall be made promptly, and in no event later than two business days, after such termination.

               Section 10.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

               Section 10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, except that the Merger shall be governed by the law of Massachusetts.

               Section 10.7. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York, Borough of Manhattan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

               Section 10.8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

               Section 10.9. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except for Sections 1.06, 1.07, 1.08 and 6.07, which shall not be effective until the Effective Time, no provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               Section 10.10. Entire Agreement. This Agreement and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

               Section 10.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

               Section 10.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

               Section 10.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

               Section 10.14.  Definition and Usage.  (a)  For purposes of this
Agreement:

               "affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.

               "knowledge" of any person which is not an individual means the knowledge of such person's officers after reasonable inquiry.

               "material adverse effect" means, when used in connection with Parent or the Company, any change, effect, event, occurrence or state of facts that has had, or would reasonably be expected to have, a material adverse effect on the business, operations, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be.

               "officer" means any executive officer of Parent or the Company, as applicable, within the meaning of Rule 3b-7 of the 1934 Act.

               "person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "subsidiary" means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.

               "taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

               A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

           (b) Each of the following terms is defined in the Section set forth below:

1933 Act............................................................3.3
1934 Act............................................................3.3
Acquisition Proposal................................................5.3
Articles of Merger...............................................1.1(b)
Cash Consideration...............................................1.3(a)
Certificates.....................................................1.5(a)
Closing............................................................1.13
Closing Date.......................................................1.13
Code................................................................1.6
Common Stock Consideration.......................................1.3(a)
Common Stockholder Approval.........................................1.2
Company 10-K.....................................................3.6(a)
Company 10-Q.................................................3.7(a)(iv)
Company Balance Sheet...............................................3.8
Company Balance Sheet Date..........................................3.8
Company Candidate...................................................6.8
Company Common Stock................................................1.2
Company Employee Plans..........................................3.16(a)
Company Intellectual Property Rights................................3.2
Company Preferred Stock..........................................1.3(c)
Company Proxy Statement..........................................3.9(a)
Company Returns....................................................3.15
Company SEC Filings..........................................3.7(a)(iv)
Company Stock....................................................1.3(c)
Company Stockholder Meeting......................................5.2(a)
Confidentiality Agreements.......................................7.7(b)
Deposit Agreement................................................1.3(b)
Dissenting Holder................................................1.4(a)
EC Merger Regulation................................................3.3
Effective Time...................................................1.1(b)
Environmental Laws..............................................3.17(b)
Environmental Permits...........................................3.17(b)
ERISA...........................................................3.16(a)
Exchange Agent...................................................1.5(a)
Exchange Agent Agreement............................................1.1
GAAP................................................................3.8
Government Antitrust Entity.....................................7.02(b)
HSR Act.............................................................3.3
Indemnified Parties.................................................6.4
Lien................................................................3.4
MBCL.............................................................1.1(a)
Merger..............................................................1.1
Merger Consideration.............................................1.3(a)
NYSE................................................................1.1
Parent 10-K......................................................4.6(a)
Parent 10-Q..................................................4.7(a)(iv)
Parent Balance Sheet................................................4.8
Parent Balance Sheet Date...........................................4.8
Parent Board........................................................6.8
Parent Common Stock..............................................1.3(a)
Parent Employee Plan...............................................4.16
Parent Intellectual Property Rights.................................4.2
Parent Preferred Stock...........................................4.5(a)
Parent Returns.....................................................4.15
Parent SEC Filings...........................................4.7(a)(iv)
Registration Statement...........................................4.9(a)
Rights...........................................................1.3(a)
Rights Agreement.................................................1.3(a)
SEC..........................................................3.7(a)(iv)
Significant Acquisition Proposal................................10.4(b)
Substitute Option...................................................1.6
Superior Proposal...................................................5.3
Surviving Corporation............................................1.1(a)
Termination Date....................................................1.7
Termination Fee....................................................10.4


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their respective authorized officers as of the day and year first above written.

                                       DIGITAL EQUIPMENT CORPORATION


                                       By: /s/ Robert B. Palmer
                                           --------------------------------
                                           Robert B. Palmer
                                           Chairman of the Board, President
                                              and Chief Executive Officer


                                       By: /s/ Vincent J. Mullarkey
                                           --------------------------------
                                           Vincent J. Mullarkey
                                           Senior Vice President, Finance,
                                              Chief Financial Officer and
                                              Assistant Treasurer



                                       COMPAQ COMPUTER CORPORATION


                                       By: /s/ Eckhard Pfeiffer
                                           --------------------------------
                                           Eckhard Pfeiffer
                                           President and Chief Executive
                                              Officer



                                       COMPAQ MERGER, INC.


                                       By: /s/ John T. Rose
                                           --------------------------------
                                           John T. Rose
                                           President


                                       By: /s/ Ben K. Wells
                                           --------------------------------
                                           Ben K. Wells
                                           Treasurer


                                                                       ANNEX B


                       Letterhead of LEHMAN BROTHERS

                                                   January 25, 1998


Board of Directors
Digital Equipment Corporation
111 Powdermill Road
Maynard, MA  01754


Members of the Board:

     We understand that the Board of Directors of Digital Equipment Corporation ("Digital" or the "Company") proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Compaq Computer Corporation ("Compaq") and Compaq Merger, Inc., a wholly-owned subsidiary of Compaq ("Merger Subsidiary"), pursuant to which Merger Subsidiary will be merged (the "Proposed Transaction") with the Company and each outstanding share of common stock of Digital ("Digital Common Stock") will be exchanged for 0.945 shares of common stock of Compaq ("Compaq Common Stock") and $30.00 in cash (the "Merger Consideration"). We further understand that all outstanding options to purchase shares of common stock of Digital will be exchanged for options to purchase shares of common stock of Compaq at an exchange ratio based upon the then current market price of Compaq Common Stock. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of Digital Common Stock, of the Merger Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Compaq that we believe to be relevant to our analysis, including filings with the Securities and Exchange Commission through January 21, 1998, (3) financial and operating information with respect to the business, operations and prospects of the Company and Compaq furnished to us by the Company and Compaq, (4) trading histories of Digital Common Stock and Compaq Common Stock from January 22, 1993 to January 23, 1998 and a comparison of such trading histories with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company and Compaq with those of other companies that we deemed relevant, (6) publicly available estimates of the future financial performances of the Company and Compaq prepared by research analysts, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (8) the potential pro forma financial effects of the Proposed Transaction on the Company and Compaq, including the cost savings and operating synergies expected by the management of the Company to result from a combination of the businesses of the Company and Compaq. In addition, we have had discussions with the management of the Company and Compaq concerning their respective businesses, operations, assets, financial conditions and prospects and with the management of Digital concerning the operating synergies and strategic benefits expected to result from a combination of the businesses of the Company and Compaq and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and Compaq that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we relied upon such projections in arriving at our opinion. In arriving at our opinion, with the consent of the Company, we were not provided with and did not have any access to any financial forecasts or projections prepared by the management of Compaq as to the future financial performance of Compaq or the combined company, and instead, based upon indications from Compaq that it was comfortable with the range of available estimates of research analysts with respect to Compaq's future financial performance, we have assumed that the publicly available estimates of research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Compaq and that Compaq will perform substantially in accordance with such estimates. In arriving at our opinion, we also have not conducted a physical inspection of the properties and facilities of the Company or Compaq and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Compaq. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger
Consideration to be offered to the holders of Digital Common Stock in the Proposed Transaction is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and Compaq for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger Agreement.

                                        Very truly yours,

                                        LEHMAN BROTHERS



                                                                       ANNEX C


                         APPRAISAL RIGHTS STATUTE



                          Sections 85 Through 98
                                 Inclusive
                                  of the
                         Business Corporation Law
                                  of the
                       Commonwealth of Massachusetts

                               ------------


SECTION 85.  Dissenting stockholder; right to demand payment for stock;
             exception

               A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SECTION 86.  Sections applicable to appraisal; prerequisites

               If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. Statement of rights of objecting stockholders in notice of meeting; form

               The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

               "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88.  Notice of effectiveness of action objected to

               The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89.  Demand for payment; time for payment

               If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90.  Demand for determination of value; bill in equity; venue

               If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTION 91.  Parties to suit to determine value; service

               If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92.  Decree determining value and ordering payment; valuation date

               After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if not certificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION 93.  Reference to special master

               The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94.  Notation on stock certificates of pendency of bill

               On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any not certificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95.  Costs; interest

               The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96.  Dividends and voting rights after demand for payment

               Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

             (1) A bill shall not be filed within the time provided in section ninety;

             (2) A bill, if filed, shall be dismissed as to such stockholder;
     or

             (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

               Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97.  Status of shares paid for

               The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98.  Exclusive remedy; exception

               The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.


                        PROXY CARD FOR COMMON STOCK

                      SOLICITED BY BOARD OF DIRECTORS

                       DIGITAL EQUIPMENT CORPORATION

                         PROXY FOR SPECIAL MEETING

                               COMMON STOCK

      The undersigned hereby appoints Robert B. Palmer and Thomas C. Siekman, and each of them, as attorneys of the undersigned, with full power of substitution, to vote all shares of Digital Common Stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of Digital Equipment Corporation to be held on June 11, 1998, at 11:00 A.M. at The Westford Regency Inn, 219 Littleton Road, Westford, MA 01886, and at any adjournment or postponement thereof, upon the applicable matters set forth in the Proxy Statement/Prospectus for such Special Meeting. The foregoing attorneys are authorized to vote, in their discretion, upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

------------------------------------------------------------------------------


THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         To approve and adopt the Amended and Restated
         Agreement and Plan of Merger dated as of
         January 25, 1998, among Digital Equipment
         Corporation, Compaq Computer Corporation
         and Compaq Merger, Inc.      [  ] FOR   [  ] AGAINST   [  ] ABSTAIN

The undersigned plans to attend the Special Meeting [  ]


                                   Signature(s)

                                   ------------------------------------

                                   ------------------------------------

                                   Date                          , 1998
                                       --------------------------
                                   NOTE:  SIGNATURE(S) SHOULD AGREE WITH
                                   NAME(S)  AS PRINTED ON THIS PROXY.  IF
                                   SIGNING AS ATTORNEY, EXECUTOR,
                                   ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                   PLEASE GIVE YOUR FULL TITLE AS SUCH.
                                   PLEASE SIGN AND RETURN PROMPTLY IN
                                   ENCLOSED ENVELOPE.